   As filed with the Securities and Exchange Commission on August 28, 2002.


                                                     Registration No. 333-90974

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                              AMENDMENT NO. 1 TO


                                   Form S-1


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



              Plains Exploration & Production Company, L.P. /(1)/

            (Exact name of registrant as specified in its charter)

         Delaware (1)                       1311                 33-0430755
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                         500 Dallas Street, Suite 700

                             Houston, Texas 77002
                                (713) 654-1414
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Timothy T. Stephens
   Executive Vice President of Administration, Secretary and General Counsel

                         500 Dallas Street, Suite 700

                             Houston, Texas 77002
                           Telephone: (713) 739-6700
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:

              Michael E. Dillard, P.C.            Gary L. Sellers, Esq.
               Julien R. Smythe, Esq.           Simpson Thacher & Bartlett
               Richard J. Wilkie, Esq.             425 Lexington Avenue
      Akin, Gump, Strauss, Hauer & Feld, L.L.P.  New York, New York 10017
       711 Louisiana Street, Suite 1900-South   Telephone: (212) 455-2000
                Houston, Texas 77002
              Telephone: (713) 220-5800

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]



--------
(1) The registrant is currently a California limited partnership named "Plains Exploration & Production Company, L.P." which on or prior to the effective date of this registration statement will convert to a Delaware corporation named "Plains Exploration & Production Company."



    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 Subject to Completion. Dated August 28, 2002.


                                        Shares

                    Plains Exploration & Production Company

                                 Common Stock

                               -----------------

    This is an initial public offering of shares of common stock of Plains
Exploration & Production Company. All of the    shares of common stock are
being sold by Plains Exploration & Production Company.


    Prior to this offering, there has been no public market for the common stock. Plains Exploration & Production Company intends to apply to list the common stock on the New York Stock Exchange under the symbol "PXP".





    See "Risk Factors" beginning on page 10 to read about certain factors you should consider before buying shares of the common stock.


                               -----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                                                      Per Share Total
                                                                      --------- -----
Initial public offering price........................................     $       $
Underwriting discount................................................     $       $
Proceeds, before expenses, to Plains Exploration & Production Company     $       $

    To the extent that the underwriters sell more than        shares of common
stock, the underwriters have the option to purchase up to an additional shares from Plains Exploration & Production Company at the initial public offering price less the underwriting discount.

                               -----------------



                             Goldman, Sachs & Co.

                               -----------------

                         Prospectus dated      , 2002.

                                    SUMMARY


    This summary highlights information contained elsewhere in this prospectus. Although this discussion summarizes the material information contained in this prospectus, it does not contain all of the information you should consider before investing in the common stock. You should read this entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors" beginning on page 10 and the historical combined financial statements and notes included in this prospectus, before making an investment decision. In this prospectus, the terms "Plains Exploration & Production", "we", "us" and "our" refer to Plains Exploration & Production Company, L.P., its predecessor, Stocker Resources, L.P., and subsidiaries, unless otherwise stated or the context requires. Although we are currently a California limited partnership named "Plains Exploration & Production Company, L.P.", we will convert into a Delaware corporation named "Plains Exploration & Production Company" prior to the completion of this offering to facilitate this offering and our proposed spin-off. Our discussion in this prospectus assumes we have completed this conversion and changed our name. Please see page 81 for a glossary of oil and gas terms we use in this document.


                                  Our Company

    We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

   . onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit; and


   .  the Illinois Basin in southern Illinois and Indiana.



    We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. Our reserves are generally mature but underdeveloped, have produced significant volumes since initial discovery and have significant estimated remaining reserves. We opportunistically hedge portions of our oil production to manage our exposure to commodity price risk.


    The following table sets forth information with respect to our oil and gas properties as of and for the year ended December 31, 2001:


                                           California      Illinois
                                      -------------------  Basin and
                                        Onshore   Offshore   Other    Total
                                      -------     -------- --------- ------
                                              (Dollars in millions)
    Proved reserves
     MMBOE...........................  211.8/(1)/     5.0     22.5    239.3
     Percent oil.....................     93%          98%      98%      93%
    Proved developed reserves (MMBOE)  112.0          3.8     13.3    129.1
    Production (MBOE)................  6,347        1,431    1,000    8,778
    PV-10/(2)/....................... $577.7       $  6.9   $ 58.6   $643.2
    Standardized measure/(3)/........                                $384.5

--------

(1) The net cash realized from approximately 8.8 MMBOE of our proved reserves in the Los Angeles Basin properties is subject to a 50% net profits interest.

(2) Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. We have reduced the PV-10 of proved reserves of certain properties to reflect applicable abandonment costs and, with respect to the Los Angeles Basin properties, the net profits interest referenced in note 1. PV-10 represents the standardized measure before deducting estimated future income taxes. See "Glossary of Oil and Gas Terms" for a complete definition of PV-10.


(3) Estimated future income taxes are calculated on a combined basis using the statutory income tax rate, accordingly, the standardized measure is presented in total only. See "Glossary of Oil and Gas Terms" for a complete definition of standardized measure.





    During the five-year period ended December 31, 2001 we drilled 561 development wells, 558 of which were successful. During this period, we incurred aggregate oil and gas acquisition, exploitation, development and exploration costs of $442.9 million, resulting in proved reserve additions of
177.9 MMBOE, at an average reserve replacement cost of $2.49 per BOE, which we believe to be among the lowest of our peer group. During that period, approximately 99% of our oil and gas capital expenditures were for acquisition, exploitation and development activities. During that same period, the average replacement cost for large domestic exploration and production companies was $6.57 per barrel.


Our Competitive Strengths


    Quality Asset Base with Long Reserve Life. We had estimated total proved reserves of 239.3 MMBOE as of December 31, 2001, of which 93% was comprised of oil and 54% was proved developed. We have a reserve life of over 27 years and a proved developed reserve life of over 14 years. We believe our long-lived, low production decline reserve base combined with our active hedging strategy should provide us with relatively stable and recurring cash flow. As of December 31, 2001 and based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, our reserves had a PV-10 of $643.2 million and a standardized measure of $384.5 million.



    Efficient Operations with 100% Operatorship. We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. As a result, we benefit from economies of scale and control the level, timing and allocation of substantially all of our capital expenditures and expenses. We believe this gives us more flexibility than many of our peers to opportunistically pursue exploitation and development projects relating to our properties.


    Large Exploitation and Development Inventory. We have a large inventory of projects in our core areas that we believe will support at least five years of exploitation and development activity. Over the last five years, we have achieved a high success rate on these types of projects, drilling a total of 561 development wells with a 99.5% success rate. In addition, we have completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last five years have been additions to proved reserves, excluding reserves added through acquisition activities, totaling 120.6 MMBOE, or approximately 332% of cumulative net production for this period. Reserve replacement costs, excluding acquisitions, have averaged approximately $3.17 per BOE for the same period.

    Experienced and Proven Management and Operations Team. Our executive management team has an average of 20 years of experience in the oil and gas industry. The Chief Executive Officer of our parent, Plains Resources, is James Flores, who founded Flores & Rucks Incorporated, a predecessor of Ocean Energy, Inc., and was President and Chief Executive Officer of Ocean Energy from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of Ocean Energy from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. The executive management of Plains Resources is supported by a core team of 23 technical and operating managers who have worked with our properties for many years and have an average of 22 years of experience in the oil and gas industry.

Strategy

    Our strategy is to continue to grow our cash flow from operations and to use this cash flow to increase our proved developed reserves and production, acquire additional underdeveloped oil and gas properties and make other strategic acquisitions. We intend to implement our strategy as follows:


    Continue Exploitation and Development of Current Asset Base. We believe that we have a proven track record of exploiting underdeveloped properties to increase reserves and cash flow. We focus on implementing improved production practices and recovery techniques, and relatively low-risk development drilling. An example of our success in exploiting underdeveloped properties can be found in our Montebello field located in the Los Angeles, or LA, Basin. Since our acquisition of this field in March 1997, our exploitation and development activities have resulted in an increase in our net average production from approximately 930 BOE per day at the time of acquisition to approximately 2,400 BOE per day during the first six months of 2002, representing a compound annual growth rate of over 20%.


    Pursue Additional Growth Opportunities. We believe we can continue our strong reserve and production growth through the exploitation and development of our existing inventory of projects relating to our properties. We also intend to be opportunistic in pursuing selective acquisitions of oil or gas properties or exploration projects, for example, during periods of weak commodity prices. We will consider opportunities located in our current core areas of operation as well as projects in other areas in North America that meet our investment criteria.


    Maintain Long-term Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging significant portions of our oil production through the use of swaps, collars and purchased puts and calls. The level of our hedging activity depends on our view of market conditions, available hedge prices and our operating strategy. Under our hedging program, we typically hedge approximately 70-75% of our production for the current year, 40-50% of our production for the next year and up to 25% of our production for the following year. For example, as of June 30, 2002 we had hedged approximately 74% of forecasted production for the remainder of 2002, approximately 64% of forecasted production for 2003 and approximately 19% of forecasted production for 2004.


Recent Developments


  Spin-off



    Our parent is Plains Resources Inc., which, in addition to owning us, owns an aggregate 26% ownership interest in Plains All American Pipeline, L.P., or PAA, including 44% of the general partner of PAA. PAA is a publicly traded master limited partnership that is engaged in the midstream activities of marketing, transportation and terminalling of oil and marketing liquified petroleum gas. Plains Resources also owns interests in oil and gas properties in Florida, which included 17.3 MMBOE of proved oil reserves as of December 31, 2001.


    On May 22, 2002 Plains Resources received a favorable private letter ruling from the Internal Revenue Service, or IRS, stating that, for United States federal income tax purposes, a distribution by Plains Resources of the Plains Exploration & Production capital stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. We call this proposed distribution the "spin-off". Prior to completing the spin-off, we intend to seek a supplemental private letter ruling from the IRS that this offering will not affect our earlier ruling. If we complete this offering, we expect the spin-off will occur within the following twelve months. If we do not complete this offering, Plains Resources may still decide to proceed with the spin-off.

    The spin-off will, among other things:

   . generally divide Plains Resources' midstream and upstream assets into two separate platforms;

   . allow Plains Resources and us to focus corporate strategies and management teams for each business; and

   .  simplify Plains Resources' and our corporate structure.

    Any decision to pursue the spin-off is subject to obtaining a number of regulatory and contractual third-party consents and permits, including a supplemental private letter ruling from the IRS. Accordingly, we cannot provide any assurance that the spin-off will occur.


  Reorganization



    On July 3, 2002 Plains Resources contributed to us all of the capital stock of its subsidiaries that own oil and gas properties offshore California and in Illinois. As a result, we indirectly own our offshore California and Illinois properties and directly own our onshore California properties. Plains Resources and its management will continue to manage our operations under the terms of a transition services agreement. Plains Resources also contributed to us intercompany payables that we or our subsidiaries owed to it which totalled $257.7 million at June 30, 2002. We call this series of transactions our "reorganization".


    Although Plains Resources has historically owned and operated the offshore California and Illinois properties through subsidiaries, our discussion in this prospectus assumes we owned and operated these properties since the time Plains Resources acquired them. For example, if Plains Resources through our subsidiaries drilled a well in 1999 on an Illinois property, in this prospectus we will state that we drilled the well in 1999.


  Financings



    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full and unconditional basis by all of our existing and future domestic restricted subsidiaries.



    On July 3, 2002 we also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which approximately $5.1 million has been issued). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.



    We distributed the net proceeds of $195.3 million from the 8.75% Notes and $117.6 million in initial borrowings under our credit facility to Plains Resources, which used:



   . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002;



   .  $25.0 million to repay the amounts outstanding under its credit facility;
      and



   .  $0.9 million to pay fees related to its credit facility.

  Purchase of Additional Point Arguello Interest



    In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. As consideration for the transferred properties and certain of the sellers' obligations, we received $2.4 million in cash and $3.0 million for our share of revenues less costs for the period from April 1 to July 30, 2002. This transaction doubled our working interest in the Point Arguello unit to 52.6%.




Our Executive Offices


    Our principal executive offices are located at 500 Dallas Street, Suite 700, Houston Texas 77002, and our telephone number at that address is (713) 739-6700.

                                 The Offering


    The following information assumes that the underwriters do not exercise the option we granted them to purchase additional shares of common stock in this offering.


Shares offered.................................
                                                            shares

Shares to be outstanding after this offering...
                                                            shares

Shares to be held by Plains Resources after the
  offering.....................................
                                                            shares

Use of proceeds................................
                                                  We estimate that the proceeds from this
                                                  offering will be approximately $       , after
                                                  deducting fees and estimated expenses. We
                                                  intend to use a portion of these net proceeds
                                                  to repay amounts outstanding under our
                                                  revolving credit facility. We intend to use the
                                                  excess net proceeds and the borrowing
                                                  capacity under our credit facility, together with
                                                  internally generated cash flow, to pursue
                                                  development, exploitation and acquisition
                                                  activities, and for general corporate purposes.

Proposed New York Stock Exchange symbol........
                                                  PXP


                                 Risk Factors



    You should carefully consider the risks described under "Risk Factors" beginning on page 10, as well as the other information contained in this prospectus. These risks include the fact that we primarily operate onshore and offshore California, some of the most highly regulated areas in the United States. Regulatory factors could therefore delay our ability to exploit our properties in the time frame we currently anticipate. In addition, through our pursuit of additional growth opportunities we will be competing with many companies larger than ourselves with greater financial and technical resources. Our hedging strategy also may not provide us with the returns and surety of returns that we expect. If one or more of these risks occur, it could negatively impact our ability to successfully implement our business strategy.

                         SUMMARY FINANCIAL INFORMATION


   The following table sets forth our summary combined historical financial information that has been derived from (i) the audited combined statements of income and cash flows for our business for each of the years ended December 31, 2001, 2000 and 1999, (ii) the unaudited combined statements of income and cash flows for our business for the six months ended June 30, 2002 and 2001 and
(iii) our unaudited combined balance sheet as of June 30, 2002. Pro forma information reflects (i) the reorganization, (ii) our issuance of $200 million of our 8.75% senior subordinated notes due 2012, (iii) our new $300 million revolving credit facility and our initial borrowings thereunder and (iv) the distribution of the proceeds of our notes offering and our initial borrowings under our credit facility to Plains Resources. Pro forma as adjusted balance sheet data gives effect to the pro forma adjustments and this offering and the application of the net proceeds. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this prospectus. The information set forth below is not necessarily indicative of our future results.



                                              Six Months Ended June 30,           Year Ended December 31,
                                            ----------------------------  --------------------------------------
                                               Pro                           Pro
                                              Forma                         Forma
                                              2002      2002      2001      2001      2001      2000      1999
                                            --------  --------  --------  --------  --------  --------  --------
                                                        (Dollars in thousands, except per share data)
Statement of Income Data:
Revenues:
  Oil and liquids.......................... $ 81,222  $ 81,222  $ 86,756  $174,895  $174,895  $126,434  $102,390
  Gas......................................    4,578     4,578    23,518    28,771    28,771    16,017     5,095
  Other operating revenues.................       13        13       423       473       473        --        --
                                            --------  --------  --------  --------  --------  --------  --------
                                              85,813    85,813   110,697   204,139   204,139   142,451   107,485
                                            --------  --------  --------  --------  --------  --------  --------
Costs and expenses:
  Production expenses......................   35,082    35,082    30,425    63,795    63,795    56,228    50,527
  General and administrative(1)............    4,726     4,726     4,676    10,210    10,210     6,308     4,367
  Depreciation, depletion and amortization.   13,898    13,507    11,031    24,885    24,105    18,859    13,329
                                            --------  --------  --------  --------  --------  --------  --------
                                              53,706    53,315    46,132    98,890    98,110    81,395    68,223
                                            --------  --------  --------  --------  --------  --------  --------
Income from operations.....................   32,107    32,498    64,565   105,249   106,029    61,056    39,262
Other income (expense)
  Interest expense.........................  (10,798)   (9,418)   (8,548)  (21,554)  (17,411)  (15,885)  (14,912)
  Interest and other income................       36        36       422       463       463       343        87
                                            --------  --------  --------  --------  --------  --------  --------
Income before income taxes and cumulative
 effect of accounting change...............   21,345    23,116    56,439    84,158    89,081    45,514    24,437
Income tax expense.........................   (8,342)   (9,034)  (21,786)  (32,488)  (34,388)  (16,765)   (5,332)
                                            --------  --------  --------  --------  --------  --------  --------
Income before cumulative effect of
 accounting change......................... $ 13,003    14,082    34,653  $ 51,670    54,693    28,749    19,105
                                            ========                      ========
Cumulative effect of accounting change, net
 of tax benefit............................                 --    (1,522)             (1,522)       --        --
                                                      --------  --------            --------  --------  --------
Net income.................................           $ 14,082  $ 33,131            $ 53,171  $ 28,749  $ 19,105
                                                      ========  ========            ========  ========  ========
Net income per common share:
  Basic.................................... $                   $         $         $         $         $
  Diluted..................................
Weighted average common shares
 outstanding:
  Basic....................................
  Diluted..................................
Other Financial Data:
EBITDA(2).................................. $ 46,005  $ 46,005  $ 75,596  $130,134  $130,134  $ 79,915  $ 52,591
Net cash provided by operating activities..             19,776    71,619             116,808    79,464     4,609
Net cash used in investing activities......             42,358    63,167             125,880    70,871    59,362
Net cash provided by (used in) financing
 activities................................             22,576    (8,988)              8,549   (13,132)   59,690
Oil and gas capital expenditures...........             42,341    63,052             125,753    70,505    59,167


                                                  (footnotes on following page)

                                                 As of June 30, 2002
                                           --------------------------------
                                           Historical    Pro     Pro Forma
                                            Combined    Forma   As Adjusted
                                           ---------- --------  -----------
                                                    (In thousands)
     Balance Sheet Data:
     Cash and cash equivalents............  $      7  $      7      $
     Working capital......................   (18,285)  (20,398)
     Total assets.........................   522,554   527,069
     Total debt...........................   259,237   315,899
     Combined owners'/stockholders' equity   169,130   114,870

--------
(1)General and administrative expenses consist of our direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to us. We estimate that our annual general and administrative expenses will increase by approximately $3.5 million under the terms of the transition services agreement we entered into with Plains Resources in connection with the reorganization.

(2)EBITDA means earnings before interest income and expense, income taxes, depreciation, depletion and amortization and other income. EBITDA is not a measurement presented in accordance with generally accepted accounting principles, or GAAP, and should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or net income as a measure of operating results in accordance with GAAP. The definition of EBITDA used herein is consistent with the indenture with respect to our 8.75% senior subordinated notes and the credit facility entered into on July 3, 2002.


   EBITDA is presented because we believe it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and (iii) how EBITDA compares to levels of interest expense. However, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital requirements, capital expenditures or to react to changes in our industry or to the economy in general, as certain functional or legal requirements of our business may require us to use our available funds for other purposes. EBITDA, as presented herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.




   EBITDA includes amortization of hedge premiums of $0.4 million and $3.8 million for the six months ended June 30, 2002 and 2001, respectively, and $3.2 million and $0.9 million for the years ended December 31, 2001 and 2000, respectively. EBITDA is calculated as follows:



                                 Six Months Ended June 30,         Year Ended December 31,
                                 -------------------------  ------------------------------------
                                   Pro                         Pro
                                  Forma                       Forma
                                  2002      2002     2001     2001      2001      2000     1999
                                 -------  -------  -------  --------  --------  -------  -------
                                                          (In thousands)
Income before income taxes and
 cumulative effect of accounting
 change......................... $21,345  $23,116  $56,439  $ 84,158  $ 89,081  $45,514  $24,437
Interest and other income.......     (36)     (36)    (422)     (463)     (463)    (343)     (87)
Interest expense................  10,798    9,418    8,548    21,554    17,411   15,885   14,912
Depreciation, depletion and
 amortization...................  13,898   13,507   11,031    24,885    24,105   18,859   13,329
                                 -------  -------  -------  --------  --------  -------  -------
EBITDA.......................... $46,005  $46,005  $75,596  $130,134  $130,134  $79,915  $52,591
                                 =======  =======  =======  ========  ========  =======  =======

                      SUMMARY RESERVE AND PRODUCTION DATA

   The following table sets forth certain of our combined historical reserve and operating data. You should read the historical data in conjunction with our historical combined financial statements and notes included elsewhere in this prospectus. The information set forth below is not necessarily indicative of our future results.


                                  Six Months Ended
                                     June 30,         Year Ended December 31,
                                  ---------------  ------------------------------
                                   2002     2001     2001      2000       1999
                                  -------  ------- -------- ---------- ----------
                                  (Dollars in thousands, except per unit amounts)
Estimated proved reserves (at end
  of period):
 Oil (MBbl)......................                   223,293    204,387    195,213
 Gas(MMcf).......................                    96,217     93,486     90,873
       Total (MBOE)..............                   239,329    219,968    210,359
Percent oil......................                       93%        93%        93%
Percent proved developed.........                       54%        52%        52%
PV-10 (at end of period) (1).....                  $643,220 $1,304,182 $1,106,358
Standardized measure (1)(2)......                   384,467    789,438    727,286
Reserve additions (MBOE).........                    28,140     17,770     92,554
Reserve life (years).............                      27.3       27.0       27.6
Production:
 Oil (MBbl)......................   4,113    3,934    8,219      7,654      7,081
 Gas (MMcf)......................   1,719    1,627    3,355      3,042      3,163
       Total (MBOE)..............   4,399    4,205    8,778      8,161      7,608
Costs incurred:
 Exploitation and development (3) $40,656  $62,573 $123,778 $   68,186 $   54,996
 Exploration.....................      --       64      286        293        796
 Acquisition.....................   1,685      415    1,689      2,026      3,375
       Total costs incurred......  42,341   63,052  125,753     70,505     59,167
Reserve replacement cost per BOE.                  $   4.47 $     3.97 $     0.64
Industry average reserve
  replacement cost per BOE (4)...                      8.58       5.40       4.53
Reserve replacement ratio........                      321%       218%     1,216%
Average sales price per unit:
 Oil ($/Bbl)..................... $ 19.75  $ 22.05 $  21.28 $    16.52 $    14.46
 Gas ($/Mcf).....................    2.66    14.45     8.58       5.26       1.61
 BOE.............................   19.50    26.22    23.20      17.46      14.13
Expense per BOE:
 Production expenses............. $  7.97  $  7.24 $   7.27 $     6.89 $     6.64
 General and administrative......    1.07     1.11     1.16       0.77       0.57

--------



(1)Based on year-end spot market prices of: (a) $19.84 per Bbl of oil and $2.58 per Mcf of gas for 2001; (b) $26.80 per Bbl of oil and $13.70 per Mcf of gas for 2000; and (c) $25.60 per Bbl of oil and $2.37 per Mcf of gas for 1999. PV-10 represents the standardized measure before deducting estimated future income taxes.




(2)Our year-end 2001 standardized measure includes future development costs related to proved undeveloped reserves of $25.5 million in 2002, $58.9 million in 2003 and $45.2 million in 2004.


(3)Exploitation and development costs include expenditures of $58.5 million in 2001, $20.6 million in 2000 and $10.7 million in 1999 related to the development of proved undeveloped reserves included in our proved oil and gas reserves at the beginning of each year.




(4)Represents the average replacement cost for large domestic exploration and production companies.

                                 RISK FACTORS

    You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment.


                        Risks Relating to Our Business



Our substantial debt could adversely restrict our ability to operate and affect our financial condition.



    We have a substantial amount of debt and the ability to incur substantially more debt. We have a $300.0 million revolving credit facility, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of August 27, 2002 we had $92.4 million outstanding under this credit facility. In addition, in July 2002 we issued $200.0 million of 8 3/4% Senior Subordinated Notes due in 2012 which are supported by guarantees of our subsidiaries.



    We and all of our restricted subsidiaries must comply with various covenants contained in our revolving credit facility, the indenture related to our senior subordinated notes and any of our future debt arrangements which, among other things, limit the ability of us and those subsidiaries to:



   .  incur additional debt or liens;



   . make payments in respect of or redeem or acquire any debt or equity issued by us;



   .  sell assets;



   .  make loans or investments;



   .  acquire or be acquired by other companies; and



   .  amend some of our contracts.





    Our substantial debt could have important consequences to you. For example, it could:






   . increase our vulnerability to general adverse economic and industry conditions;



   . limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our debt or to comply with any restrictive terms of our debt;



   . limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and



   . place us at a competitive disadvantage as compared to our competitors that have less debt.





    In addition, if we fail to comply with the terms of any of our debt, the lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

Volatile oil and gas prices could adversely affect our financial condition and results of operations.



   Our success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended decline in the price of oil and gas below current levels will have a material adverse effect on our business operations and future revenues. Moreover, oil and gas prices depend on factors we cannot control, such as:


   . supply and demand for oil and gas and expectations regarding supply and demand;

   .  weather;

   .  actions by the Organization of Petroleum Exporting Countries, or OPEC;

   .  political conditions in other oil-producing and gas-producing countries;

   .  general economic conditions in the United States and worldwide; and

   .  governmental regulations.

   With respect to our business, prices of oil and gas will affect:

   .  our revenues, cash flows and earnings;

   . our ability to attract capital to finance our operations and the cost of such capital;

   .  the amount that we are allowed to borrow; and

   .  the value of our oil and gas properties.


Any prolonged, substantial reduction in the demand for oil and gas, or distribution problems in meeting this demand, could adversely affect our business.


    Our success is materially dependent upon the demand for oil and gas. The availability of a ready market for our oil and gas production depends on a number of factors beyond our control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. If there is no market for the oil and gas which we produce, we will be unable to sell it. We may also have to shut-in some of our wells temporarily due to a lack of market. If the demand for oil and gas diminishes, our financial results would be negatively impacted.

    In addition, there are limited methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production, any of which could have a negative impact on our results of operation and cash flows.




Our equity oil production is dedicated to a single customer and, as a result, our credit exposure to that customer is significant.


    We have entered into an oil marketing agreement with PAA, an affiliate of both ours and Plains Resources, under which PAA is the exclusive purchaser of all of our equity oil production. We generally do not require letters of credit or other collateral from PAA to support our trade receivables. Accordingly, a material adverse change in PAA's financial condition could adversely impact our ability to collect our receivables from PAA and thereby affect our financial condition.


If we are unable to replace the reserves that we have produced, our reserves and revenues will decline.


    Our future success depends on our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable which, in itself, is dependent on oil and gas prices. Without continued successful exploitation, acquisition or exploration activities, our reserves and revenues will decline as a result of our current reserves being depleted by production. We may not be able to find or acquire additional reserves at acceptable costs.



We may not be successful in acquiring, exploiting, developing or exploring for oil and gas properties.



    The successful acquisition, exploitation or development of or exploration for oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we do acquire. In addition, our exploitation and development operations may not result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of:


   .  inadequate capital or other factors, such as title problems;

   .  weather;

   .  compliance with governmental regulations or price controls;

   .  mechanical difficulties; or

   .  shortages or delays in the delivery of equipment.

    In addition, exploitation and development costs may greatly exceed initial estimates. In that case, we will be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect our business, financial condition and results of operations.


    In the future, we may focus on exploration opportunities onshore and offshore. Exploration for oil and gas has inherent and historically high risk. Exploration may involve unprofitable efforts, not only with respect to dry wells, but also with respect to wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Future reserve increases and production may be dependent on our success in these exploration efforts, which may be unsuccessful.



Estimates of oil and gas reserves depend on many assumptions that may be inaccurate. Any material inaccuracies could adversely affect the quantity and value of our oil and gas reserves.



    The proved oil and gas reserve information included in this prospectus represents only estimates. These estimates are based on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of our reserves.


    Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

   . historical production from the area compared with production from other comparable producing areas;

   .  the assumed effects of regulations by governmental agencies;

   .  assumptions concerning future oil and gas prices; and

   . assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

    Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

   .  the quantities of oil and gas that are ultimately recovered;

   .  the timing of the recovery of oil and gas reserves;

   .  the production and operating costs incurred; and

   .  the amount and timing of future development expenditures.

    Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

    The discounted future net revenues included in this prospectus should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

   .  the amount and timing of actual production;

   .  supply and demand for oil and gas; and

   .  changes in governmental regulations or taxation.

    In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.


The geographic concentration and lack of marketable characteristics of our oil and gas reserves may have a greater effect on our ability to sell our oil and gas compared to other companies.



    Substantially all of our oil and gas reserves are located in California and Illinois. Because our reserves are not diversified geographically, our business is more subject to local conditions than other, more diversified companies. Any regional events, including price fluctuations, natural disasters, and restrictive regulations, that increase costs, reduce availability of equipment or supplies, reduce demand or limit our production may impact our operations more than if our reserves were more geographically diversified.





    California oil reserves are largely 14 to 25 degree API gravity, which is heavier than premium grade light crude oil. While our oil is well suited to the refining market in California, due to the processes required to refine this type of oil and the transportation requirements, it would be difficult to market our oil outside California.



Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.


    The oil and gas business involves certain operating hazards such as:

   .  well blowouts;

   .  cratering;

   .  explosions;

   .  uncontrollable flows of oil, gas or well fluids;

   .  fires;

   .  pollution; and

   .  releases of toxic gas.

    In addition, our operations in California are especially susceptible to damage from natural disasters such as earthquakes and fires and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose us to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of our properties.


    Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. Our insurance might be inadequate to cover our liabilities. For example, we are not fully insured against earthquake risk in California because of high premium costs. Insurance covering earthquakes or other risks may not be available at premium levels that justify its purchase in the future, if at all. The insurance market in general and the energy insurance market in particular has been a difficult market over the past several years. Upon renewal in June 2002, our cost of insurance increased substantially over the prior year's amount. In addition, we increased deductibles and decreased or eliminated certain types of coverages to mitigate the cost increase. Insurance costs are expected to continue to increase over the next few years and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.



Governmental agencies and other bodies, including those in California, might impose regulations that increase our costs and may terminate or suspend our operations.


    Our business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies, including those in California, vested with such authority relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters.


    Under certain circumstances, the United States Minerals Management Service, or MMS, may require that our operations on federal leases be suspended or terminated. These circumstances include our failure to pay royalties or our failure to comply with safety and environmental regulations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations. It is likely that the costs of compliance could increase the cost of operating offshore drilling equipment or significantly limit drilling activity.



Our offshore California operations are subject to substantial regulations and risks, which could adversely affect our ability to operate and our financial results.


   We conduct operations offshore California. Our offshore California activities are subject to more extensive governmental regulation than our other oil and gas activities. In addition, we are vulnerable to the risks associated with operating offshore, including risks relating to:

   .  adverse weather conditions;


   .  oil field service costs and availability;


   .  compliance with environmental and other laws and regulations;

   . remediation and other costs resulting from oil spills or releases of hazardous materials; and

   .  failure of equipment or facilities.

    If we experience any of these risks, we may incur substantial liabilities, which could adversely affect our operations and financial results.


Environmental liabilities could adversely affect our financial condition.



    The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, we also may be liable for environmental damages caused by the previous owners or operators of properties we have purchased or are currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of our business and impose strict requirements for, among other things:



   .  well drilling or workover, operation and abandonment;


   .  waste management;

   .  land reclamation;

   .  financial assurance under the Oil Pollution Act of 1990; and

   .  controlling air, water and waste emissions.

    Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. Additionally, our compliance with these laws may, from time to time, result in increased costs to our operations or decreased production, and may affect our costs of acquisitions.


    In addition, environmental laws may, in the future, cause a decrease in our production or cause an increase in our costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.





    Some fields in our onshore California and Illinois properties have been in operation for more than 90 years, and current or future local, state and federal environmental and other laws and regulations may require substantial expenditures to remediate the properties or to otherwise comply with these laws and regulations, or to spend material amounts to comply with these laws and regulations. In addition, approximately 183 acres of our 450 acres in the Montebello field have been designated as California Coastal Sage Scrub, a known habitat for the gnatcatcher, which is a species of bird designated as a federal threatened species under the Endangered Species Act, or ESA. A variety of existing laws, rules and guidelines govern activities that can be conducted on properties that contain Coastal Sage Scrub and gnatcatchers and generally limit the scope of operations that we can conduct on this property. The presence of Coastal Sage Scrub and gnatcatchers on the Montebello field and other existing or future laws, rules and guidelines could prohibit or limit our operations and our planned activities for this property.





Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.



    Our growth strategy may include acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions involve a number of risks and challenges, including:


   .  diversion of management's attention;

   .  the need to integrate acquired operations;

   .  potential loss of key employees and customers of the acquired companies;

   . potential lack of operating experience in a geographic market of the acquired business; and

   .  an increase in our expenses and working capital requirements.

    Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquired businesses or realize other anticipated benefits of those acquisitions.


We intend to continue hedging a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.


    We reduce our exposure to the volatility of oil and gas prices by actively hedging a portion of our production. Hedging will also prevent us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, we have the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we are required to pay the counterparty this difference multiplied by the quantity hedged even if we had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, any production shortfalls that result in us having significantly less production than we have hedged when the floating price exceeds the fixed price would result in us being required to make payments where we had no offsetting sales of production. If these payments become too large, the remainder of our business may be adversely affected. In addition, our hedging agreements expose us to risk of financial loss in circumstances where our counter party to a hedging contract could default on its contract obligations.


Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.



    The successful implementation of our strategies will depend, in part, on Plains Resources' management team and, after the spin-off, our management team. The loss of members of Plains Resources' management or, after the spin-off, our management team could have an adverse effect on our business. Our exploitation success and the success of other activities integral to our operations will depend, in part, on Plains Resources' ability, and after our spin-off our ability, to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is extremely intense. If we or Plains Resources cannot attract or retain experienced technical personnel, our ability to compete could be harmed.



Plains Resources will be able to exert significant influence over our operations and may exert its influence in a manner adverse to us or you.



    After this offering, Plains Resources will own approximately    % of our
outstanding common stock, or    % if the underwriter's option to purchase
additional shares of common stock is exercised in full. As a result, Plains Resources will be able to significantly influence our board of directors and effectively control all matters that our stockholders vote upon, even if other directors or stockholders oppose them. These matters include the election of directors and significant transactions, such as business combinations. Such concentration of ownership may have the effect of delaying, deterring or preventing a change of control or other business combinations which would be economically beneficial to us or our stockholders.



Plains Resources and its subsidiaries have conflicts of interest with us and with you and, as such, may not always act in our best interest.


    We and Plains Resources and its subsidiaries share and, therefore will compete for, the time and effort of Plains Resources personnel who provide services to us, including directors, officers and other personnel. Officers of Plains Resources and its subsidiaries do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these officers and directors function as both our representatives and those of Plains Resources and its subsidiaries, conflicts of interest could arise between Plains Resources and its subsidiaries, on the one hand, and us or you, on the other.


    Additionally, some of these officers and directors own and are awarded from time to time shares, or options to purchase shares, of Plains Resources. Accordingly, their financial interests may not always be aligned with ours or yours and could create, or appear to create, potential conflicts of interest when these officers and directors are faced with decisions that could have different implications for us and Plains Resources.


    Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and Plains Resources or its subsidiaries, on the other hand, and there is a benefit to Plains Resources or its subsidiaries in which neither we nor you will share include payments made under our transition services agreement to Plains Resources consisting principally of reimbursements for general and administrative expenses and employee costs.


    Plains Resources and its subsidiaries may not always act in your best interest, even though doing so may appear to:


   .  protect and enhance Plains Resources' investment in us;

   .  generate substantial cash flows to Plains Resources; and

   . provide Plains Resources with efficiently priced capital for its planned acquisitions.

    We have entered into a number of agreements with Plains Resources including agreements concerning management of our business and employee and tax matters. See "Certain Transactions."


               Risks Relating to the Reorganization and Spin-off



If we are unable to obtain third-party consents or governmental approvals arising from the proposed reorganization or spin-off, we will not complete the reorganization and spin-off and Plains Resources will continue to control our operations.



    If the reorganization and spin-off are not completed, Plains Resources will continue to significantly influence our operations. The completion of the reorganization and spin-off will require prior consent by third parties and various approvals, filings and recordings with governmental entities to transfer existing contracts and arrangements to us. In addition, several government-issued permits and licenses that are important to our business, including permits issued by the city and county of Los Angeles, California, the city of Culver City, California, the county of Kern, California, and the county of Santa Barbara, California may require reapplication by us and reissuance in our name. If we are unable to obtain these third-party consents to the assignment or reissuance of any contract, license or permit being transferred, we and Plains Resources will develop alternative approaches so that, to the extent possible, we will receive the benefits of the contract, license or permit and will discharge the duties and bear the costs and risks under such contract, license or permit. However, we may not be able to obtain all third-party consents to the assignment or reissuance of any contract, license or permit being transferred, or that any alternative arrangements will provide us with the full benefits of the contract, license or permit. Accordingly, if we are required but unable to develop satisfactory alternative approaches, we may not complete the reorganization or spin-off.



Our historical financial results as subsidiaries of Plains Resources may not be representative of our results as a separate company.


    The historical financial information included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our costs and expenses reflect charges from Plains Resources for centralized corporate services and infrastructure costs. These allocations have been determined based on what we and Plains Resources considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our reorganization and spin-off from Plains Resources, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, stand-alone company.




Under our tax allocation agreement, if we take actions that cause the distribution of our stock by Plains Resources to its stockholders to fail to qualify as a tax-free transaction, we will be required to indemnify Plains Resources for the resulting tax liability and may not have sufficient financial resources to achieve our growth strategy or may prevent a change in control of us.


    Plains Resources intends to distribute its shares of our common stock to its stockholders pursuant to the spin-off and has obtained a ruling from the IRS stating that, for United States federal income tax purposes, the spin-off will be generally tax-free to Plains Resources and its stockholders.


    We have agreed with Plains Resources that we will not take any action inconsistent with any information, covenant or representation provided to the IRS in connection with obtaining the tax ruling and have further agreed to be liable for any taxes arising from a breach of that agreement. In addition, we have agreed that, during the three-year period following the spin-off, we will not engage in transactions that could adversely affect the tax treatment of the spin-off without the prior written consent of Plains Resources, unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off. Moreover, we will be liable to Plains Resources for any corporate level taxes incurred by Plains Resources as a result of the spin-off or to specified transactions involving us following the spin-off including the acquisition of 50% of our common stock by any person or persons. To the extent the taxes arise as a result of a change of control of Plains Resources, failure of Plains Resources to continue the active conduct of its trade or business or failure of Plains Resources to comply with the representations underlying its tax ruling or a supplemental tax ruling relating to the spin-off, Plains Resources will be solely responsible for the taxes resulting from the spin-off. If there are any corporate level taxes incurred by Plains Resources as a result of the spin-off and not due to any of the factors discussed in the two preceding sentences, we would be responsible for 50% of any such liability. The amount of any indemnification payments would be substantial and would likely result in events of default under all of our credit agreements. As a result, we likely would not have sufficient financial resources to achieve our growth strategy or, possibly, repay our indebtedness after making these payments.


    Current tax law provides that, depending on the facts and circumstances, the distribution of our stock by Plains Resources, if it occurs, may be taxable to Plains Resources if we undergo a 50% or greater change in stock ownership within two years after the distribution. Under agreements between us and Plains Resources, Plains Resources is entitled to require us to reimburse any tax costs incurred by Plains Resources as a result of a transaction resulting in a change in control of us. These costs may be so great that they delay or prevent a strategic acquisition or change in control of us.


We may in the future take accounting charges against our earnings as a result of a "split" of existing Plains Resources stock options into new Plains Resources stock options and stock appreciation rights with respect to our common stock in connection with the spin-off.



    At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources detailed on pages 67-68, all outstanding options to acquire Plains Resources common stock at the time of the spin-off would be "split" into (1) an equal number of options to acquire Plains Resources common stock and (2) an equal number of stock appreciation rights, or SARs, with respect to our common stock. The exercise price for the original Plains Resources stock options would also be "split" between the new Plains Resources stock options and the SARs based on the relative closing prices of Plains Resources common stock and our common stock as reported on the NYSE on the ex-dividend date.



    If the SARs are in-the-money at the time of the "split", then we would at that time recognize an accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. We are at this time unable to calculate the amount of this charge. The amount of the charge could have a material adverse effect on our results of operations.



    In addition, SARs are subject to variable accounting treatment under U.S. generally accepted accounting principles. As a result, at the end of each quarter, we would compare the closing price of our common stock on the last day of the quarter to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we would recognize such excess as an accounting charge for the SAR's deemed vested in the quarter to the extent such excess had not been recognized in previous quarters. If such excess were to be less than the extent to which accounting charges had been recognized in previous quarters, we would recognize the difference as income in the quarter. These quarterly charges and income would make our results of operations depend, in part, on fluctuations in the price of our common stock and could have a material adverse effect on our results of operations.




                        Risks Related To This Offering


Since our common stock has not traded publicly, the initial public offering price may not be indicative of the market price of our common stock after this offering, and the market price of our common stock may fluctuate significantly.


    There is currently no public market for our common stock, and an active trading market may not develop or be sustained after this offering. The initial public offering price has been determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering.

   The market price of our common stock could fluctuate significantly as a result of:

   . economic and stock market conditions generally and specifically as they may impact participants in the oil and gas industry;

   . changes in financial estimates and recommendations by securities analysts following our stock;

   . earnings and other announcements by, and changes in market evaluations of, participants in the oil and gas industry;

   . changes in business or regulatory conditions affecting participants in the oil and gas industry;

   . announcements or implementation by us or our competitors of technological innovations or new products; and

   .  trading volume of our common stock.




Our ability to pay dividends on our common stock is limited by our financial results and our debt instruments and we do not anticipate paying any dividends in the foreseeable future.


    We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion. In addition, our credit facility and the indenture relating to our 8.75% notes restrict our ability to pay cash dividends.



The actual or possible sale of our shares by Plains Resources could depress or reduce the market price of our common stock or cause our shares to trade below the prices at which they would otherwise trade.


    Upon the completion of this offering, there will be        shares of our
common stock outstanding, assuming the underwriters do not exercise their option to purchase additional shares from us. Based on the same assumption,
after this offering Plains Resources will beneficially own    % of our
outstanding common stock. The shares of our common stock sold in this offering will be freely tradable without restriction, except for any shares acquired by an affiliate of our company (which can be sold under Rule 144 under the Securities Act, subject to various volume and other limitations). Plains Resources is not obligated to retain these shares, except that subject to limited exceptions, it has agreed not to sell or otherwise dispose of any shares of common stock for 180 days after the completion of this offering without the consent of Goldman, Sachs & Co. except for a spin-off which is allowed after 120 days after the completion of this offering. After the expiration of this 180 or 120-day period, as applicable, Plains Resources could dispose of its shares of our common stock through a public offering, spin-off or other transaction and has indicated its intention to do so through a spin-off.

    The market price of our common stock could drop as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.


Anti-takeover provisions under our certificate of incorporation, bylaws and Delaware law may adversely affect the price of our common stock, discourage third parties from making a bid for our company or reduce any premiums paid to our stockholders for their common stock.



    Provisions in our certificate of incorporation, our bylaws and various provisions of the Delaware General Corporation Law may make it more difficult to effect a change in control of our company. These amendments, our bylaws and the various provisions of Delaware General Corporation Law may adversely affect the price of our common stock, discourage third parties from making a bid for our company or reduce any premiums paid to our stockholders for their common stock. See "Description of Capital Stock" for a more complete description of our capital stock, our certificate of incorporation and the effects of the Delaware General Corporation Law that could hinder a third party's attempts to acquire control of us.



You will experience immediate and substantial dilution.


    If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by Plains Resources for its shares. As a result, you will experience immediate and substantial dilution of approximately
$      per share, representing the difference between the assumed initial
public offering price of $      per share and our net tangible book value per
share as of      , 2002 after giving effect to this offering. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options or under our employee stock purchase plan. The shares initially issuable under our employee stock purchase plan will be issued at a purchase price less than the public offering price per share in this offering. In addition, some of the stock options we may issue in the future may have exercise prices below the initial public offering price. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


   This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, which we will call the Exchange Act, and the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "should", "plans", "likely", "expects", "anticipates", "intends", "believes", "estimates", "thinks", "may", and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

   . the consequences of any potential change in control of us or other change in the relationship between us and Plains Resources, including Plains Resources' contemplated spin-off of us;

   . uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

   . unexpected future capital expenditures (including the amount and nature thereof);

   .  impact of oil and gas price fluctuations;

   .  the effects of competition;

   .  the success of our risk management activities;

   . the availability (or lack thereof) of acquisition or combination opportunities;

   .  the impact of current and future laws and governmental regulations;

   . environmental liabilities that are not covered by an effective indemnity or insurance; and

   .  general economic, market or business conditions.


    All forward-looking statements in this prospectus are made as of the date hereof, and you should not place undue certainty on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material.

                                USE OF PROCEEDS



    We estimate the net proceeds from our sale of          shares of common
stock will be $      million, after deducting underwriting discounts and
commissions and estimated expenses of this offering. If the underwriters' option to purchase additional shares of common stock is exercised in full, we
estimate the net proceeds will be $      million. We intend to use these net
proceeds to repay amounts outstanding under our new revolving credit facility.



    As of August 27, 2002 we had $92.4 million outstanding under our $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which approximately $5.1 million has been issued). Amounts borrowed under our credit facility bear an annual interest rate, at our election, equal to either: (i) the Eurodollar rate, plus from 1.375% to 1.75%; or (ii) the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of (1)-(3). The amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating.





    We distributed $117.6 million in initial borrowings under our credit facility together with the net proceeds of $195.3 million from the issuance of our 8.75% notes to Plains Resources, which used:



   . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002;



   .  $25.0 million to repay the amounts outstanding under its credit facility;
      and



   .  $0.9 million to pay fees related to its credit facility.



                                DIVIDEND POLICY



    We have not declared or paid any cash dividends and do not anticipate declaring or paying any cash dividends. We intend to retain our earnings to finance the expansion of our business and for general corporate purposes. Our board of directors will have the authority to declare and pay dividends on our common stock in its discretion, as long as we have funds legally available to do so. Our credit facility and the indenture relating to our 8.75% notes restrict our ability to pay cash dividends.

                                CAPITALIZATION



    The following table sets forth our capitalization as of June 30, 2002 on
(a) a historical combined basis, (b) a pro forma basis to reflect (i) the reorganization, (ii) our issuance of $200 million of our 8.75% senior subordinated notes due 2012, (iii) our entry into our $300.0 million revolving credit facility and our initial borrowings thereunder and (iv) the distribution of the proceeds of our notes offering and our initial borrowings under our credit facility to Plains Resources and (c) an as adjusted basis to reflect the pro forma adjustments and the completion of this offering and the application of the net proceeds as described in "Use of Proceeds".


    You should read the adjusted capitalization data set forth in the table below in conjunction with "Use of Proceeds", "Selected Historical Combined Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the notes appearing elsewhere in this prospectus.


                                              As of June 30, 2002
                                        --------------------------------
                                        Historical    Pro     Pro Forma
                                         Combined    Forma   As Adjusted
                                        ---------- --------- -----------
                                                 (In thousands)
       Cash and cash equivalents.......  $      7   $      7     $
                                         ========  =========     ==
       Total debt:
        Revolving credit facility......  $     --   $117,614     $
        8.75% senior subordinated notes        --    196,752
        Long-term debt.................     1,533      1,533
        Payable to Plains Resources....   257,704         --
                                         --------  ---------     --
          Total debt...................   259,237    315,899
                                         --------  ---------     --
       Stockholder's equity............   169,130    114,870
                                         --------  ---------     --
       Total capitalization............  $428,367   $430,769     $
                                         ========  =========     ==

                                   DILUTION



   Our net tangible book value as of June 30, 2002 was approximately
$      million, or $      per share. Net tangible book value per share is equal
to our total tangible assets minus our total liabilities divided by the number
of shares of our common stock outstanding. Assuming we had sold the    shares
of common stock offered by this prospectus at an assumed initial public
offering price of $      per share, and after deducting underwriting discounts
and commissions and estimated offering expenses and the distributions to Plains
Resources referred to above under "Capitalization" totaling $      million, our
pro forma net tangible book value at June 30, 2002 would have been
approximately $      million, or $      per share. This represents an immediate
decrease in net tangible book value of $      per share to Plains Resources and
an immediate dilution of $      to new investors. Dilution is determined by
subtracting net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the substantial and immediate per share dilution to new investors:



Assumed public offering price per share...............................             $
 Net tangible book value per share as of June 30, 2002................ $
 Dividend payment to Plains Resources.................................
                                                                       --------
 Increase in pro forma net tangible book value attributable to the offering...........................................................
                                                                       --------
 Pro forma net tangible book value per share as of June 30, 2002 after giving effect to the offering......................................
                                                                                   --
Dilution per share to new investors...................................
                                                                                   ==



    The following table shows, as of June 30, 2002, the difference between our existing stockholder and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per
share. The table assumes that the public offering price will be $      per
share.



                               Shares Purchased Total Consideration  Average
                               ---------------- -------------------   Price
                               Number  Percent  Amount    Percent   Per Share
                               ------  -------  ------    -------   ---------
          Existing stockholder             %      $           %        $
          New investors.......             %                  %
                               -----    ----      --       ----        --
             Total............             %      $           %
                               =====    ====      ==       ====        ==


    The foregoing table assumes no exercise of the underwriters' overallotment option and no exercise of outstanding stock options or warrants.


    If the underwriters exercise their overallotment option in full, the net tangible book value per share of common stock as of June 30, 2002 would have
been $      per share, which would result in dilution to the new investors of
$      per share, and the number of shares held by the new investors will
increase to          , or    % of the total number of shares to be outstanding
after this offering, and the number of shares held by Plains Resources will be
   shares, or    % of the total number of shares to be outstanding after this offering.

             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA



    The following table summarizes the combined statements of income and combined balance sheets data for our business since January 1, 1997. These data have been derived from (i) the audited combined statements of income for our business for each of the years ended December 31, 2001, 2000, and 1999 and combined balance sheets for our business as of December 31, 2001 and 2000,
(ii) the unaudited combined statements of income for our business for each of the years ended December 31, 1998 and 1997 and combined balance sheets for our business as of December 31, 1999, 1998 and 1997 and (iii) the unaudited combined statements of income and balance sheets of our business as of and for each of the six months ended June 30, 2002 and 2001. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes included elsewhere in this prospectus. The information set forth below is not necessarily indicative of our future results.



                                  Six Months Ended
                                      June 30,                        Year Ended December 31,
                                 ------------------  --------------------------------------------------------
                                   2002      2001      2001      2000       1999         1998         1997
                                 --------  --------  --------  --------  ----------  -----------  -----------
                                                                (In thousands)
Statement of Income Data:
Revenues:
  Oil and liquids............... $ 81,222  $ 86,756  $174,895  $126,434  $  102,390  $    81,416  $    81,381
  Gas...........................    4,578    23,518    28,771    16,017       5,095        4,091        3,805
  Other operating revenues......       13       423       473        --          --           --           --
                                 --------  --------  --------  --------  ----------  -----------  -----------
       Total revenues...........   85,813   110,697   204,139   142,451     107,485       85,507       85,186
                                 --------  --------  --------  --------  ----------  -----------  -----------
Costs and expenses:
  Production expenses...........   35,082    30,425    63,795    56,228      50,527       42,823       36,571
  General and administrative....    4,726     4,676    10,210     6,308       4,367        3,218        2,724
  Depreciation, depletion and
   amortization.................   13,507    11,031    24,105    18,859      13,329       13,901       10,453
  Reduction of carrying cost of
   oil and gas properties/(1)/..       --        --        --        --          --       42,920           --
                                 --------  --------  --------  --------  ----------  -----------  -----------
       Total costs and
        expenses................   53,315    46,132    98,110    81,395      68,223      102,862       49,748
                                 --------  --------  --------  --------  ----------  -----------  -----------
Income (loss) from operations...   32,498    64,565   106,029    61,056      39,262      (17,355)      35,438
  Interest expense..............   (9,418)   (8,548)  (17,411)  (15,885)    (14,912)      (8,828)      (5,113)
  Interest and other income.....       36       422       463       343          87           74           88
                                 --------  --------  --------  --------  ----------  -----------  -----------
Income (loss) before income
 taxes and cumulative effect of
 accounting change..............   23,116    56,439    89,081    45,514      24,437      (26,109)      30,413
Income tax (expense) benefit
  Current.......................   (4,018)   (3,810)   (6,014)   (2,431)       (505)      (4,435)     (10,916)
  Deferred......................   (5,016)  (17,976)  (28,374)  (14,334)     (4,827)      11,510       (1,364)
                                 --------  --------  --------  --------  ----------  -----------  -----------
Income (loss) before cumulative
 effect of accounting change....   14,082    34,653    54,693    28,749      19,105      (19,034)      18,133
Cumulative effect of accounting
 change, net of tax benefit/(2)/       --    (1,522)   (1,522)       --          --           --           --
                                 --------  --------  --------  --------  ----------  -----------  -----------
Net income (loss)............... $ 14,082  $ 33,131  $ 53,171  $ 28,749  $   19,105  $   (19,034) $    18,133
                                 ========  ========  ========  ========  ==========  ===========  ===========

                                   As of June 30,                       As of December 31,
                                 ------------------  --------------------------------------------------------
                                   2002      2001      2001      2000       1999         1998         1997
                                 --------  --------  --------  --------  ----------  -----------  -----------
                                                                (In thousands)
Balance Sheet Data:
Cash and cash equivalents....... $      7  $     --  $     13  $    536  $    5,075  $       138  $       207
Working capital.................  (18,285)  (17,643)      932    (6,861)     16,169      (12,148)      (7,142)
Total assets....................  522,554   456,655   516,755   401,035     360,964      277,792      239,712
Total debt......................  259,237   218,052   236,694   227,040     240,172      180,483      122,331
Combined owners' equity.........  169,130   143,459   180,087   111,032      82,283       63,177       85,776

--------
(1)Noncash charge related to a ceiling test write-down of the capitalized costs of our proved oil and gas properties due to low oil prices at December 31, 1998.
(2)Cumulative effect of adopting Statement of Financial Accounting Standards No. 133--"Accounting for Derivatives," or SFAS 133.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


General


   We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

   . onshore California, primarily in the LA Basin, and offshore California in the Point Arguello unit; and


   .  the Illinois Basin in southern Illinois and Indiana.



    We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Our revenues are derived from the sale of oil, gas and natural gas liquids. We recognize revenues when our production is sold and title is transferred. Our revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas and our levels of production are subject to wide fluctuations and depend on numerous factors beyond our control, including supply and demand, economic conditions, foreign imports, the actions of OPEC, political conditions in other oil-producing countries, and governmental regulation, legislation and policies. Under the SEC's full cost accounting rules, we review the carrying value of our proved oil and gas properties each quarter. These rules generally require that we price our future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter to determine a ceiling value of our properties. The rules require a write-down if our capitalized costs exceed the allowed "ceiling." We have had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that our estimate of discounted future net revenues from proved oil and gas reserves will fluctuate in the near term. If oil and gas prices decline significantly in the future, write-downs of our oil and gas properties could occur. Write-downs required by these rules do not directly impact our cash flows from operating activities. Decreases in oil and gas prices have had, and will likely have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow.


    To manage our exposure to commodity price risks, we use various derivative instruments to hedge our exposure to oil sales price fluctuations. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, if oil prices increase, ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges. We do not currently have any gas hedges. Gains and losses from hedging transactions are recognized as revenues when the associated production is sold.


    Our oil and gas production expenses include salaries and benefits of field personnel, electric costs, maintenance costs, production, ad valorem and severance taxes, and other costs necessary to operate our producing properties. Depletion of capitalized costs of producing oil and gas properties is provided using the units of production method based upon proved reserves. For the purposes of computing depletion, proved reserves are redetermined as of the end of each year and on an interim basis when deemed necessary. General and administrative expenses consist primarily of salaries and related benefits of administrative personnel, office rent, systems costs and other administrative costs. We estimate that our annual general and administrative expenses will increase by approximately $3.5 million in connection with the reorganization.



    Tax expense and effective tax rates have been calculated based on the tax sharing agreement covering all the members of the consolidated group on a combined basis for such periods.

Results of Operations


    The following table reflects the components of our oil and gas sales prices and sets forth our operating revenues and costs and expenses on a BOE basis:


                                         Six Months
                                       Ended June 30,  Year Ended December 31,
                                       --------------  ----------------------
                                        2002    2001    2001    2000    1999
                                       ------  ------  ------  ------  ------
 Average oil sales price ($/Bbl)
  Average NYMEX....................... $24.02  $28.40  $26.01  $30.25  $19.25
  Hedging gain (loss).................  (0.11)  (1.72)   0.03   (9.51)  (1.06)
  Differential........................  (4.16)  (4.63)  (4.76)  (4.22)  (3.73)
                                       ------  ------  ------  ------  ------
  Net realized........................ $19.75  $22.05  $21.28  $16.52  $14.46
                                       ======  ======  ======  ======  ======
 Average gas sales price ($/Mcf)...... $ 2.66  $14.45  $ 8.58  $ 5.26  $ 1.61
                                       ======  ======  ======  ======  ======
 Average sales price per BOE.......... $19.50  $26.22  $23.20  $17.46  $14.13
 Average production expenses per BOE..  (7.97)  (7.24)  (7.27)  (6.89)  (6.64)
                                       ------  ------  ------  ------  ------
 Gross margin per BOE.................  11.53   18.98   15.93   10.57    7.49
 G&A per BOE..........................  (1.07)  (1.11)  (1.16)  (0.77)  (0.57)
                                       ------  ------  ------  ------  ------
 Gross profit per BOE................. $10.46   17.87  $14.77  $ 9.80  $ 6.92
                                       ======  ======  ======  ======  ======
 DD&A per BOE (oil and gas properties) $ 3.04  $ 2.58  $ 2.70  $ 2.25  $ 1.72







Comparison of Six Months Ended June 30, 2002 To Six Months Ended June 30, 2001






    Operating revenues. Our operating revenues decreased 22%, or $24.9 million, to $85.8 million for the six months ended June 30, 2002 from $110.7 million for the six months ended June 30, 2001. The decrease was primarily due to lower realized prices for oil and gas that reduced revenues by $28.3 million partially offset by higher volumes that increased revenues by $3.8 million.



    Our daily oil sales volumes increased 5%, or 1.0 MBbls, to 22.7 MBbls per day for the six months ended June 30, 2002 from 21.7 MBbls for the six months ended June 30, 2001. Our daily gas sales volumes increased 6%, or 0.5 MMcf, to
9.5 MMcf per day for the six months ended June 30, 2002 from 9.0 MMcf for the six months ended June 30, 2001. Production increases were primarily attributable to the continuing development of our onshore California properties.



    Our average realized price for oil and natural gas liquids decreased 10%, or $2.30, to $19.75 per Bbl for the six months ended June 30, 2002 from $22.05 per Bbl for the six months ended June 30, 2001. The average NYMEX oil price decreased 15%, or $4.38, to $24.02 per Bbl for the six months ended June 30, 2002 from $28.40 per Bbl for the six months ended June 30, 2001. The NYMEX decrease was partially offset by a $1.61 decrease in our hedging loss per Bbl, from $1.72 per Bbl for the six months ended June 30, 2001 to $0.11 per Bbl for the six months ended June 30, 2002, as well as a 10%, or $0.47 per Bbl improvement in location and quality differentials over the same periods. The average realized price for gas decreased 82%, or $11.79, to $2.66 per Mcf for the six months ended June 30, 2002 from $14.45 per Mcf in 2001. Gas prices were unusually high in 2001, particularly in California.





    Production expenses. Our production expenses increased 15%, or $4.7 million, to $35.1 million for the six months ended June 30, 2002 from $30.4 million for the six months ended June 30, 2001. On a per unit basis, production expenses increased 10%, or $0.73 per BOE, to $7.97 per BOE for the six months ended June 30, 2002 from $7.24 per BOE for the six months ended June 30, 2001. Production expenses for 2001 were reduced by approximately $0.52 per BOE as a result of nonrecurring credits, primarily the sale of certain California emissions credits. Excluding these credits, production expenses per BOE increased 3% during the period, primarily due to higher electricity costs in California.



    Depreciation, depletion and amortization. DD&A increased 23%, or $2.5 million, to $13.5 million for the six months ended June 30, 2002 from $11.0 million for the six months ended June 30, 2001, as our oil and gas DD&A rate per BOE increased 18%, or $0.46, to $3.04 per BOE for the six months ended June 30, 2002 from $2.58 per BOE for the six months ended June 30, 2001. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in 2002 is primarily due to the increase in costs subject to DD&A as a result of our 2001 capital program.





    Interest expense. Our interest expense increased 11%, or $0.9 million, to $9.4 million for the six months ended June 30, 2002 from $8.5 million for the six months ended June 30, 2001, reflecting higher amounts payable to Plains Resources offset slightly by lower interest rates.





    Income tax expense. Our income tax expense decreased 59%, or $12.8 million, to $9.0 million for the six months ended June 30, 2002 from $21.8 million for the six months ended June 30, 2001. The decrease was primarily due to a decrease in pre-tax income, partially offset by an increase in our effective tax rate. Our effective tax rate was 39.1% for the six months ended June 30, 2002 compared to 38.6% for the six months ended June 30, 2001.





Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000



    Operating revenues. Our operating revenues increased 43%, or $61.6 million, to $204.1 million in 2001 from $142.5 million in 2000. The increase primarily reflects higher realized oil and gas prices. Increased prices contributed $46.7 million in additional revenues, and increased sales volumes contributed $14.9 million.


    Our daily oil sales volumes increased 8%, or 1.6 MBbls, to 22.5 MBbls in 2001 from 20.9 MBbls in 2000. Our daily gas sales volumes increased 11%, or 0.9 MMcf, to 9.2 MMcf in 2001 from 8.3 MMcf in 2000. Production increases were primarily attributable to the continuing development of our onshore California properties.

    Our average realized price for oil increased 29%, or $4.76, to $21.28 per Bbl in 2001 from $16.52 per Bbl in 2000. The average NYMEX oil price decreased 14%, or $4.24, to $26.01 per Bbl in 2001 from $30.25 per Bbl in 2000. The NYMEX decrease was more than offset by a $9.54 per Bbl increase in our hedging margin. The average realized price for gas increased 63%, or $3.32, to $8.58 per Mcf in 2001 from $5.26 per Mcf in 2000. Gas prices were unusually high in 2001, particularly in California.


    Production expenses. Our production expenses increased 13%, or $7.6 million, to $63.8 million in 2001 from $56.2 million in 2000. Expenses for 2001 were reduced by $2.2 million due to the sale of certain California emission credits. Excluding the credits, on a BOE basis production expenses increased 9%, or $0.63, to $7.52 per BOE in 2001 from $6.89 per BOE in 2000. The increase is primarily due to increased volumes and higher electricity costs in California.



    General and administrative expense. Our G&A expense increased 62%, or $3.9 million, to $10.2 million in 2001 from $6.3 million in 2000. This increase was primarily due to a $3.7 million increase in G&A expenses allocated by Plains Resources. The increase in Plains Resources' G&A expenses was primarily due to costs related to its 2001 corporate reorganization.

    Depreciation, depletion and amortization. Our DD&A expense increased 28%, or $5.2 million, to $24.1 million in 2001 from $18.9 million in 2000, as our oil and gas DD&A rate increased 20%, or $0.45, to $2.70 per BOE in 2001 from $2.25 per BOE in 2000. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in our DD&A rate in 2001 was primarily due to our capital program resulting in higher costs being subject to DD&A and, to a lesser extent, to higher estimated future development costs.


    Interest expense. Our interest expense increased 10%, or $1.5 million, to $17.4 million in 2001 from $15.9 million in 2000, reflecting higher amounts owed to Plains Resources which were partially offset by lower interest rates.


    Income tax expense. Our income tax expense increased 105%, or $17.6 million, to $34.4 million in 2001 from $16.8 million in 2000. The increase was primarily due to the increase in our operating income. Our effective tax rate was 38.6% in 2001 compared to 36.8% in 2000.


    Cumulative effect. The cumulative effect of accounting change recognized for the year ended December 31, 2001 was for the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended.

Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

    Operating revenues. Our operating revenues increased 33%, or $35.0 million, to $142.5 million in 2000 from $107.5 million in 1999. The increase was primarily due to higher realized oil and gas prices. Increased prices contributed $25.3 million in additional revenues and increased sales volumes contributed $9.7 million.

    Our daily oil sales volumes increased 8%, or 1.5 MBbls, to 20.9 MBbls in 2000 from 19.4 MBbls in 1999. The volume increase is primarily due to a full year of production from our offshore California property, which was acquired in mid-1999. Our daily gas sales volumes decreased 4%, or 0.4 MMcf, to 8.3 MMcf in 2000 from 8.7 MMcf in 1999.

    Our average realized price for oil increased 14%, or $2.06, to $16.52 per Bbl in 2000 from $14.46 per Bbl in 1999. The average NYMEX oil price increased 57%, or $11.00, to $30.25 per Bbl in 2000 from $19.25 per Bbl in 1999. We did not participate in the full amount of this increase, as hedges that we put into place in the latter part of 1999, when oil prices were significantly lower, decreased our realized price by $9.51 per Bbl in 2000. The average realized price for gas increased 227%, or $3.65, to $5.26 per Mcf in 2000 from $1.61 per Mcf in 1999.

    Production expenses. Our production expenses increased 11%, or $5.7 million, to $56.2 million in 2000 from $50.5 million in 1999. Increased volumes accounted for $3.8 million of the increase. On a BOE basis, production expenses increased 4%, or $0.25, to $6.89 per BOE in 2000 from $6.64 per BOE in 1999, primarily reflecting a full year of production from our offshore California property, increased gas fuel costs and higher oilfield service costs.


    General and administrative expense. Our G&A expense increased 44%, or $1.9 million, to $6.3 million in 2000 from $4.4 million in 1999. This increase was primarily due to an increase in the number of employees in the latter part of 1999 and an increase in G&A expenses allocated by Plains Resources.



    Depreciation, depletion and amortization. Our DD&A expense increased 41%, or $5.6 million, to $18.9 million in 2000 from $13.3 million in 1999, as our oil and gas DD&A rate increased

31%, or $0.53, to $2.25 per BOE in 2000 from $1.72 per BOE in 1999. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in our DD&A rate in 2000 was primarily due to higher estimated future development costs. This increase reflects a doubling of our proved undeveloped reserves from the beginning of 1999 to the end of 2000.


    Interest expense. Our interest expense increased 7%, or $1.0 million, to $15.9 million in 2000 from $14.9 million in 1999, primarily reflecting higher interest rates.

    Income tax expense. Our income tax expense increased 214%, or $11.4 million, to $16.7 million in 2000 from $5.3 million in 1999. Our income tax expense in 1999 was reduced by $3.8 million as a result of the reversal of a valuation allowance established with respect to the deferred tax benefit related to the $42.9 million reduction on carrying costs of oil and gas properties recognized in 1998. Excluding this benefit, our income tax expense for 1999 was $9.1 million. Our effective tax rate was 36.8% in 2000 compared to 37.2% in 1999.


Liquidity and Capital Resources





Financing Activities



    Historically, our primary sources of liquidity have been cash generated from our operations and financing activity through our parent, Plains Resources. We believe that we have sufficient liquidity through our cash from operations and borrowing capacity under our revolving credit facility to meet our short-term and long-term normal recurring operating needs, debt service obligations, contingencies and anticipated capital expenditures.



    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries.



    On July 3, 2002 we also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which approximately $5.1 million has been issued). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.



   We distributed the net proceeds of $195.3 million from the 8.75% Notes and $117.6 million in initial borrowings under our credit facility to Plains Resources, which used:



   . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002;



   .  $25.0 million to repay the amounts outstanding under its credit facility;
      and



   .  $0.9 million to pay fees related to its credit facility.



    Our guarantees of Plains Resources debt facilities were terminated when they retired such obligations.



    At June 30, 2002, we had a working capital deficit of approximately $18.3 million. Approximately $12.1 million of the working capital deficit is attributable to the fair value of our hedges. In accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", the fair value of all derivative instruments is recorded on the balance sheet. Gains and losses on hedging instruments are included in oil and gas revenues in the period that the related volumes are delivered. The hedge agreements provide for monthly settlement based on the differential between the agreement price and actual NYMEX oil price. Cash received for sale of physical production will be based on actual market prices and will generally offset any gains or losses on the hedge instruments. The remaining $6.2 million working capital deficit is due primarily to ongoing capital expenditures that we will finance through cash flow and borrowings under our revolving credit facility.



    As of August 27, 2002 we had $92.4 million outstanding under our $300.0 million revolving credit facility which we entered into on July 3, 2002. We plan to use the proceeds from this offering to reduce the amounts outstanding under our credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which approximately $5.1 million has been issued). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of its domestic oil and gas properties.



    Amounts borrowed under the credit facility bear an annual interest rate, at our election, equal to either: (i) the Eurodollar rate, plus from 1.375% to 1.75%; or (ii) the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of (1)-(3). The amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating. Commitment fees and letter of credit fees under the credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. Our domestic subsidiaries unconditionally guarantee payment of borrowings under the credit facility.



    The credit facility contains negative covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of their business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the credit facility requires us to maintain a current ratio, which includes availability, of at least 1.0 to 1.0 and a ratio of earnings before interest, depreciation, depletion, amortization and income taxes to total debt of no more than 4.5 to 1.0.



    On July 3, 2002, we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued, at an issue price of 98.376%, $200.0 million of 8.75% notes for a yield to maturity of 9.0%. The 8.75% notes are our unsecured general obligations and are subordinated in right of payment to all existing and future senior indebtedness and are guaranteed on a senior subordinated basis by our existing and future domestic restricted subsidiaries.



    The indenture governing the 8.75% notes contains covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a change of control, as defined in the indenture, we will be required to make an offer to repurchase the 8.75% notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the 8.75% notes will permit the spin-off and the spin-off will not, in itself, constitute a change of control for purposes of the indenture.



    The 8.75% notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.



    As the owner of 100% of our capital stock, Plains Resources has made an aggregate of $5.0 million of cash contributions to us since the date of our reorganization. Plains Resources, in its sole discretion may make additional contributions to us in the future. We do not expect Plains Resources to make any contributions after this offering.



Capital Requirements



    During 2001, we spent $125.8 million on acquisition, exploration and development costs, compared to $70.5 million and $59.2 million in 2000 and 1999, respectively. The capital expenditure expansion in late 2000 and 2001 reflects the initial results of field studies and other analyses that were initiated in 1999 and were designed to advance some of the more technically challenging projects that exist within our property base. The 2001 capital expenditures incorporate several multi-year projects that, in the aggregate, are designed to generate year-over-year production increases in both 2001 and 2002. As a result of the multi-year benefit that we believe the 2001 investments will deliver, we estimate that we will be able to increase production volumes in 2002 and reduce capital spending approximately 42% from the 2001 level to $73.0 million in 2002.



    We intend to make aggregate capital expenditures of approximately $73.0 million in 2002. In addition, we intend to continue to pursue the acquisition of underdeveloped producing properties. We believe that we will have sufficient cash flow from operating activities and from borrowings under our new credit facility to fund our planned capital expenditures.



    During 2002, we expect to spend approximately $61.0 million on maintaining, developing and exploiting our oil and gas properties and pursuing acquisition opportunities. We expect approximately $45.0 million of these capital expenditures will be for exploitation projects in onshore California. The 2002 capital program incorporates the results of various analyses and field studies and includes our drilling approximately 87 total wells, including 10 injection wells and numerous injection realignment related workovers. In addition, our 2002 estimated capital expenditures include $12.0 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities. During the six months ended June 30, 2002 capital expenditures for these activities was $42.3 million, including capitalized interest and general and administrative costs.

    Under our spin-off agreements with Plains Resources, Plains Resources provides us with various management services related to operational management, tax, accounting services, payroll services, legal services, employee benefit services, insurance services and financial services. We are required to reimburse Plains Resources for its costs of providing such services, not to exceed $30 million in the aggregate. In addition, we have entered into various other agreements with Plains Resources relating to allocating our and Plains Resources assets and liabilities, including tax liabilities, amongst each other and providing for mutual indemnification with respect to those assets and liabilities. For a further discussion of these agreements, please see "Certain Transactions" on page 64.





Critical Accounting Policies


    Based on the accounting policies which we have in place, certain factors may impact our future financial results. The most significant of these factors and their effect on certain of our accounting policies are discussed below.


    Commodity pricing and risk management activities. Prices for oil and gas have historically been volatile. Decreases in oil and gas prices from current levels will adversely affect our revenues, results of operations, cash flows and proved reserves. If the industry experiences significant prolonged future price decreases, this could be materially adverse to our operations and our ability to fund planned capital expenditures.



    Periodically, we enter into hedging arrangements relating to a portion of our oil production to achieve a more predictable cash flow, as well as to reduce our exposure to adverse price fluctuations. Hedging instruments used are typically fixed price swaps and collars and purchased puts and calls. While the use of these types of hedging instruments limits our downside risk to adverse price movements, we are subject to a number of risks, including instances in which the benefit to revenues is limited when commodity prices increase. For a further discussion concerning our risks related to oil and gas prices and our hedging programs, see "--Quantitative and Qualitative Disclosures about Market Risks".



    Write-downs under full cost ceiling test rules. Under the SEC's full cost accounting rules we review the carrying value of our proved oil and gas properties each quarter. Under these rules, capitalized costs of proved oil and gas properties (net of accumulated depreciation, depletion and amortization, and deferred income taxes) may not exceed a "ceiling" equal to:


   . the standardized measure (including, for this test only, the effect of any related hedging activities); plus


   . the lower of cost or fair value of unproved properties not included in the costs being amortized (net of related tax effects).


    These rules generally require that we price our future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter and require a write-down if our capitalized costs exceed this "ceiling," even if prices declined for only a short period of time. We have had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that our estimate of discounted future net revenues from proved oil and gas reserves will change in the near term. If oil and gas prices decline significantly in the future, even if only for a short period of time, write-downs of our oil and gas properties could occur. Write-downs required by these rules do not directly impact our cash flows from operating activities.

    Oil and gas reserves. The proved reserve information included in this prospectus is based on estimates prepared by outside engineering firms. Estimates prepared by others may be higher or lower than these estimates. Because these estimates depend on many assumptions, all of which may substantially differ from actual results, reserve estimates may be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.


    You should not assume that PV-10 is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we base the estimated discounted future net revenues from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.


    A large portion of our reserve base (approximately 93% at December 31, 2001) is comprised of oil properties that are sensitive to oil price volatility. Historically, we have experienced significant upward and downward revisions to our reserves volumes and values as a result of changes in year-end oil and gas prices and the corresponding adjustment to the projected economic life of such properties. Prices for oil and gas are likely to continue to be volatile, resulting in future downward and upward revisions to our reserve base.



    Our rate of recording DD&A is dependent upon our estimate of proved reserves including future development and abandonment costs as well as our level of capital spending. If the estimates of proved reserves decline, the rate at which we record DD&A expense increases, reducing our net income. This decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields. The decline in proved reserve estimates may impact the outcome of the "ceiling" test discussed above. In addition, increases in costs required to develop our reserves would increase the rate at which we record DD&A expense. We are unable to predict changes in future development costs as such costs are dependent on the success of our exploitation and development program, as well as future economic conditions.



    Operating risks and insurance coverage. Our operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including well blowouts, cratering, explosions, spills of oil, gas or well fluids, fires, pollution and releases of toxic gas, each of which could result in damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. Our operations in California, including transportation of oil by pipelines within the city and county of Los Angeles, are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Although we maintain insurance coverage considered to be customary in the industry, we are not fully insured against some risks, including earthquake risk in California, either because insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on our financial position. Our insurance does not cover every potential risk associated with operating our pipelines, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences.



    Environmental matters. As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liabilities on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages, and require suspension or cessation of operations in affected areas. We maintain insurance coverage, which we believe is customary in the industry, although we are not fully insured against all environmental risks. We have established policies for continuing compliance with environmental laws and regulations and have made and will continue to make expenditures in our efforts to comply with these requirements, which we believe are necessary business costs in the oil and gas industry.

    Although we obtained environmental studies on our properties in California and the Illinois Basin, and we believe that these properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for over 90 years, and current or future federal, state and local environmental laws and regulations may require substantial expenditures to remediate our properties or otherwise comply with these rules and regulations. While we do not believe that the cost of remediation and other compliance with current federal, state or local environmental laws and regulations will have a material adverse effect on our capital expenditures, results of operations or competitive position; there is no assurance that changes in or additions to these laws or regulations will not have such an impact.


    Consistent with normal industry practices, substantially all of our oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. Based on our year-end 2001 reserve report, the cost to perform these tasks is approximately $19.3 million, net of salvage value and other considerations. These estimated amortized costs are included in expenses through the unit-of-production method as a component of accumulated DD&A. Results from operations for 2001, 2000 and 1999 include $0.5 million, $0.2 million and $0.2 million, respectively, of expense associated with these estimated future costs.



    We estimate our 2002 expenditures related to plugging, abandonment and remediation to be approximately $3.0 million. Due to the long-life of our onshore reserve base we do not expect our cash outlays on plugging, abandonment and remediation for these properties to increase significantly from this amount for the next several years. Based on our year-end 2001 reserve reports, we estimate our abandonment costs for the offshore Point Arguello field to approximate $14.7 million. Timing of abandonment of this field depends of various factors, including oil prices and the success of our exploitation projects. For a discussion of our specific contractual obligations to incur plugging, abandonment and remediation costs, please see "Plugging, Abandonment and Remediation Obligations" beginning on page 53.



Recent Accounting Pronouncements


    In June 2001 Statement of Accounting Standards, or SFAS, No. 143, "Accounting for Asset Retirement Obligations" was issued. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. After recording, the asset retirement cost will be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of SFAS No. 143 and at this time we cannot reasonably estimate the effect of this statement on our consolidated financial position, results of operations or cash flows.


    In April 2002 SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and
64. Amendment of FASB Statement No. 13, and Technical Corrections," was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales leaseback transactions. The provisions of SFAS 145 have no effect on our financial statements.



    In July 2002 SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. We will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.



Qualitative and Quantitative Disclosures About Market Risks


    We are exposed to various market risks, including volatility in oil and gas commodity prices and interest rates. Although we have routinely hedged a substantial portion of our oil production and intend to continue this practice, substantial future oil and gas price declines would adversely affect our overall results, and therefore our liquidity. Furthermore, low oil and gas prices could affect our ability to raise capital on favorable terms. Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. To manage our exposure, we monitor current economic conditions and our expectations of future commodity prices and interest rates when making decisions with respect to risk management. We do not enter into derivative transactions for speculative trading purposes. Substantially all of our derivative contracts are exchanged or traded with major financial institutions and the risk of credit loss is considered remote.

    SFAS No. 133. For purposes of our combined financial statements, on January 1, 2001 we implemented SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138, or SFAS 133. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in accumulated Other Comprehensive Income, or OCI, a component of our stockholders' equity, to the extent the hedge is effective.

    The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in OCI related to cash flow hedges that become ineffective remain unchanged until the related product is delivered. If it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.


    We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. Hedge effectiveness is measured on a quarterly basis. This process includes specific identification of the hedging instrument and the hedged item, the nature of the risk being hedged and the manner in which the hedging instrument's effectiveness will be assessed. At the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. As of June 30, 2002 all open positions related to production from our oil and gas properties qualified for hedge accounting.


    Unrealized gains and losses on hedging instruments reflected in OCI, and adjustments to carrying amounts on hedged volumes, are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses of hedging instruments that represent hedge ineffectiveness, as well as any amounts excluded from the assessment of hedge effectiveness, are recognized currently in oil and gas revenues. For purposes of our combined financial statements, effective October 2001 we implemented Derivatives Implementation Group, Issue G20, "Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow

Hedge," or DIG Issue G20, which provides guidance for assessing the effectiveness on total changes in an option's cash flows rather than only on changes in the option's intrinsic value. Implementation of DIG Issue G20 has reduced earnings volatility since it allows us to include changes in the time value of purchased options and collars in the assessment of hedge effectiveness. Time value changes were previously recognized in current earnings since we excluded them from the assessment of hedge effectiveness. Oil and gas revenues for the year ended December 31, 2001 include a $3.1 million non-cash loss related to the ineffective portion of the cash flow hedges representing the fair value change in the time value of options for the nine months before the implementation of DIG Issue G20.


    We utilize various derivative instruments to hedge our exposure to price fluctuations on oil sales. The derivative instruments consist primarily of cash-settled oil option and swap contracts entered into with financial institutions. We do not currently have any gas hedges. We also use interest rate swaps to manage the interest rate exposure on our credit facility.


    On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.


    For the six months ended June 30, 2002 net unrealized gains of $6.7 million were relieved from OCI and the fair value of open positions decreased $18.4 million.



    As of June 30, 2002 net unrealized losses on our option and swap contracts included in OCI was $9.2 million. The related assets and liabilities were included in current assets ($0.6 million), current liabilities ($12.7 million), other assets ($0.6 million), other liabilities ($3.0 million) and deferred income taxes (benefit of $5.9 million). As of June 30, 2002 $7.7 million of deferred net losses on derivative instruments recorded in OCI were expected to be reclassified to earnings during the next twelve-month period.



   Commodity price risk. As of August 27, 2002, we had the following open oil hedge positions with respect to our oil properties:



                                              Bbls per Day
                                      -----------------------------
                                           2002
                                      ---------------
                                      4th Qtr 3rd Qtr  2003   2004
                                      ------- ------- ------ ------
            Puts:
             Average price $22.00/Bbl     --      --   2,000     --
            Calls:
             Average price $35.17/Bbl  9,000   9,000      --     --
             Average price $27.04/Bbl     --      --   2,000     --
            Swaps:
             Average price $24.20/Bbl     --  19,663      --     --
             Average price $24.22/Bbl 20,000      --      --     --
             Average price $23.36/Bbl     --      --  15,250     --
             Average price $23.53/Bbl     --      --      -- 12,500

    These positions result in us hedging approximately 77%, 66% and 48% of forecasted production in the remainder of 2002, 2003 and 2004, respectively. These positions provide for us to receive for the six months ended December 31, 2002 an average fixed NYMEX price of approximately $24.21 per Bbl on 19,832 Bbls per day with upside participation above $35.17 per Bbl on 45% of those hedged barrels. For example, if the NYMEX index average is $30.00 per Bbl, we will receive $24.21 per Bbl and if the NYMEX index average were to fall to $15.00 per Bbl, we would receive $24.21 per Bbl, on all the hedged barrels. For 2003, we have entered into various arrangements that entitle us to receive an average minimum NYMEX price of $23.20 per Bbl on 17,250 Bbls per day, with full upside participation to $27.04 per Bbl on 12% of those hedged barrels. For 2004, we have entered into various arrangements that entitle us to receive an average fixed NYMEX price of $23.53 per Bbl on 12,500 Bbls per day, regardless of the NYMEX index average. Location and quality differentials attributable to our properties and the cost of the hedges are not included in the foregoing prices. Because of the quality and location of our oil production, these adjustments will reduce our net price per Bbl.



    The agreements provide for monthly cash settlement based on the differential between the agreement price and the actual NYMEX price. Gains or losses are recognized in the month of related production and are included in oil and gas sales revenues. These contracts resulted in a decrease in revenues of $0.5 million and $6.8 million for the six months ended June 30, 2002 and 2001, respectively., as well as an increase (decrease) in revenues of $0.3 million, $(72.8) million and $(7.5) million for the years ended December 31, 2001, 2000 and 1999, respectively. As of June 30, 2002 we had an unrealized loss of $9.2 million, net of tax, with respect to these contracts. The estimated fair value of the hedges is included in our balance sheet as of June 30, 2002.


    The fair value of outstanding oil derivative commodity instruments and the change in fair value that would be expected from a 10% price decrease are shown in the table below (in millions):


                                              As of June 30,
                                -------------------------------------------
                                         2002                  2001
                                ---------------------- --------------------
                                 Fair   Effect of 10%  Fair  Effect of 10%
                                 Value  Price Decrease Value Price Decrease
                                ------  -------------- ----- --------------
    Swaps and options contracts $(14.5)     $25.9      $0.2      $22.6


    The fair value of the swaps and option contracts are estimated based on quoted prices from independent reporting services compared to the contract price of the swap, and approximate the gain or loss that would have been realized if the contracts had been closed out at quarters end. All hedge positions offset physical positions exposed to the cash market. None of these offsetting physical positions are included in the above table. Price risk sensitivities were calculated by assuming an across-the-board 10% decrease in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of an actual 10% change in prompt month oil prices, the fair value of our derivative portfolio would typically change less than that shown in the table due to lower volatility in out-month prices.


    The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in our revolving credit facility, with one counterparty holding contracts that represent approximately 27% of the fair value of all open positions as of June 30, 2002.


    Our management intends to continue to maintain hedging arrangements for a significant portion of our production. These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set, but ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges.

    Interest Rate Risk. Our credit facility is sensitive to market fluctuations in interest rates. We use interest rate swaps to hedge underlying debt obligations. These instruments hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. We have entered into an interest rate swap for an aggregate notional principal amount of $7.5 million that fixes the interest rate on that amount of borrowing under our credit facility at 3.9% plus the LIBOR margin set forth in our credit facility. The swap expires in October 2004.

                                   BUSINESS


Overview


    We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

   . onshore California, primarily in the LA Basin, and offshore California in the Point Arguello unit; and


   .  the Illinois Basin in southern Illinois and Indiana.



    We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. Our reserves are generally mature but underdeveloped, have produced significant volumes since initial discovery and have significant estimated remaining reserves. We opportunistically hedge portions of our oil production to manage our exposure to commodity price risk.


    The following table sets forth information with respect to our oil and gas properties as of and for the year ended December 31, 2001:


                                        California
                                   -------------------  Illinois Basin
                                     Onshore   Offshore   and Other     Total
                                   -------     -------- -------------- ------
                                              (Dollars in millions)
 Proved reserves
  MMBOE...........................  211.8/(1)/     5.0        22.5      239.3
  Percent oil.....................     93%          98%         98%        93%
 Proved developed reserves (MMBOE)  112.0          3.8        13.3      129.1
 Production (MBOE)................  6,347        1,431       1,000      8,778
 PV-10/(2)/....................... $577.7      $ 6.9//      $ 58.6     $643.2
 Standardized measure/(3)/........                                     $384.5

--------

(1)The net cash realized from approximately 8.8 MMBOE of our proved reserves in the LA Basin properties is subject to a 50% net profits interest.


(2)Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. We have reduced the PV-10 of proved reserves of certain properties to reflect applicable abandonment costs and, with respect to the LA Basin properties, the net profits interest referenced in note 1. PV-10 represents the standardized measure before deducting estimated future income taxes.


(3)Estimated future income taxes are calculated on a combined basis using the statutory income tax rate, accordingly, the standardized measure is presented in total only.



    During the five-year period ended December 31, 2001 we drilled 561 development wells, 558 of which were successful. During this period, we incurred aggregate oil and gas acquisition, exploitation, development and exploration costs of $442.9 million, resulting in proved reserve additions of
177.9 MMBOE, at an average reserve replacement cost of $2.49 per BOE, which we believe to be among the lowest of our peer group. During that period, approximately 99% of our oil and gas capital expenditures were for acquisition, exploitation and development activities. During that same period, the average replacement cost for large domestic exploration and production companies was $6.57 per barrel.



    We are conducting this offering to raise capital to reduce the amount outstanding under our credit facility, which will increase our flexibility in conducting our operations.



Competitive Strengths



    Quality Asset Base With Long Reserve Life. We had estimated total proved reserves of 239.3 MMBOE as of December 31, 2001, of which 93% was comprised of oil and 54% was proved developed. We have a reserve life of over 27 years and a proved developed reserve life of over 14 years. We believe our long-lived, low production decline reserve base combined with our active hedging strategy should provide us with relatively stable and recurring cash flow. As of December 31, 2001 and based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, our reserves had a PV-10 of $643.2 million and a standardized measure of $384.5 million.



    Efficient Operations With 100% Operatorship. We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. As a result, we benefit from economies of scale and control the level, timing and allocation of substantially all of our capital expenditures and expenses. We believe this gives us more flexibility than many of our peers to opportunistically pursue exploitation and development projects relating to our properties.



    Large Exploitation and Development Inventory. We have a large inventory of projects in our core areas that we believe will support at least five years of exploitation and development activity. Over the last five years, we have achieved a high success rate on these types of projects, drilling a total of 561 development wells with a 99.5% success rate. In addition, we have completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last five years have been additions to proved reserves, excluding reserves added through acquisition activities, totaling 120.6 MMBOE, or approximately 332% of cumulative net production for this period. Reserve replacement costs, excluding acquisitions, have averaged approximately $3.17 per BOE for the same period.



    Experienced and Proven Management and Operations Team. Our executive management team has an average of 20 years of experience in the oil and gas industry. The Chief Executive Officer of our parent, Plains Resources, is James Flores, who founded Flores & Rucks Incorporated, a predecessor of Ocean Energy, Inc., and was President and Chief Executive Officer of Ocean Energy from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of Ocean Energy from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. The executive management of Plains Resources is supported by a core team of 23 technical and operating managers who have worked with our properties for many years and have an average of 22 years of experience in the oil and gas industry.



Strategy


    Our strategy is to continue to grow our cash flow from operations and to use this cash flow to increase our proved developed reserves and production, acquire additional underdeveloped oil and gas properties and make other strategic acquisitions. We intend to implement our strategy as follows:


    Continue Exploitation and Development of Current Asset Base. We believe that we have a proven track record of exploiting underdeveloped properties to increase reserves and cash flow. We focus on implementing improved production practices and recovery techniques, and relatively low-risk development drilling. An example of our success in exploiting underdeveloped properties can be found in our Montebello field located in the LA Basin. Since our acquisition of this field in March 1997, our exploitation and development activities have resulted in an increase in our net average production from approximately 930 BOE per day at the time of acquisition to approximately 2,400 BOE per day during the first six months of 2002, representing a compound annual growth rate of over 20%.



    Pursue Additional Growth Opportunities. We believe we can continue our strong reserve and production growth through the exploitation and development of our existing inventory of projects relating to our properties. We also intend to be opportunistic in pursuing selective acquisitions of oil or gas properties or exploration projects, for example, during periods of weak commodity prices. We will consider opportunities located in our current core areas of operation as well as projects in other areas in North America that meet our investment criteria.

    Maintain Long-Term Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging significant portions of our oil production through the use of swaps, collars and purchased puts and calls. The level of our hedging activity depends on our view of market conditions, available hedge prices and our operating strategy. Under our hedging program, we typically hedge approximately 70-75% of our production for the current year, 40-50% of our production for the next year and up to 25% of our production for the following year. For example, as of June 30, 2002 we had hedged approximately 74% of forecasted production for the remainder of 2002, approximately 64% of forecasted production for 2003 and approximately 19% of forecasted production for 2004.



Recent Developments



  Spin-off



    Our parent is Plains Resources Inc., which, in addition to owning us, owns an aggregate 26% ownership interest in PAA, including 44% of the general partner of PAA. PAA is a publicly traded master limited partnership that is engaged in the midstream activities of marketing, transportation and terminalling of oil and marketing liquified petroleum gas. Plains Resources also owns interests in oil and gas properties in Florida, which included 17.3 MMBOE of proved oil reserves as of December 31, 2001.


    On May 22, 2002 Plains Resources received a favorable private letter ruling from the IRS stating that, for United States federal income tax purposes, a distribution by Plains Resources of the Plains Exploration & Production capital stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. Prior to completing the spin-off, we intend to seek a supplemental private letter ruling from the IRS that this offering will not affect our earlier ruling. If we complete this offering, we expect the spin-off to occur within the following twelve months. If we do not complete this offering, Plains Resources may still decide to proceed with the spin-off.

    The spin-off will, among other things:

   . generally divide Plains Resources' midstream and upstream assets into two separate platforms;

   . allow Plains Resources and us to focus corporate strategies and management teams for each business; and

   .  simplify Plains Resources' and our corporate structure.

    Any decision to pursue the spin-off is subject to obtaining a number of regulatory and contractual third-party consents and permits, including a supplemental private letter ruling from the IRS. Accordingly, we cannot provide any assurance that the spin-off will occur.


  Reorganization



    On July 3, 2002 Plains Resources contributed to us all of the capital stock of its subsidiaries that own oil and gas properties offshore California and in Illinois. As a result, we indirectly own our offshore California and Illinois properties and directly own our onshore California properties. Plains Resources and its management will continue to manage our operations under the terms of a transition services agreement. Plains Resources also contributed to us intercompany payables that we or our subsidiaries owed to it which totalled $257.7 million at June 30, 2002.



  Financings



    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future indebtedness and are jointly and severally guaranteed on a full and unconditional basis by all of our existing and future domestic restricted subsidiaries.

    On July 3, 2002 we also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which approximately $5.1 million has been issued). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.



    We distributed the net proceeds of $195.3 million from the 8.75% Notes and $117.6 million in initial borrowings under our credit facility to Plains Resources, which used:



   . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002;



   .  $25.0 million to repay the amounts outstanding under its credit facility;
      and



   .  $0.9 million to pay fees related to its credit facility.



  Purchase of Additional Point Arguello Interest



    In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. As consideration for the transferred properties and certain of the sellers' obligations, we received $2.4 million in cash for the sale and $3.0 million as our share of revenues less costs for the period from April 1, to July 30, 2002. This transaction increased our working interest in the Point Arguello unit to 52.6%.



Oil and Gas Reserves


    The following tables set forth certain information with respect to our reserves based upon reserve reports prepared by the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc. and Ryder Scott Company in 2001, and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc. and Ryder Scott Company in 2000 and 1999. The reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of year-end prices for each year, held constant throughout the projected reserve life.


                                      Year Ended December 31,
                                   ------------------------------
                                     2001      2000       1999
                                   -------- ---------- ----------
                                       (Dollars in thousands)
              Oil (Mbbls):
              Proved developed....  119,248    105,679    100,758
              Proved undeveloped..  104,045     98,708     94,455
                                   -------- ---------- ----------
               Total..............  223,293    204,387    195,213
                                   ======== ========== ==========
              Gas (MMcf):
              Proved developed....   59,101     52,184     49,255
              Proved undeveloped..   37,116     41,302     41,618
                                   -------- ---------- ----------
               Total..............   96,217     93,486     90,873
                                   ======== ========== ==========
              Total (MBOE)........  239,329    219,968    210,359
                                   ======== ========== ==========
              PV-10:/(1)/
              Proved developed.... $454,095 $  982,752 $  628,451
              Proved undeveloped..  189,125    321,430    477,907
                                   -------- ---------- ----------
               Total.............. $643,220 $1,304,182 $1,106,358
                                   ======== ========== ==========
              Standardized measure $384,467 $  789,438 $  727,286
                                   ======== ========== ==========

--------

(1)Based on year-end spot market prices of: (a) $19.84 per Bbl of oil and $2.58 per Mcf of gas for 2001; (b) $26.80 per Bbl of oil and $13.70 per Mcf of gas for 2000; and (c) $25.60 per Bbl of oil and $2.37 per Mcf of gas for 1999. PV-10 represents the standardized measure before deducting estimated future income taxes.

    There are numerous uncertainties inherent in estimating quantities and values of proved reserves, and in projecting future rates of production and timing of development expenditures. Many of the factors that impact these estimates are beyond our control. Reservoir engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the PV-10 shown above represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties.

    In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from our properties, and the present value of the properties, are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where the guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations but excluding the effect of any hedges we have in place. The prices used in our reserve reports as of December 31, 2001 of $15.31 per Bbl of oil and $2.56 per Mcf of gas reflect the year-end spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, as adjusted for variations based on location and quality of oil. Historically, the prices for oil and gas have been volatile and are likely to continue to be volatile in the future.

Exploitation and Development

    Exploitation strategy. We implement our exploitation plan with respect to our properties by:

   .  enhancing product price realizations;

   .  optimizing production practices;

   .  realigning and expanding injection processes;

   .  drilling wells; and

   . performing stimulations, recompletions, artificial lift upgrades and other operating margin and reserve enhancements.


    After we acquire a property, we may also seek to increase our interest in the property by acquiring nearby acreage, pursuing farm-in drilling arrangements and purchasing minority interests in the property.


    By implementing our exploitation plan, we seek to increase cash flows and enhance the value of our asset base. In doing so, we add to and enhance our proved reserves. During the five-year period ended December 31, 2001 our additions to proved reserves totaled 120.6 MMBOE, or approximately 332% of cumulative net production for this period. We added these reserves at an aggregate average cost of $3.17 per BOE, excluding reserves added as a result of our acquisition activities. Reserve additions related solely to our acquisition activities totaled 57.3 MMBOE and were added at an aggregate average cost of $1.06 per BOE.

    We believe that our properties in our core areas hold potential for additional increases in production, reserves and cash flow. However, we can give no assurance that increases will be achieved.

    During 2002, we expect to spend approximately $61.0 million maintaining, developing and exploiting our oil and gas properties and pursuing acquisition opportunities. We expect approximately $45.0 million of these capital expenditures will be for exploitation projects in onshore California. The 2002 capital program incorporates the results of various analyses and field studies and includes our drilling approximately 87 total wells, including 10 injection wells and numerous injection realignment related workovers. During the six months ended June 30, 2002 capital expenditures for these activities was $42.3 million.


    Exploitation projects. The following table sets forth information with respect to our oil and gas properties (dollars in millions):


                                    Onshore California Properties
                               ----------------------------------------
                                                        Arroyo           Offshore  Illinois Basin
                                 LA Basin    Montebello Grande Mt. Poso California   and other
                               --------      ---------- ------ -------- ---------- --------------
                                                     (Dollars in thousands)
Year(s) discovered............  1924-66         1917      1906   1926      1981         1905
Year acquired.................     1992         1997      1997   1998      1999         1995
Proved reserves at acquisition
  (MMBOE).....................     17.7         23.3      19.9    7.7       6.4         17.3
As of December 31, 2001:
Proved reserves MMBOE.........    114.0/(1)/    27.6      60.8    9.3       5.0         22.6
 Percent oil..................      91%          97%       93%   100%       98%          98%
Proved developed reserves
  (MMBOE).....................     79.9         15.5      12.0    4.6       3.8         13.3
PV-10/(2)/.................... $  357.7        $71.4    $126.1  $22.5     $ 6.9        $58.6

--------

(1)The net cash realized from approximately 8.8 MMBOE of our proved reserves in the LA Basin properties as of December 31, 2001 is subject to a 50% net profits interest.


(2)Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. We have reduced the PV-10 of proved reserves of certain properties to reflect applicable abandonment costs and, with respect to the LA Basin properties, the net profits interest referenced in note 1. PV-10 represents the standardized measure before deducting estimated future income taxes. Our standard measure at December 31, 2001 was $384.5 million.


Onshore California

    LA Basin. In 1992 we acquired from Chevron U.S.A., Inc. substantially all of its producing oil properties in the LA Basin. These interests included the Inglewood, East Beverly Hills, San Vicente and South Salt Lake fields. Following the initial acquisition we expanded our holdings in this area by acquiring additional interests within the existing fields, including all of Texaco Exploration and Production, Inc.'s interest in its Vickers lease, which further consolidated our holdings in the Inglewood field. We refer to all of our properties in the LA Basin acquired before 1997 collectively as the "LA Basin properties". We hold a 100% working interest in the LA Basin properties.


    The LA Basin properties consist of oil reserves discovered at various times between 1924 and 1966. We have performed various exploitation activities, including drilling additional production and injection wells, returning previously marginal wells to economic production, optimizing pre-existing waterflood operations, initiating new waterfloods, optimizing artificial lift, increasing the capacity and efficiency of facilities, upgrading facilities to maintain regulatory compliance, reducing unit production expenses and improving marketing margins. Additionally, we continuously update and perform technical studies to identify new investment opportunities on these properties. Through these acquisition and exploitation activities, our net average daily production from this area has increased from approximately 6,700 BOE per day in 1992 to 11,800 BOE per day in the first six months of 2002.



    In December 1995, we negotiated an agreement with a unit of ChevronTexaco to remediate sections of our LA Basin properties impacted by prior drilling and production operations. Under this agreement, ChevronTexaco agreed to investigate contamination at the LA Basin properties and potentially remediate specific areas contaminated with hazardous substances, such as volatile organic substances and heavy metals, and we agreed to excavate and remediate nonhazardous oil contaminated soils. We are obligated to construct and operate, for the next eight years, at least a five-acre parcel of land as bioremediation cells for oil contaminated soils designated for excavation and treatment by ChevronTexaco. Although we believe that we do not have any material obligations for operations conducted before our acquisition of the properties from ChevronTexaco other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties (such as our agreement with ChevronTexaco described above), these amounts may not be recoverable from ChevronTexaco, either under our agreement or the limited indemnity from ChevronTexaco contained in the original purchase agreement.


    In 2001 we spent $66.8 million on capital projects on the LA Basin properties, the most significant of which were drilling 42 production and 15 injection wells. In 2002 we expect to spend $32.0 million on capital projects, which will include drilling 22 production wells and four injection wells, performing numerous recompletions and workovers, and modifying various production and injection facilities.


    We are also assessing the application of 3-D seismic technology to further evaluate the unproved reserves in our LA Basin properties. We expect to shoot the 3-D survey in 2003, interpretation of the data should occur in 2003 and any drilling based on the results may take place in late 2003 and in 2004 and 2005. This will be the first application of 3-D seismic technology in an onshore LA Basin Field. Also in the Inglewood Field, we have initiated a 20-well evaluation program using cased hole resistivity logging technology. This technology potentially identifies commercially producible sands behind casing in older wells. Furthermore, we expect these analyses to provide us with a more complex understanding of the field thereby potentially allowing us to improve the waterflood program. Finally, we are considering alternatives to procuring electricity for the field such as a self or cogeneration facility.



    Montebello. In March 1997 we expanded our operations in the LA Basin by acquiring Chevron USA's interest in the Montebello field, which included a 100% working interest (99.2% net revenue interest) in 55 producing oil wells and related facilities and approximately 450 acres of surface fee land. Our net average daily production from this field has increased from 930 BOE per day at the time of acquisition to 2,400 BOE per day in the first six months of 2002. Since the acquisition, we have drilled a total of 48 producing wells and 22 injection wells. During 2000, we evaluated the field reservoir information and prepared a comprehensive waterflood development plan. In 2001 we spent $13.0 million on capital projects in the Montebello field, the most significant of which was drilling 17 production and six injection wells. In 2002 we expect to spend $11.0 million on capital projects, which include drilling 12 production wells and six injection wells, performing numerous workovers and increasing the capacity of the production and injection facilities.





    Arroyo Grande. In November 1997 we acquired a 100% working interest (94% net revenue interest) in the Arroyo Grande field located in San Luis Obispo County, California, from subsidiaries of Shell Oil Company. We also acquired surface and related development rights to approximately 1,000 acres included in the 1,500-acre producing unit. The field is primarily under continuous steam injection and, at our acquisition date, was producing approximately 1,600 BOE per day (approximately 1,500 BOE net to our interest) of 14 degree API gravity oil from 70 wells. Since acquiring this property, we have drilled additional wells to downsize the injection patterns in the currently developed area from five acres to one and a quarter acres to accelerate recoveries, and realigned steam injection within these areas to increase the efficiency of the recovery process. We also curtailed steam injection by about 50% immediately following the acquisition due to low oil prices. Although oil prices subsequently rebounded, we maintained injection at this low rate pending our analysis of the saturation inputs provided by the infill drilling program, and in 2001 due to excessive gas fuel costs. As a result, base volumes declined considerably, but this decline was offset by the wells we drilled to downsize the injection patterns.



    In 2001 we spent $10.6 million on capital projects in the Arroyo Grande field, the most significant of which was drilling 19 production and 11 injection wells and installing a gas processing facility to reduce third-party fuel gas purchases. During 2002 we reduced capital expenditures to $1.0 million to allow time to assess the results of the 2001 drilling program and prepare to expand our steam flood in 2003-2004. We are also reviewing a plan to optimize steam handling and produced water disposal during 2002. Our net average daily production from this field was approximately 1,900 BOE per day during the first six months of 2002.



    Mt. Poso. During 1998 we acquired the Mt. Poso field from Aera Energy LLC. The Mt. Poso field is located near Bakersfield, California, in Kern County. When we acquired the field, it was producing 900 BOE per day of 15 to 17 degree API gravity oil and added 7.7 MMBOE to our proved reserves. Since acquisition, we have undertaken an aggressive recompletion and drilling program targeting the Pyramid Hills formation, completing a 107-well drilling program in 2000-2001. In 2001 we spent $10.3 million on capital projects in the Mt.Poso field, the most significant of which was drilling 43 production wells and recompleting 38 wells. During 2002 we reduced capital expenditures as we will focus on optimizing operating costs, including the installation of electrical generation facilities, and reviewing past drilling results to identify future drilling potential. In 2002 we expect to spend $1.0 million on capital projects to optimize our producing infrastructure. Our net average daily production from this field was 1,700 BOE during the first six months of 2002.


Offshore California


    Point Arguello. In July 1999 we acquired Chevron USA's 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. We are the operator for the Point Arguello unit which consists of three offshore platforms. Chevron USA retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all existing pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed Chevron USA's 26.3% share of all other abandonment costs.


    In 2001 we spent $5.6 million on capital projects in the Point Arguello unit, the most significant of which was drilling six production wells and a number of recompletion and stimulation workovers. In 2002 we expect to spend $5.0 million on capital projects, which include converting five wells to electric submersible lift systems, and various recompletions and stimulations.


    At the time we acquired our interest in Point Arguello, our net average daily production from this unit was 5,200 BOE. During the first six months of 2002 our net average daily production was 3,400 BOE.



    In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure with effect from April 1, 2002. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of all other abandonment costs. As consideration for the sale of the transferred properties and the sellers' other obligations we received $2.4 million. In addition, we received $3.0 million as our share of revenues less costs for the period from April 1 to July 30, 2002. Final determination of this amount and certain other purchase price adjustments will be made within six months of the closing date. This transaction increased our working interest in the Point Arguello unit to 52.6%.



    Rocky Point. In conjunction with the acquisition of our interests in the Point Arguello unit, we also acquired similar leasehold interests in the Rocky Point unit, which is adjacent to the Point Arguello unit. We are the operator for the Rocky Point unit and hold a 52.6% working interest. We are currently seeking regulatory approval to allow near-term development of the Rocky Point unit by drilling extended-reach wells from the Point Arguello platforms. While we must obtain a larger rig and several regulatory permits and other agreements among the working interest owners, we believe that if we resolve these issues, we may be able to drill in the Rocky Point unit. There can be no assurance, however, that any such drilling can or will occur.

Illinois Basin


    In December 1995 we acquired our properties in the Illinois Basin, which produced an average of 2,700 Bbls of oil per day in 2001 and accounted for 11% of our total sales volumes. In 2001 we spent $12.5 million on capital projects in the Illinois Basin, the most significant of which was drilling 42 production and nine injection wells and various water injection realignment projects. In 2002, we expect to spend $6.0 million on capital projects, which include drilling 38 development wells. In addition, we are continuing to evaluate the feasibility and potential implementation of a pilot program to field test an alkaline-surfactant enhanced oil recovery process. Our production from the Illinois Basin averaged 2,600 Bbls of oil per day in the first six months of 2002.


Other

    Our 2001 capital expenditures includes $13.9 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities and $2.0 million related to other projects. Our 2002 estimated capital expenditures include $12.0 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities and $5.0 million attributable to other projects.

Exploration and acquisition expenditures

   The following table summarizes the costs incurred during the last three years for our exploitation and development, exploration and acquisition activities.


                                             Year Ended December 31,
                                             ------------------------
                                               2001    2000    1999
                                             -------- ------- -------
                                                  (In thousands)
          Exploitation and development costs $123,778 $68,186 $54,996
          Exploration costs.................      286     293     796
          Property acquisition costs:
           Unproved properties..............       44      73     879
           Proved properties................    1,645   1,953   2,496
                                             -------- ------- -------
          Total............................. $125,753 $70,505 $59,167
                                             ======== ======= =======



    Exploitation and development costs include expenditures of $58.5 million in 2001, $20.6 million in 2000 and $10.7 million in 1999 related to the development of proved undeveloped reserves included in our proved oil and gas reserves at the beginning of each year. Our year-end 2001 standardized measure includes future development costs related to proved undeveloped reserves of $25.5 million in 2002, $58.9 million in 2003 and $45.2 million in 2004.

Production and Sales


   The following table presents information with respect to oil and gas production attributable to our properties, the revenues we derived from the sale of this production, average sales prices we received and our average production expenses during the six months ended June 30, 2002 and 2001, and the years ended December 31, 2001, 2000 and 1999.



                                            Six Months
                                          Ended June 30,   Year Ended December 31,
                                         ---------------- --------------------------
                                          2002     2001     2001     2000     1999
                                         ------- -------- -------- -------- --------
Production:
Oil (MBbls).............................   4,113    3,934    8,219    7,654    7,081
Gas (MMcf)..............................   1,719    1,627    3,355    3,042    3,163
Total (MBOE)............................   4,399    4,205    8,778    8,161    7,608
Oil and gas revenues (In thousands):
Oil..................................... $81,222 $ 86,756 $174,895 $126,434 $102,390
Gas.....................................   4,578   23,518   28,771   16,017    5,095
Other/(1)/..............................      13      423      473       --       --
                                         ------- -------- -------- -------- --------
   Total revenues....................... $85,813 $110,697 $204,139 $142,451 $107,485
                                         ======= ======== ======== ======== ========
Average realized prices (hedged):
Oil..................................... $ 19.75 $  22.05 $  21.28 $  16.52 $  14.46
Gas ($/Mcf).............................    2.66    14.45     8.58     5.26     1.61
BOE.....................................   19.50    26.22    23.20    17.46    14.13
Expenses ($/BOE):
Average production expenses............. $  7.97 $   7.24 $   7.27 $   6.89 $   6.64
General and administrative..............    1.07     1.11     1.16     0.77     0.57
Depletion, depreciation and amortization    3.04     2.58     2.70     2.25     1.72

--------
(1)Other revenues represents electricity related sales.




    Pursuant to an oil marketing agreement, PAA is the exclusive purchaser of all of our equity oil production. Plains Resources owns a 26% interest in PAA.




Product Markets and Major Customers

    Our revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas production and the levels of our production are subject to wide fluctuations and depend on numerous factors beyond our control, including seasonality, economic conditions, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC, and domestic government regulation, legislation and policies. Decreases in oil and gas prices have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow.

    To manage our exposure to commodity price risks, we use various derivative instruments to hedge our exposure to price fluctuations on oil sales. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges. We do not currently have any gas hedges.

    Deregulation of gas prices has increased competition and volatility of gas prices. Prices received for our gas are subject to seasonal variations and other fluctuations. All of our gas production is currently sold under various arrangements at spot indexed prices.

    Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary decreases in a significant portion of our oil and gas production.


    Pursuant to an oil marketing agreement, PAA is the exclusive purchaser of all of our equity oil production. The marketing agreement provides that PAA will purchase for resale at market prices all of our equity oil production. We pay PAA a marketing and administration fee of $0.20 per barrel and reimburse PAA for its reasonable expenses incurred in transporting or exchanging our oil. We have agreed to renegotiate the marketing and administration fee in good faith every three years. Under the marketing agreement, PAA has also agreed to, upon our request and reimbursement for its reasonable expenses, market certain of our gas and gas liquids and negotiate our gas purchase agreements. If we were to lose PAA as the exclusive purchaser of our equity production, we believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. However, PAA's role as the exclusive purchaser for all of our equity oil production does have the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions.


Productive Wells and Acreage

   As of December 31, 2001 we had working interests in 2,057 gross (2,031 net) active producing oil wells. The following table sets forth information with respect to our developed and undeveloped acreage as of December 31, 2001.


                                           December 31, 2001
                                     ---------------------------------
                                     Developed Acres Undeveloped Acres
                                     --------------- -----------------
                                     Gross    Net     Gross   Net/(1)/
                                     ------  ------  -------  -------
            Onshore California......  8,889   8,844    8,928   5,296
            Offshore California/(2)/ 15,326   4,033   41,720   1,449
            Illinois and other/(3)/. 17,777  15,482   69,360  49,101
                                     ------  ------  -------  ------
             Total.................. 41,992  28,359  120,008  55,846
                                     ======  ======  =======  ======

--------
(1)Less than 10% of total net undeveloped acres are covered by leases that expire from 2002 through 2004.
(2)Excludes 6,200 acres that we have the right to acquire a 26.315% interest in under an option agreement.

(3)Includes 53,022 gross undeveloped acres and 42,505 net undeveloped acres that will be transferred to us in accordance with the terms of the separation agreement.


Drilling Activities

   Information with regard to our developmental well drilling activities during the years ended December 31, 2001, 2000 and 1999 is set forth below:

                                      Year Ended December 31,
                                -----------------------------------
                                   2001        2000        1999
                                ----------- ----------- -----------
                                Gross  Net  Gross  Net  Gross  Net
                                ----- ----- ----- ----- ----- -----
             Development wells:
             Oil............... 168.0 163.4 156.0 154.0 105.0 105.0
             Gas...............    --    --    --    --    --    --
             Dry...............   1.0   1.0   2.0   2.0    --    --
                                ----- ----- ----- ----- ----- -----
                Total.......... 169.0 164.4 158.0 156.0 105.0 105.0
                                ===== ===== ===== ===== ===== =====

Real Estate

   We currently own surface and mineral rights in the following tracts of real property, portions of which are used in our oil and gas operations:

                                                           Approximate
          Property               Location                    acreage
          --------               --------                  -----------
          Inglewood.... Los Angeles County, California              40
          Montebello... Los Angeles County, California             450
          Arroyo Grande San Luis Obispo County, California       1,045
          Mt. Poso..... Kern County, California                  1,230
          Gaviota...... Santa Barbara County, California           160

    In the course of our business, certain of our properties may be subject to easements or other incidental property rights and legal requirements that may affect the use and enjoyment of our property. For instance, 183 of our acres in the Montebello field have been designated as California Coastal Sage Scrub.

Title to Properties

    Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. We do not believe that any of these burdens materially interfere with our use of the properties in the operation of our business.

    We believe that we have generally satisfactory title to or rights in all of our producing properties. As is customary in the oil and gas industry, we make minimal investigation of title at the time we acquire undeveloped properties. We make title investigations and receive title opinions of local counsel only before we commence drilling operations. We believe that we have satisfactory title to all of our other assets. Although title to our properties is subject to encumbrances in certain cases, we believe that none of these burdens will materially detract from the value of our properties or from our interest therein or will materially interfere with our use in the operation of our business.

Competition

    Our competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of our larger competitors possess and employ financial and personnel resources substantially greater than ours. These competitors are able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and gas industry.

Regulation

    Our operations are subject to extensive regulations. Many federal, state and local departments and agencies are authorized by statute to issue, and have issued, laws and regulations binding on the oil and gas industry and its individual participants. The failure to comply with these rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. However, we do not believe that we are affected in a significantly different manner by these laws and regulations than are our competitors. Due to the myriad of complex federal, state and local regulations that may affect us directly or indirectly, you should not rely on the following discussion of certain laws and regulations as an exhaustive review of all regulatory considerations affecting our operations.

    OSHA. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the United States Environmental Protection Agency community-right-to-know regulations, and similar state statutes require that we maintain certain information about hazardous materials used or produced in our operations and that we provide this information to our employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.


    MMS. Our oil and gas operations on offshore leases located in federal waters are regulated by the MMS. The MMS has broad authority over these operations. It must approve and grant permits in connection with our drilling and development plans. Additionally, the MMS has promulgated regulations requiring offshore production facilities to meet stringent engineering and construction specifications restricting the flaring or venting of gas, governing the plugging and abandonment of wells and controlling the removal of production facilities. Under certain circumstances, the MMS may require the suspension or termination of any of our operations on federal leases, as discussed in "Risk Factors-- Governmental agencies and other bodies, including those in California, might impose regulations that increase our costs and may terminate or suspend our operations," and has proposed regulations that would permit it to expel unsafe operators from offshore operations. The MMS has also established rules governing the calculation of royalties and the valuation of oil produced from federal offshore leases and regulations regarding costs for gas transportation. Delays in the approval of plans and issuance of permits by the MMS because of staffing, economic, environmental or other reasons could adversely affect our operations.

    Regulation of production. The production of oil and gas is subject to regulation under a wide range of federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and gas, and several states have indicated interest in revising applicable regulations. These regulations limit the amount of oil and gas we can produce from our wells and limit the number of wells or the locations at which we can drill. Also, each state generally imposes an ad valorem, production or severance tax with respect to production and sale of oil, gas and natural gas liquids within its jurisdiction.

    Pipeline regulation. We have pipelines to deliver our production to sales points. Our pipelines are subject to regulation by the United States Department of Transportation with respect to the design, installation, testing, construction, operation, replacement, and management of pipeline facilities. In addition, we must permit access to and copying of records, and must make certain reports and provide information, as required by the Secretary of Transportation. The states in which we have pipelines have comparable regulations. Some of our pipelines related to the Point Arguello unit are also subject to regulation by the Federal Energy Regulatory Commission, or FERC. We believe that our pipeline operations are in substantial compliance with applicable requirements.

    Sale of gas. The FERC regulates interstate gas pipeline transportation rates and service conditions. Although the FERC does not regulate gas producers such as us, the agency's actions are intended to foster increased competition within all phases of the gas industry. To date, the FERC's pro-competition policies have not materially affected our business or operations. It is unclear what impact, if any, future rules or increased competition within the gas industry will have on our gas sales efforts.

    The FERC, the United States Congress or state regulatory agencies may consider additional proposals or proceedings that might affect the gas industry. We cannot predict when or if these proposals will become effective or any effect they may have on our operations. We do not believe, however, that any of these proposals will affect us any differently than other gas producers with which we compete.


    Environmental. Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to safety, health and environmental protection, including the generation, storage, handling, emission and transportation of materials and the discharge of materials into the environment. Other statutes that provide protection to animal and plant species and which may apply to our operations include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from our operations. The permits required for various of our operations are subject to revocation, modification and renewal by issuing authorities.


    As with our industry generally, our compliance with existing and anticipated laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, upgrade and close equipment and facilities. Although these regulations affect our capital expenditures and earnings, we believe that they do not affect our competitive position because our competitors that comply with such laws and regulations are similarly affected, except as discussed in "Risk Factors--Environmental liabilities could adversely affect our financial condition". Environmental laws and regulations have historically been subject to change, and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. If a person violates these environmental laws and regulations and any related permits, they may be subject to significant administrative, civil and criminal penalties, injunctions and construction bans or delays. If we were to discharge hydrocarbons or hazardous substances into the environment, we could, to the extent the event is not insured, incur substantial expense, including both the cost to comply with applicable laws and regulations and claims made by neighboring landowners and other third parties for personal injury and property damage. For additional information, see "Risk Factors--Environmental liabilities could adversely affect our financial condition".


    Permits. Our operations are subject to various federal, state and local regulations that include requiring permits for the drilling of wells, maintaining bonding and insurance requirements to drill, operate, plug and abandon, and restore the surface associated with our wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandonment of wells, the disposal of fluids and solids used in connection with our operations and air emissions associated with our operations. Also, we have permits from the city and county of Los Angeles, California, the city of Culver City, California, the county of Kern, California, and the county of Santa Barbara, California to operate crude oil, natural gas and related pipelines and equipment that run within the boundaries of these governmental entities.



Plugging, Abandonment and Remediation Obligations



    Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. If we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through June 30, 2002, we have not been required to make contributions to an escrow account.



    In connection with the acquisitions of our interests in the Point Arguello field, offshore California, we assumed our 52.6% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The sellers retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.



    Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. Current or future local, state or federal rules and regulations may require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.



    Consistent with normal industry practices, substantially all of our oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that at December 31, 2001 the costs to perform these tasks was approximately $19.3 million, net of salvage value and other considerations.




Legal Proceedings

    In the ordinary course of our business, we are a claimant or defendant in various legal proceedings. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

Employees


    As of June 30, 2002 we had 237 full-time employees, 190 of whom were field personnel involved in oil and gas producing activities. In addition, we use the services of 59 employees through a management agreement with Plains Resources. We believe our relationship with our employees is good. None of our or Plains Resources' employees is represented by a labor union.

                                  MANAGEMENT


Plains Resources' and our Executive Officers and our Directors



    Except for Stephen A. Thorington, our Executive Vice President and Chief Financial Officer, all of the individuals who perform the day-to-day financial, administrative, and accounting functions for us, as well as those who are responsible for directing and controlling us, are currently employed by Plains Resources. In addition, a portion of our operational employees, generally those associated with our Arguello unit, are also employed by Plains Resources. Under a transition services agreement between us and Plains Resources, Plains Resources charges us for these services, which require substantially all of these persons' working time. The transition services will expire when the spin-off is completed. See "Certain Transactions."



   The following table sets forth certain information as of the date of this prospectus regarding Plains Resources' and our executive officers and our directors. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.



 Name                  Age                        Title
 ----                  ---                        -----
 James C. Flores...... 43  Plains Resources' Chairman of the Board and Chief
                             Executive Officer and a Director of ours
 John T. Raymond...... 32  Plains Resources' President and Chief Operating
                             Officer
 Stephen A. Thorington 46  Executive Vice President and Chief Financial Officer
 Timothy T. Stephens.. 50  Plains Resources' Executive Vice President --
                           Administration, Secretary and General Counsel
 Cynthia Feeback...... 44  Plains Resources' Senior Vice President --
                             Accounting and Treasurer
 Thomas M. Gladney.... 49  Plains Resources' Senior Vice President of
                             Operations
 Franklin R. Bay...... 44  Plains Resources' Senior Vice President of Corporate
                             Development
 Jerry L. Dees (1).... 62  Director
 Tom H. Delimitros (1) 62  Director
 John H. Lollar (1)... 63  Director



--------

(1) We expect that Mssrs. Dees, Delimitros and Lollar will become our directors before the completion of this offering.



   The following biographies describe the business experience of Plains Resources' and our executive officers and our directors:



    James C. Flores, Director since          2002 and Plains Resources'
Chairman of the Board and Chief Executive Officer since May 2001. He was President and Chief Executive Officer of Ocean Energy, Inc., an oil and gas company, from July 1995 until March 1999, and a director of Ocean Energy, Inc. from 1992 until March 1999. In March 1999 Ocean Energy, Inc. was merged into Seagull Energy Corporation, which was the surviving corporation of the merger, and which was renamed Ocean Energy, Inc. Mr. Flores served as Chairman of the Board of the new Ocean Energy, Inc. from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. From January 2001 to May 2001 Mr. Flores managed various private investments.


    John T. Raymond, Plains Resources' President and Chief Operating Officer since November 2001. Previously, he was its Executive Vice President and Chief Operating Officer from May 2001 to November 2001. In addition, Mr. Raymond served as Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001, and as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. Mr. Raymond also served as Vice President of Howard Weil Labouisse Friedrichs, Inc., an energy investment company, from 1992 to April 1998. In addition, Mr. Raymond is a director of Plains All American GP LLC, which is the general partner of Plains AAP, L.P.



    Stephen A. Thorington, our Executive Vice President and Chief Financial Officer since August 2002. Previously, he was Senior Vice President--Finance and Corporate Development of Ocean Energy, Inc. from July 2001 to August 2002 and Senior Vice President--Finance, Treasury and Corporate Development of Ocean Energy, Inc. from March 1999 to July 2001. He also served as Vice President, Finance and Treasurer of Seagull Energy Corporation from May 1996 to March 1999. Mr. Thorington served as a Managing Director of Chase Securities, Inc. from April 1994 to May 1996.




    Timothy T. Stephens, Plains Resources' Executive Vice President -- Administration, Secretary and General Counsel since May 2001. From March 2000 to May 2001 Mr. Stephens practiced as a private business consultant to various clients. In February 1998 Mr. Stephens was hired by the board of directors of Abacan Resources Corporation, an oil and gas company, to help the company overcome significant financial difficulties. He served as Chairman, President and Chief Executive Officer of Abacan until March 2000 when the company, after a two-year restructuring, was placed into statutory receivership with the agreement of its senior creditor. Previously, Mr. Stephens was President of Seven Seas Petroleum from February 1995 to May 1997, and Vice President of Enron Capital & Trade Resources Corp. from July 1991 to February 1995.

    Cynthia Feeback, Plains Resources' Senior Vice President -- Accounting and Treasurer since July 2001. She was its Vice President -- Accounting and Assistant Treasurer from May 1999 to July 2001, and its Assistant Treasurer, Controller and Principal Accounting Officer from May 1998 to May 1999. Previously, Ms. Feeback served as its Controller and Principal Accounting Officer from 1993 to 1998, Controller from 1990 to 1993, and Accounting Manager from 1988 to 1990.


    Thomas M. Gladney, Plains Resources' Senior Vice President of Operations since November 2001. He was President of Arguello, Inc., a subsidiary of ours, from December 1999 to November 2001. From July 1999 to December 1999 he served as a Project Manager for Torch Energy Services, a contract operating services company. From January 1999 to June 1999 he served as a Project Manager for Venoco Inc., an oil and gas company. From September 1998 to January 1999 he was a self-employed engineering services consultant. From 1992 to September 1998 he was Offshore Operations Manager for Oryx Energy Company. Previously, he served as Gulf Coast Reserve Development Manager of Oryx Energy/Sun E&P from 1988 to 1992.



    Franklin R. Bay, Plains Resources' Senior Vice President of Corporate Development since February 2002. From August 1996 to February 2002, Mr. Bay served in various capacities with Enron Corp., including Vice President of Commercial Operations for Northern Natural Gas Pipeline Company, General Counsel of the Gas Pipeline Group, and head of Enron Broadband Service's Emerging Businesses Group. His previous experience also includes serving in the first Bush Administration as the Deputy General Counsel at the Department of Energy and Deputy Legal Adviser at the State Department, and he previously served as a 2nd Lieutenant in the United States Marine Corps.



    Jerry L. Dees, Director since       , 2002.  He retired in 1996 as Senior
Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991. From 1987 to 1991 he was Vice President of Exploration and Land for ARCO Alaska, Inc., and from 1985 to 1987 he held various positions as Exploration Manager of ARCO. From

1980 to 1985 Mr. Dees was Manager of Exploration Geophysics for Cox Oil and Gas Producers. Mr. Dees was also a director of Plains Resources from 1997 until
      , 2002.



    Tom H. Delimitros, Director since       , 2002.  He has been a General
Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a specialty chemical and chemical process company. From 1983 to 1988, Mr. Delimitros was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc. Mr.
Delimitros was also a director of Plains Resources from 1998 until       , 2002.





    John H. Lollar, Director since       , 2002.  He has been the Managing
Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992. Mr. Lollar was also a director of Plains
Resources from 1995 until         , 2002.





    After the spin-off, we expect that Mr. Flores will become our Chairman of the Board and Chief Executive Officer. We also expect that Mr. Raymond will be our President and Chief Operating Officer, Mr. Stephens will be our Executive Vice President -- Administration, Secretary and General Counsel, Ms. Feeback will be our Senior Vice President -- Accounting and Treasurer, and Mr. Gladney will be our Senior Vice President of Operations. After the spin-off, we expect that Mr. Flores will continue as Chairman of the Board of Plains Resources and Mr. Raymond will be Chief Executive Officer of Plains Resources. Each of our officers will be our full-time employees.




                              BOARD OF DIRECTORS


    Our certificate of incorporation authorizes a board of directors consisting of at least three, but not more than nine, members, with the exact number of directors being the number within this range that may be determined from time to time by resolution of our board of directors. Our board of directors consists of four members, Messrs. Flores, Dees, Delimitros and Lollar. We
expect to add    members to our board of directors after the spin-off. Our
directors are elected to hold office until our next annual shareholder meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.


                     COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has established an audit committee and a compensation committee. Our board may establish other committees from time to time to facilitate our management.


    Our audit committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Delimitros acting as chairman. Our audit committee recommends to our entire board the independent auditors to be engaged by us, reviews the plan, scope and results of our annual audit, and reviews our internal controls and financial management policies with our independent auditors. All of the members of our audit committee are non-employee directors. Our board of directors, in its business judgment, has determined that all current members of our audit committee are "independent" as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards.



    Our compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Our compensation committee establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to our entire board compensation for our executive officers and key employees. Our compensation committee also administers our equity compensation plan and determines the number of shares covered by, and terms of, grants to executive officers and key employees. All of the members of our compensation committee are non-employee directors.

                                 COMPENSATION

Compensation of Directors


    We will pay each of our directors who is not one of our employees an annual
retainer of $      , an attendance fee of $       for each board meeting
attended (excluding telephonic meetings), an attendance fee of $       for each
committee meeting or telephonic board meeting attended, and we will reimburse all directors for reasonable expenses they incur while attending board and committee meetings.


Executive Compensation

    Plains Resources paid all the compensation of its officers during 1999, 2000 and 2001. Under the transition services agreement between Plains Resources and us, we reimburse Plains Resources for costs incurred to provide us with management services, including general and administrative expenses and other employee costs.

Option Grants in 2001

    We did not grant any options or stock appreciation rights to our executive officers in 2001.

Option Exercises and Option Values in 2001

    None of our executive officers held options as of the end of, or exercised options during, 2001.




2002 Stock Incentive Plan



    We adopted our 2002 stock incentive plan on       , 2002. The 2002 plan
provides for the grant of stock options (including incentive stock options, as defined in Section 422 of the Code, and non-qualified stock options) and other awards (including performance units, performance shares, share awards, restricted stock and stock appreciation rights, or SARs) to our directors, officers and employees, individuals to whom we have extended written offers of employment, and our consultants and advisors. Our compensation committee, which is comprised of "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act, administers the 2002 plan. Seven million shares of our common stock are subject to issuance under the 2002 plan. Our compensation committee may grant options and SARs on such terms, including vesting and payment forms, as it deems appropriate in its discretion, however, no option or SAR may be exercised more than 10 years after its grant, and the purchase price for incentive stock options and non-qualified stock options may not be less than 100% of the fair market value of our common stock on the date of grant. Our compensation committee may grant restricted stock awards, share awards, performance units and performance shares on such terms and conditions as it may in its discretion decide. Unless terminated earlier by our board of directors,
the 2002 plan will terminate on       , 2012.

    Upon the occurrence of an event constituting a "change in control" (as defined in the 2002 plan) of us, all options and SARs will become immediately exercisable in full for the remainder of their terms. In addition, in such an event, unless otherwise determined by our compensation committee and set forth in the agreement governing the award, performance units will become immediately vested and restrictions on stock granted pursuant to restricted stock awards will lapse.



Employment Agreements and Change-in-Control Arrangements



    James C. Flores. On September 10, 2002, we entered into an employment agreement with Mr. Flores as our Chairman of the Board and Chief Executive Officer, which will not be effective unless and until the spin-off occurs. The agreement has an initial term of five years beginning on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Flores agree to new compensation terms ninety days before the end of the applicable term.



    Pursuant to the employment agreement, beginning on its effective date, Mr. Flores will be entitled to a base salary of $400,000 and would be eligible for a target bonus of $400,000, subject to the attainment of performance goals. Also, Mr. Flores has been granted an award of 75,000 restricted shares of our common stock, which would vest over three equal annual installments beginning on the first anniversary of the date of grant, which would be the date of our initial public offering.





    As a result of his employment with Plains Resources, Mr. Flores received an option under the Plains Resources' 2001 stock incentive plan to purchase 1,000,000 shares of Plains Resources common stock at an exercise price of $23.00 per share. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources detailed on on page 66, this performance option would "split" such that Mr. Flores would receive (1) an option to purchase 1,000,000 shares of Plains Resources common stock and (2) stock appreciation rights, or SARs, with respect to 1,000,000 shares of our common stock. The $23.00 exercise price of his existing Plains Resources option would also be "split" between the new Plains Resources option and the SARs based on the relative closing prices of Plains Resources common stock and our common stock as reported on the NYSE on the day following the spin-off. The vesting terms would remain unchanged. As a result, the SARs would become vested and exercisable on the first to occur of:



   .  May 7, 2006;



   . with respect to one-half of the shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 150% of the SARs exercise price;



   . with respect to all shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 200% of the SARs exercise price;



   . termination of Mr. Flores's employment by us for any reason other than cause (as defined in the employment agreement) or because of Mr. Flores's death or resignation or by Mr. Flores for good reason (as defined in the employment agreement);



   .  a change in control (as defined in the employment agreement) of us; or



   .  any such time that Mr. Flores is not a member of our board of directors.



In February 2002, Mr. Flores was granted an option to purchase 125,000 shares of Plains Resources common stock, which vests over three equal annual installments beginning on the first anniversary of the date of grant. As discussed above, this option would also "split" and the vesting terms would remain unchanged.



    Under the employment agreement, Mr. Flores will also be entitled to all of the employee benefits, fringe benefits and perquisites provided by us to other senior executives and will be reimbursed by us for monthly country club fees.



    Mr. Flores's employment agreement provides that if his employment is terminated by us without cause, by Mr. Flores's death or disability, or by Mr. Flores for good reason, we would pay him $2.5 million. Mr. Flores and his dependents would be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis.



    Under the employment agreement, if benefits to which Mr. Flores becomes entitled in connection with a change in control are considered "excess parachute payments" under Section 280G of the Code, then Mr. Flores would be entitled to an additional payment from us in an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).



    John T. Raymond. On September 10, 2002, we entered into an employment agreement with Mr. Raymond as our President and Chief Operating Officer, which will not be effective unless and until the spin-off occurs. The agreement has an initial term of five years beginning on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Raymond agree to new compensation terms ninety days before the end of the applicable term.



    Pursuant to the employment agreement, beginning on its effective date, Mr. Raymond will be entitled to a base salary of $350,000 and will be eligible for a target bonus of, $350,000, subject to the attainment of performance goals. Also, Mr. Raymond has been granted an award of 60,000 restricted shares of our common stock, which would vest over three equal annual installments beginning on the first anniversary of the date of grant, which would be the date of our initial public offering.



    As a result of his employment with Plains Resources, Mr. Raymond received an option under the Plains Resources' 2001 stock incentive plan to purchase 300,000 shares of Plains Resources common stock at an exercise price of $25.26 per share. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, this option would "split" such that Mr. Raymond would receive (1) an option to purchase 300,000 shares of Plains Resources common stock and (2) SARs with respect to 300,000 shares of our common stock. The $25.26 exercise price of his existing Plains Resources option would also be "split" between the new Plains Resources option and the SARs based on the relative closing prices of Plains Resources common stock and our common stock as reported on the NYSE on the day following the spin-off. The vesting terms would remain unchanged. As a result, 100,000 of the SARs would become vested and exercisable on the first to occur of:



   .  May 16, 2006;



   . with respect to one-half of the shares subject to the 100,000 SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 150% of the SARs exercise price;



   . with respect to all shares subject to the 100,000 SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 200% of the SARs exercise price;

   . termination of Mr. Raymond's employment by us for any reason other than cause (as defined in our 2002 plan) or because of Mr. Raymond's death or resignation or by Mr. Raymond for good reason (as defined in the related stock option agreement); or



   .  a change in control (as defined in our 2002 plan) of us.





The remaining 200,000 SARs would continue to have a five-year term and would vest in three equal annual installments which began on May 17, 2002. In February 2002, Mr. Raymond was granted an option to purchase 175,000 shares of Plains Resources common stock, which vests over three equal annual installments beginning on the first anniversary of the date of grant. As discussed above, this option would also "split" and the vesting terms would remain unchanged.



    Under this employment agreement, Mr. Raymond will also be entitled to all of the employee benefits, fringe benefits and perquisites provided by us to other senior executives and will be reimbursed by us for monthly country club fees.



    Mr. Raymond's employment agreement provides that if his employment is terminated by us without cause (as defined in the employment agreement), by Mr. Raymond's death or disability, or by Mr. Raymond for good reason (as defined in the employment agreement), we would pay him $1.4 million. Mr. Raymond and his dependents would be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis.



    Under the employment agreement, if benefits to which Mr. Raymond becomes entitled in connection with a change in control are considered "excess parachute payments" under Section 280G of the Code, then Mr. Raymond would be entitled to an additional payment from us in an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).



    Stephen A. Thorington. We entered into an employment agreement with Mr. Thorington. Pursuant to this agreement, Mr. Thorington will serve for an initial term of five years beginning on September 3, 2002. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement is subject to a one-year extension if we and Mr. Thorington agree to new compensation terms before the end of the applicable term. Mr. Thorington's employment agreement provides for a base salary of $300,000 per year and a target annual bonus of $300,000, subject to the attainment of performance goals. In addition, pursuant to the employment agreement, Mr. Thorington received a $350,000 signing bonus and has been granted SARs with respect to 300,000 shares of our common stock, granted to be effective on the day he begins employment with us and at an exercise price equal to the initial public offering price. The SARs would vest according to the terms set by our compensation committee. In addition, Mr. Thorington was granted by Plains Resources an award of 45,000 restricted shares of Plains Resources common stock, which would vest over three equal annual installments beginning on the first anniversary of the date of grant, which would be September 3, 2002. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, these restricted stock awards would "split" such that Mr. Thorington would receive awards of 45,000 restricted shares of both Plains Resources common stock and our common stock. The vesting terms would remain unchanged.



    Timothy T. Stephens. On September 10, 2002, we entered into an employment agreement with Mr. Stephens, which will not be effective unless and until the spin-off occurs. The agreement has an initial term of five years beginning on its effective date. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Stephens agree to new compensation terms before the end of the applicable term. Mr.

Stephens will be entitled to a base salary of $275,000 per year and a target annual bonus of $275,000, subject to the attainment of performance goals. Also, Mr. Stephens has been granted an award of 30,000 restricted shares of our common stock, which would vest over three equal annual installments beginning on the first anniversary of the date of grant, which would be the effective date of our initial public offering.



    As a result of Mr. Stephens' employment with Plains Resources, Mr. Stephens received an option under the Plains Resources 2001 stock incentive plan to purchase 250,000 shares of Plains Resources common stock. In February 2002, Mr. Stephens was granted an option to purchase 60,000 shares of Plains Resources common stock. The Plains Resources board of directors has accelerated the vesting of these options effective immediately before the spin-off. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, these options would "split" such that Mr. Stephens would receive (1) an option to purchase 310,000 shares of Plains Resources common stock and (2) SARs with respect to 310,000 shares of our common stock, all of which would be fully vested. The exercise prices of his existing Plains Resources stock options would also be "split" between the new Plains Resources option and the SARs based on the relative closing prices of Plains Resources common stock and our common stock as reported on the NYSE on the day following the spin-off.



    Other. In the event of certain corporate transactions, changes in control of us, or changes in the composition of our board of directors under certain circumstances, all options granted to our executive officers will be exercisable on an accelerated schedule pursuant to our 2002 plan. To the extent not already exercisable, these options generally become exercisable upon a change of control of us resulting from:



   . a change in the composition of our board of directors pursuant to which incumbent directors or their designated successors cease to constitute at least two-thirds of our board;



   . subject to certain exceptions, the acquisition of securities by a person after which that person beneficially owns 20% or more of the voting power of our outstanding stock; or



   . subject to certain exceptions, approval by our stockholders of a merger, consolidation or reorganization involving us, a complete liquidation or dissolution of us, or an agreement for the sale of all or substantially all of our assets.



    In addition, in the event of such a change in control, certain holders of options may elect to surrender their options for a cash payment equal to the difference between the exercise price and the market price of our common stock on the date of the event.

                             PRINCIPAL STOCKHOLDER

   The following table sets forth information with respect to the beneficial
ownership of our common stock as of      , 2002:

                                             Percent Beneficially Owned(1)
                                             ------------------------------
                              Shares of
     Name and Address        Common Stock
     of Beneficial Owner  Beneficially Owned Before Offering After Offering
     -------------------  ------------------ --------------- --------------
     Plains Resources Inc                          100%              %
     500 Dallas Street
     Houston, Texas 77002

--------

(1) Assumes no exercise of the underwriters' overallotment option to purchase
    up to        additional shares of common stock. If the underwriters'
    overallotment option is exercised in full, upon completion of this offering
    Plains Resources would beneficially own    % of the outstanding common
    stock.

                             CERTAIN TRANSACTIONS


Our Relationship With PAA



    Plains Resources owns approximately 26% of PAA, including 44% of the general partner of PAA. We are party to the following agreements with PAA and Plains Resources:


   . an omnibus agreement that provides (1) that we cannot engage in oil storage, terminalling, gathering, marketing or transportation activities in any state in the continental United States for any person other than us and (2) for the resolution of certain conflicts arising from our engaging in these activities, or with respect to marketing, at all.

   . a marketing agreement that provides that PAA will purchase all of our equity oil production at market prices for a fee of $0.20 per Bbl. For the purchase of oil under the agreement, including the royalty share of production, in 2001, 2000 and 1999 PAA paid $202.1 million, $222.7 million and $114.6 million, respectively; and

   . a letter agreement that provides that, if our marketing agreement with PAA terminates before the termination of PAA's oil sales agreement with Tosco Refining Co. pursuant to which PAA sells to Tosco all of the oil from our Arroyo Grande property it purchases from us, PAA will continue to purchase our equity production from our Arroyo Grande property under the same terms as our marketing agreement with PAA until the Tosco agreement terminates.

Master Separation Agreement


   Overview. To effect our separation from Plains Resources, we entered into a master separation agreement on July 3, 2002 with Plains Resources simultaneous with entering into our financing. The master separation agreement provides for the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations. The master separation agreement provides for, among other things:


   .  the separation;

   .  this offering;

   .  the spin-off;

   .  corporate governance provisions related to us;

   .  cross-indemnification provisions;

   . allocation of fees related to these transactions between us and Plains Resources;

   . other provisions governing our relationship with Plains Resources, including mandatory dispute arbitration, sharing information, confidentiality and other covenants;

   .  a noncompetition provision; and

   . us entering into the ancillary agreements discussed below with Plains Resources.


    Separation. To effect the separation, on July 3, 2002, Plains Resources transferred to us assets and liabilities related to Plains Resources' upstream business other than its Florida operations, including the capital stock of Arguello Inc., Plains Illinois Inc., PMCT, Inc. and Plains Resources International Inc., miscellaneous upstream assets and related hedging agreements. We assumed the liabilities associated with the transferred assets and businesses. At a future date before the spin-off, Plains Resources will transfer to us additional assets and liabilities, including remaining upstream agreements and permits that require consent to transfer and office furniture and equipment, and we will sublease a portion of Plains Resources' office space. Except as set forth in the master separation agreement, no party is making any representation or warranty as to the assets or liabilities transferred as a part of the separation, and all assets are being transferred on an "as is, where is" basis.

    Plains Resources has agreed to take such further actions as we may reasonably request to more effectively complete the transfers of assets and liabilities described above, to protect and enjoy all rights and benefits Plains Resources had with respect thereto and as otherwise appropriate to carry out the transactions contemplated by the master separation agreement.

   Reorganization. The master separation agreement provides for an internal reorganization within Plains Resources, including:

   .  before this offering, our conversion into a Delaware corporation; and

   . before the spin-off, the merger of Stocker Resources, Inc. into Plains Resources.

    IPO. The master separation agreement provides that we and Plains Resources will use our reasonable efforts to consummate this offering. In connection with this offering, we will, among other things, file a registration statement with the SEC, enter into an underwriting agreement and list our common stock on the New York Stock Exchange. Also, we are obligated to consult with Plains Resources on pricing this offering, the timing of this offering and other material matters related to this offering. In addition, as a condition to this offering, Plains Resources must be satisfied in its sole discretion that it will own more than 80% of our outstanding common stock following this offering, control us within the meaning of Section 368(c) of the Internal Revenue Code of 1986, or the Code, and satisfy the stock ownership requirements of Section 1504(a)(2) of the Code with respect to our stock. Finally, if necessary we will enter into a registration rights agreement with Plains Resources that will provide Plains Resources with at least five demand rights, piggyback registration rights, and other ordinary and customary terms in registration rights agreements generally, including "blackout" and "lockup" provisions.

    Spin-off. The master separation agreement provides for the spin-off distribution by Plains Resources of our remaining common stock that it will own after completion of this offering. Plains Resources is not obligated to effect the spin-off. If Plains Resources decides to effect the spin-off, each holder of Plains Resources common stock on the record date would receive a pro rata share of the total shares of our common stock held by Plains Resources.

    The master separation agreement contemplates that Plains Resources will file a supplemental private letter ruling request with the IRS to confirm that a distribution of at least 80% of the shares of our common stock following this offering would not affect the tax treatment in the original private letter ruling Plains Resources received from the IRS. If either the original ruling or the supplemental ruling is not in effect at any time before the spin-off, Plains Resources need not complete the spin-off.

    Corporate governance. The master separation agreement contains several provisions regarding our corporate governance. First, after this offering, as long as Plains Resources owns shares representing at least a majority of our voting power, Plains Resources will have the right to designate for nomination by our board of directors, or a nominating committee of the board, a majority of the members of our board. If Plains Resources' beneficial ownership of our common stock is reduced to a level below 50% of our voting power but is at least 20% of our voting power, Plains Resources will have the right to designate for nomination a number of directors proportionate to its voting power. We also agree that following this offering and before the spin-off, we will obtain Plains Resources' consent before we issue any additional stock or securities convertible or exchangeable for our stock if the issuance would cause Plains Resources to fail to control us within the meaning of Section 368(c) of the Code or to satisfy the stock ownership requirements of
Section 1504(a)(2) of the Code with respect to our stock.

    Indemnification. The master separation agreement provides for cross-indemnities intended to place sole financial responsibility on us for all liabilities associated with the current and historical businesses and operations we conduct after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility for liabilities associated with Plains Resources' other businesses with Plains Resources and its other subsidiaries. The master separation agreement also contains indemnification provisions under which we and Plains Resources each indemnify the other with respect to breaches by the indemnifying party of the master separation agreement or any of the ancillary agreements described below. We agree to indemnify Plains Resources and its other subsidiaries against liabilities arising from misstatements or omissions in the various offering documents for this offering, including this prospectus or in documents to be filed with the SEC in connection with this offering or the spin-off, except for information regarding Plains Resources provided by Plains Resources for inclusion in such documents. Plains Resources agrees to indemnify us against liabilities arising from misstatements or omissions in the various offering documents for this offering, including this prospectus or the spin-off if such information was provided by Plains Resources.

    The master separation agreement contains a general release under which we will release Plains Resources and its subsidiaries, affiliates, successors and assigns, and Plains Resources will release us from any liabilities arising from events between us on the one hand, and Plains Resources or its subsidiaries on the other hand, occurring on or before the separation, including events in connection with activities to implement the separation, this offering and the spin-off. The general release does not apply to obligations under the master separation agreement or any ancillary agreement, to liabilities transferred to us, to future transactions between us and Plains Resources, or to specified contractual arrangements.

    Fees. We will bear all out-of-pocket costs of the transfers of assets and liabilities in connection with the separation, including costs for providing notices of the transfers, costs for transferring licenses, permits or franchises or for issuing new licenses, permits or franchises in our name, fees or costs for the assignment or transfer of any agreements or contracts, and any recording or other fees, taxes or charges incurred in connection with transferring real property.

    Except as noted above or otherwise specifically addressed in the master separation agreement or an ancillary agreement, we shall bear the out-of-pocket costs associated with preparing and consummating the transactions contemplated by the master separation agreement, the ancillary agreements, the separation, this offering and the spin-off.

    Other provisions. The master separation agreement also provides for: (1) mandatory arbitration to settle disputes between us and Plains Resources and its subsidiaries; (2) exchange of information between Plains Resources and us for purposes of conducting our operations, meeting regulatory requirements, responding to regulatory or judicial proceedings, meeting SEC filing requirements, and other reasons; (3) coordination of the conduct of our annual audits and quarterly reviews so that we may both file our annual and quarterly reports in a timely manner; (4) preservation of legal privileges and (5) maintaining confidentiality of each other's information.


    In addition, we and Plains Resources agree to use reasonable efforts to amend the omnibus agreement with PAA to terminate the noncompetition provisions therein and to enter into a new oil marketing agreement with PAA so that the agreement only applies to us and to add a definite term to the agreement, and other amendments.


    Non-competition. The master separation agreement provides that for a period of three years, (1) Plains and its subsidiaries will be prohibited from engaging in or acquiring any business engaged in any of the "upstream" activities of acquiring, exploiting, developing, exploring for and producing oil and gas in any state in the United States (except Florida), and (2) we will be prohibited from engaging in any of the "midstream" activities of marketing, gathering, transporting, terminalling and storing oil and gas (except to the extent any such activities are ancillary to, or in support of, any of our upstream activities.)


   Ancillary agreements. The master separation agreement sets forth the related agreements that we will enter into with Plains Resources, including:

   .  employee matters agreement;

   .  tax allocation agreement;

   .  intellectual property agreement;

   .  Plains Exploration & Production transition services agreement;

   .  Plains Resources transition services agreement; and

   .  technical services agreement.

Employee Matters Agreement


    On July 3, 2002 we entered into the employee matters agreement, which we
and Plains Resources amended on         , 2002. The employee matters agreement
does not address the treatment of Messrs. Flores, Raymond and Stephens, whom we call the executives, except with respect to the treatment of their existing options to acquire Plains Resources common stock.


    Other employees. The employee matters agreement provides that those employees who will work for us after the spin-off will be transferred to us immediately before the spin-off. Neither their transfer nor the spin-off will be treated as a termination of their employment for purposes of any benefits under any plans.


    Stock options and restricted stock awards. Under the employee matters agreement, as a result of the spin-off, all outstanding options to acquire Plains Resources common stock at the time of the spin-off would be "split" into
(1) an equal number of options to acquire Plains Resources common stock and (2) an equal number of stock appreciation rights, or SARs, with respect to our common stock. The exercise price for the original Plains Resources stock options would also be "split" between the new Plains Resources stock options and the SARs based on the relative closing prices of Plains Resources common stock and our common stock as reported on the NYSE on the day following the spin-off. For example, if an employee held options to acquire 100 shares of Plains Resources common stock at an exercise price of $10 per share, and assuming for purposes of this example the closing prices of Plains Resources common stock and our common stock on the day after the spin-off as reported on the NYSE were each $10 per share, the employee would receive as a result of the spin-off (1) options to acquire 100 shares of Plains Resources common stock at an exercise price of $5 per share and (2) SARs with respect to 100 shares of our common stock at an exercise price of $5 per share.

    Also, at the time of the spin-off all restricted stock awards for Plains Resources common stock would be "split" into (1) restricted stock awards for an equal number of shares of Plains Resources common stock and (2) restricted stock awards for an equal number of shares of our common stock.



    All recipients of our SARs and restricted stock awards would receive the benefit of prior service credit at Plains Resources and would have the same amount of vesting as they had under their related Plains Resources stock options and restricted stock awards, and vesting terms would remain unchanged. Also, an employee's or a director's service with us would count towards the vesting of their "split" Plains Resources stock options and restricted stock awards even though the employee is no longer employed by Plains Resources or the director no longer serves at Plains Resources. Likewise, with respect to employees and directors who stay with Plains Resources, their service at Plains Resources will count towards the vesting of their SARs even though they are not employed by us or do not serve on our board of directors. Finally, if an employee is terminated such that he or she is no longer employed by us or Plains Resources, then the unvested split Plains Resources stock options, unvested SARs, and unvested restricted stock awards would terminate.



    In addition, if a security where the holder is employed receives accelerated vesting, then the security where the holder is not employed would also be accelerated. However, if a security where the holder is not employed receives accelerated vesting, the other security would not be accelerated. For example, if vesting of SARs were to be accelerated as a result of a change of control of us, our employees would also have their split Plains Resources stock options accelerated, but the Plains Resources employees would not have their split Plains Resources stock options accelerated


    Other plans. The employee matters agreement provides that (1) before the spin-off, we will establish a nonqualified deferred compensation plan for certain executive officers and, to the extent that any of the executives are participants in the Plains Resources deferred compensation plan, the related assets and liabilities under the Plains Resources plan would be transferred to our plan, (2) on or before the spin-off, Plains Resources would transfer its 401(k) plan and welfare benefit plans to us and would form a duplicate 401(k) plan and duplicate welfare benefit plans, and (3) at the time of the spin-off, we will establish plans that mirror the fringe benefits and company policies of Plains Resources.

    Other. Under the employee matters agreement, Plains Resources would retain liability for all incurred but not reported claims occurring before the spin-off, and we will be liable for all claims incurred on or after the spin-off related to our employees.

Tax Allocation Agreement


    On July 3, 2002, we entered into the tax allocation agreement. This agreement provides that, until the spin-off, we will continue to be included in Plains Resources' consolidated federal income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of Plains Resources. The amount of taxes that we will pay or receive with respect to consolidated or combined returns of Plains Resources in which we are included generally will be determined by multiplying our net taxable income included in the Plains Resources consolidated tax return by the highest marginal tax rate applicable to the income. Plains Resources would not be required to pay us for the use of our tax attributes that come into existence before the spin-off until such time as we would otherwise be able to utilize such attributes.


   Under the agreement, until the spin-off, Plains Resources would:

   .  continue to have all the rights of a parent of a consolidated group;

   . have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state, local and foreign income tax returns (or amended returns) although we may be required to assist in certain circumstances; and

   . have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund relating to these returns; provided, that (1) with the consent of Plains Resources, we may participate in any proceedings contesting any proposed adjustment related to our activities and (2) Plains Resources will not accept or offer any settlement of issues related to our tax liabilities without our consent, which will not be unreasonably withheld.

    If Plains Resources decides not to contest a proposed adjustment relating to our activities, we may at our expense contest the adjustment, but we may not settle or compromise any issues related to the tax liabilities of Plains Resources.

    In general, the agreement provides that we will be included in Plains Resources' consolidated group for federal income tax purposes until the time of the spin-off. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although this agreement allocates tax liabilities between us and Plains Resources during the period in which we are included in Plains Resources' consolidated group, we could be liable if any federal tax liability is incurred, but not discharged, by any other member of Plains Resources' consolidated group.

    Under the terms of this agreement, we agree to indemnify Plains Resources if the spin-off is not tax-free to Plains Resources as a result of various actions taken by or with respect to our failure to take various actions.

    In addition, we will agree that, during the three-year period following the spin-off, without the prior written consent of Plains Resources, we will not engage in transactions that could adversely affect the tax treatment of the spin-off unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to Plains Resources to ensure we would be able to comply with our obligation under this agreement. We may not be able to control some of these events that could trigger this indemnification obligation.

    We also agree to be liable for transfer taxes associated with the transfer of assets and liabilities in connection with the separation and the spinoff.

Intellectual Property Agreement


    On July 3, 2002 we entered into the intellectual property agreement, which provides that Plains Resources will transfer to us ownership and all rights associated with certain trade names, trademarks, service marks and associated goodwill, including Arguello, Plains, Plains Energy, Plains E&P, Plains Exploration & Production, Plains Illinois, Plains Petroleum, Plains Resources, Plains Resources International, PLX, PMCT, Stocker Resources and the Plains logo. In addition, we will grant to Plains Resources a full license to use certain trade names including Plains Energy and Plains Resources, referred to as the Plains Marks, subject to certain limitations. These licenses are not transferable or assignable without our written consent, except that Plains Resources may grant its subsidiaries sublicenses to use the Plains Marks.


    Plains Resources will not attempt to register a trade name or trademark that incorporates or is confusingly similar to the Plains Marks. Also, if Plains Resources develops new trademarks using the name "Plains," it must first obtain our written approval. We will own such new trademarks and they will be considered subject to the terms of this agreement.

    The intellectual property agreement provides that Plains Resources will conform the nature and quality of its products and services offered in connection with the Plains Marks to our reasonable design and quality standards. Further, Plains Resources will use the Plains Marks only in connection with its business.

Plains Exploration & Production Transition Services Agreement


    On July 3, 2002 we entered into the Plains Exploration & Production transition services agreement, which provides that Plains Resources will provide us the following services, on an interim basis:


   . management services, including managing our operations, evaluating investment opportunities for us, overseeing our upstream activities, and staffing;

   . tax services, including preparing tax returns and preparing financial statement disclosures;

   . accounting services, including maintaining general ledgers, preparing financial statements and working with our auditors;

   . payroll services, including payment processing and complying with regulations relating to payroll services;

   . insurance services, including maintaining for the interim period the existing insurance that Plains Resources provides for us;

   . employee benefits services, including administering and maintaining the employee benefit plans that cover our employees;

   .  legal services, including typical and customary legal services; and

   . financial services, including helping us raise capital, preparing budgets and executing hedges.

    Monthly, Plains Resources will charge us its costs of providing such services but that charge may not exceed $30.0 million in the aggregate during the term of the agreement.

    In addition, we and Plains Resources may identify additional services that Plains Resources will provide to us under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. Plains Resources may allow one of its subsidiaries or a qualified third party to provide the services under this agreement, but Plains Resources will be responsible for the performance of the services. To the extent that Plains Resources personnel who traditionally have provided services contemplated by the transition services agreement have been or are transferred to a similar position with us, Plains Resources will be relieved of its obligations to provide such services to us.

    Plains Resources will be obligated to provide the services with substantially the same degree of care as it employs for its own operations. Plains Resources may change the manner in which it provides the services so long as it deems such change to be necessary or desirable for its own operations.

    This transition services agreement provides that Plains Resources will not be liable to us with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. Plains Resources will indemnify us for any liabilities arising from such gross negligence or misconduct. We will indemnify Plains Resources for any liabilities arising directly from the performance of the services by Plains Resources, except for liabilities caused by gross negligence or willful misconduct of Plains Resources. Plains Resources will disclaim all warranties and makes no representations as to the quality, suitability or adequacy of the services provided.

    Plains Resources will provide the services until the spin-off, unless we and Plains Resources decide to terminate the agreement earlier. We and Plains Resources may agree to extend this agreement to up to 180 days following the spin-off and thereafter for a period as mutually agreed.

Plains Resources Transition Services Agreement


    On July 3, 2002 we entered into the Plains Resources transition services agreement, under which we will provide Plains Resources the following services on an interim basis beginning on a date to be determined by both us and Plains Resources upon the transfer by Plains Resources of substantially all of its employees to us:


   . tax services, including preparing tax returns and preparing financial statement disclosures;

   . accounting services, including maintaining general ledgers, preparing financial statements and working with Plains Resources auditors;

   . payroll services, including payment processing and complying with regulations relating to payroll services;

   . employee benefits services, including administering and maintaining the employee benefit plans that cover Plains Resources' employees;


   .  legal services, including typical and customary legal services; and



   . financial services, including helping Plains Resources raise capital, preparing budgets and executing hedges.



    The services provided by us under the Plains Resources transition services agreement and the services provided by Plains Resources under the Plains Exploration & Production transition services agreement are substantially similar, except that:



   . the Plains Resources transition services agreement will not become effective unless and until the spin-off occurs;



   . the Plains Resources transition services agreement does not cover management services, insurance services or operational services;



   . the tax services provided under the Plains Resources transition services agreement are not subject to the tax allocation agreement discussed on pages 68-69; and



   . the legal services provided under the Plains Exploration & Production transition services agreement include legal services that have been historically provided for it and its subsidiaries by Plains Resources.

    We will charge Plains Resources on a monthly basis our costs of providing such services.

    In addition, we and Plains Resources may identify additional services that we will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. We may allow one of our subsidiaries or a qualified third party to provide the services under this agreement, but we will be responsible for the performance of the services.

    We will be obligated to provide the services with substantially the same degree of care as we employ for our own operations. We may change the manner in which we provide the services so long as we deem such change to be necessary or desirable for our own operations.

    This transition services agreement provides that we will not be liable to Plains Resources with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. We will indemnify Plains Resources for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify us for any liabilities arising directly from our performance of the services, except for liabilities caused by our gross negligence or willful misconduct. We will disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

    We will provide the services for 180 days, unless we and Plains Resources decide to terminate the agreement earlier. We and Plains Resources may agree to extend this agreement beyond the 180 day period if necessary or desirable.

Technical Services Agreement


    On July 3, 2002 we entered into the technical services agreement, which provides that, beginning on a date to be determined by us and Plains Resources, we will provide Calumet Florida certain engineering and technical support services required to support operation and maintenance of the oil and gas properties owned by Calumet, including geological, geophysical, surveying, drilling and operations services, environmental and other governmental or regulatory compliance related to oil and gas activities and other oil and gas engineering services as requested, and accounting services.


    Plains Resources will reimburse us for our costs to produce these services.

    In addition, we and Plains Resources may identify additional services that we will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. We may allow one of our subsidiaries or a qualified third party to provide the services under this agreement, but we will be responsible for the performance of the services.

    We and Plains Resources may agree to specific performance metrics that we must meet. Where no metrics are provided, we will (1) perform the services in accordance with the policies and procedures in effect before this agreement,
(2) exercise the same care and skill as we exercise in performing similar services for our subsidiaries, and (3) in cases where there is common personnel, equipment or facilities for services provided to our subsidiaries and Plains Resources, not favor Plains Resources or our subsidiaries over the other. We may change the manner in which we provide the services so long as we are making similar changes to the services we are providing to our subsidiaries. We are not obligated to provide any service to the extent it is impracticable as a result of causes outside of our control.

    The technical services agreement provides that we will not be liable to Plains Resources or Calumet with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. We will indemnify Plains Resources and Calumet for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify us for any liabilities arising directly from the performance of the services, except for liabilities caused by our gross negligence or willful misconduct. We disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

    We will provide the services until (1) Calumet is no longer a subsidiary of Plains Resources, (2) Calumet transfers substantially all of its assets to a person that is not a subsidiary of Plains Resources, (3) the third anniversary of the date of this agreement or (4) when all the services are terminated as provided in the agreement. Plains Resources may terminate the agreement as to some or all of the services at any time by giving us at least 90 days' written notice.

                         DESCRIPTION OF CAPITAL STOCK

    Pursuant to our certificate of incorporation, we have the authority to
issue an aggregate of    shares of capital stock, consisting of    shares of
common stock, par value $0.01 per share, and    shares of preferred stock, par
value $0.01 per share. As of      , 2002 we had    shares of common stock.
Plains Resources was the only holder of record of our outstanding shares of
common stock as of      , 2002.


    Selected provisions of our organizational documents are summarized below. This summary is not complete. Although we have summarized the material provisions of our organizational documents below, you should read the organizational documents, which are filed as exhibits to the registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.


Common Stock

    Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors.

    Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. We expect that our new credit facility will prohibit us from paying cash dividends.

    Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

    Fully paid. All shares of common stock outstanding are fully paid and nonassessable, and all the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

    Other rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

    The board of directors has the authority to issue up to    shares of
preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There will be no shares of preferred stock outstanding upon the closing of the offering and we have no present plans to issue any preferred stock.

    One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

    Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

   Delaware law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. A "business combination" includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

   . the owner of 15% or more of the outstanding voting stock of the corporation;

   . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

   . an affiliate or associate of the persons described in the foregoing bullet points.

    However, the above provisions of Section 203 do not apply if:

   . our board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

   . after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

   . on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

    Charter and bylaw provisions. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Special meetings of stockholders may be called by the chairman or the chief executive officer or by a majority of the board.

    Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may only be removed by stockholders for cause only. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director. Stockholders are not permitted to fill vacancies.

    Our bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified number of days in advance of the meeting and furnishes to us certain information regarding itself and the intended nominee. Our bylaws also require a stockholder to provide to our secretary advance notice of business to be brought by the stockholder before any annual or special meeting of our stockholders, as well as certain information regarding the stockholder and any material interest the stockholder may have in the proposed business.

Limitation of Liability; Indemnification

    Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

   . for any breach of the director's duty of loyalty to us or our stockholders;

   . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   . under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

   . for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

    Our certificate of incorporation and bylaws also provide that we must indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

    We plan to enter into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

    The Transfer Agent and Registrar for the common stock will be             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of this offering,    shares of common stock will be
outstanding, or    shares if the underwriters exercise their option to purchase
additional shares of common stock in full. Of these shares, the    shares of
common stock, assuming the underwriters exercise their option to purchase additional shares of common stock in full, sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of our company as that term is defined in Rule 144 under the Securities Act. All of the shares of common stock outstanding prior to this offering are "restricted securities," as defined under Rule 144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or Rule 701 promulgated under the Securities Act or another exemption from registration. This prospectus may not be used in connection with any resale of shares of common stock acquired in this offering by our affiliates.

    The shares of our common stock that will continue to be held by Plains Resources after the offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by Plains Resources in the open market after the offering, subject to contractual lockup provisions and the applicable requirements of Rule 144. In connection with this offering, we, Plains Resources and our collective officers and directors have agreed that, subject to specified exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Goldman, Sachs & Co., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except that Plains Resources can distribute shares of our common stock in the spin-off after 120 days of the date of this prospectus without the consent of Goldman, Sachs & Co.

    In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person or persons whose shares of common stock are aggregated, including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

   .  one percent of the then-outstanding shares of common stock, which equals
      approximately    shares immediately after this offering; and

   . the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

    Sales under Rule 144 are also subject to certain restrictions as to the manner of sale, notice requirements and the availability of current public information about us. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from us or the date they were acquired from one of our affiliates, a stockholder who is not our affiliate at the time of sale and who has not been our affiliate for at least three months prior to the sale would be entitled to sell shares of common stock in the public market immediately without compliance with the foregoing requirements under Rule 144. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description.

    Any shares distributed by Plains Resources will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above other than the one-year holding period requirement.

    Immediately following this offering, none of the        "restricted
securities" will be available for immediate sale in the public market pursuant to Rule 144(k).

    Prior to this offering, there has been no public market for the common stock. No information is currently available and we cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of the common stock (including shares issuable upon the exercise of stock options) in the public market after the lapse of the restrictions described above, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the common stock and our ability to raise equity capital in the future. See "Risk Factors -- Risks Related to This Offering -- The actual or possible sale of our shares by Plains Resources could depress or reduce the market price of our common stock or cause our shares to trade below the prices at which they would otherwise trade".

                                 UNDERWRITING

    We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.


                         Underwriter      Number of Shares
                         -----------      ----------------
                     Goldman, Sachs & Co.
                                             ---------
                      Total..............
                                             =========


    The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.


    If the underwriters sell more shares than the total number set forth in the
table above, the underwriters have an option to buy up to        additional
shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

   Paid by Plains Exploration & Production Company No Exercise Full Exercise
   ----------------------------------------------- ----------- -------------
                      Per Share...................      $            $
                      Total.......................      $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $      per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $      per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    We, Plains Resources and our collective officers and directors have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this Prospectus continuing through the date 180 days after the date of this Prospectus, except with the prior written consent of Goldman, Sachs & Co., except that Plains Resources can distribute shares of our common stock in the spin-off after 120 days of the date of this prospectus without the consent of Goldman, Sachs & Co.

    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated between the representatives and us. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our and Plains Resources Inc.'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    We intend to apply to list our common stock on the New York Stock Exchange under the symbol "PXP". In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares of common stock. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $         .

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Some of the underwriters may provide from time to time financial advisory and investment banking services to us and our affiliates, for which they will receive customary fees and commissions. Goldman, Sachs & Co. and its affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

                                 LEGAL MATTERS

    Akin, Gump, Strauss, Hauer & Feld, L.L.P. will pass on certain legal matters with respect to the validity of the common stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS


    The combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    Certain information with respect to the oil and gas reserves associated with our oil and gas properties is derived from the reports of Netherland, Sewell & Associates, Inc., Ryder Scott Company, and H.J. Gruy and Associates, Inc., independent petroleum consulting firms, and has been included in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed a registration on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov".



    This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Although we have discussed the material provisions of our contracts and other documents in this prospectus, whenever a reference is made in this prospectus to any of our contracts or other documents, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.


    After the offering, we expect to provide annual reports to our stockholders that include financial information examined and reported on by our independent public accountants.

                         Glossary of Oil and Gas Terms

    The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this prospectus:

    API gravity. A system of classifying oil based on its specific gravity, whereby the greater the gravity, the lighter the oil.

    Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

    BOE. One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

    Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    Differential. An adjustment to the price of oil from an established spot market price to reflect differences in the quality and/or location of oil.

    Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

    Farm-in. An agreement between a participant who brings a property into the venture and another participant who agrees to spend an agreed amount to explore and develop the property and has no right of reimbursement but may gain a vested interest in the venture. A "farm-in" describes the position of the participant who agrees to spend the agreed-upon sum of money to gain a vested interest in the venture.

    Gas.  Natural gas.

    Gross acres.  The total acres in which we have a working interest.

    Gross oil and gas wells. The total wells in which we own a working interest.

    Infill drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field.

    MBbl.  One thousand barrels of oil or other liquid hydrocarbons.

    MBOE.  One thousand BOE.

    Mcf.  One thousand cubic feet of gas.

    Midstream. The portion of the oil and gas industry focused on marketing, gathering, transporting and storing oil.

    MMBbl.  One million barrels of oil or other liquid hydrocarbons.

    MMBOE.  One million BOE.

    MMcf.  One million cubic feet of gas.

    Net acres. Gross acres multiplied by the percentage working interest owned by us.

    Net oil and gas wells. Gross wells multiplied by the percentage working interest owned by us.

    Net production. Production that is owned, less royalties and production due others.

    Net profits interest. An interest in a property which entitles the owner to receive a stated percentage of the net profit as defined in the instrument creating the interest. It is carved out of the working interest.

    Net revenue interest. Our share of petroleum after satisfaction of all royalty and other non-cost-bearing interests.

    NYMEX.  New York Mercantile Exchange.

    Oil.  Crude oil, condensate and natural gas liquids.

    Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.




    PV-10. The pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions).



    Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.



    Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.



    Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.



    Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (ii) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (iv) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.




    Proved reserve additions. The sum of additions to proved reserves from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates.




    Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.


    Reserve life. A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.


    Reserve replacement cost. The cost per BOE of reserves added during a period calculated by using a fraction, the numerator of which equals the costs incurred for the relevant property acquisition, exploration, exploitation and development and the denominator of which equals changes in proved reserves due to revisions of previous estimates, extensions, discoveries, improved recovery and other additions and purchases of reserves in-place.


    Reserve replacement ratio. The proved reserve additions for the period divided by the production for the period.

    Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.


    Standardized measure. The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.


    Undeveloped acreage. Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

    Upstream. The portion of the oil and gas industry focused on acquiring, exploiting, developing, exploring for and producing oil and gas.

    Waterflood. A secondary recovery operation in which water is injected into the producing formation to maintain reservoir pressure and force oil toward and into the producing wells.

    Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                       INDEX TO OUR FINANCIAL STATEMENTS


                                                                                        Page
Plains Exploration & Production Company, L.P.
 Unaudited Pro Forma Combined Balance Sheet at June 30, 2002...........................  F-3
 Unaudited Pro Forma Combined Statement of Income for the six months ended June 30,
   2002................................................................................  F-5
 Unaudited Pro Forma Combined Statement of Income for the year ended December 31,
   2001................................................................................  F-6
Upstream Subsidiaries of Plains Resources Inc.
 Unaudited Combined Balance Sheets as of June 30, 2002 and December 31, 2001...........  F-7
 Unaudited Combined Statements of Income for the six months ended June 30, 2002 and
   2001................................................................................  F-8
 Unaudited Combined Statements of Cash Flows for the six months ended June 30, 2002 and
   2001................................................................................  F-9
 Unaudited Combined Statements of Comprehensive Income for the six months ended
   June 30, 2002 and 2001.............................................................. F-10
 Unaudited Combined Statements of Changes in Combined Owners' Equity for the six months ended June 30, 2002 and 2001........................................................ F-11
 Notes to Unaudited Combined Financial Statements...................................... F-12
 Report of Independent Accountants..................................................... F-27
 Combined Balance Sheets as of December 31, 2001 and 2000.............................. F-28
 Combined Statements of Income for the years ended December 31, 2001, 2000 and 1999.... F-29
 Combined Statements of Cash Flows for the years ended December 31, 2001, 2000 and
   1999................................................................................ F-30
 Combined Statements of Comprehensive Income for the years ended December 31, 2001,
   2000 and 1999....................................................................... F-31
 Combined Statements of Combined Owners' Equity for the years ended December 31, 2001,
   2000 and 1999....................................................................... F-32
 Notes to Combined Financial Statements................................................ F-33

                 PLAINS EXPLORATION & PRODUCTION COMPANY, L.P.



               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



    The following unaudited pro forma combined statements of income for the six months ended June 30, 2002 and the year ended December 31, 2001 and the unaudited pro forma combined balance sheet at June 30, 2002 have been prepared based on the historical combined financial statements of the Upstream Subsidiaries of Plains Resources Inc., under the assumptions set forth in the accompanying footnotes.



    On July 3, 2002, as provided in the Separation Agreement, Plains Resources transferred to Plains Exploration & Production Company, L.P. ("PXP", previously known as Stocker Resources L.P.) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc., PMCT, Inc. and Plains Resources International Inc. (all referred to as Upstream Subsidiaries in the historical combined financial statements) and all amounts payable to it by PXP and its subsidiary companies. As part of this reorganization, PXP will be converted into a Delaware corporation. The effect of the reorganization is reflected in the Reorganization Adjustments in these unaudited pro forma combined financial statements. General and administrative expenses consist of our direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to us. We estimate that our annual general and administrative expenses will increase by approximately $3.5 million under the terms of the transition services agreement we entered into with Plains Resources in connection with the reorganization. These unaudited pro forma combined financial statements do not reflect the effects of the transfer of certain assets, primarily related to land, certain unproved oil and gas properties and office equipment. The effect of excluding such assets is not material.



    On July 3, 2002, PXP and Plains E&P Company, a wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012 (the "8.75% Notes") at an issue price of 98.376%. Also on July 3, PXP entered into a $300.0 million revolving credit facility (the "PXP credit facility") that provides for a borrowing base of $225.0 million and made initial borrowings of $117.6 million. On July 3, PXP distributed the $195.3 million net proceeds from the 8.75% Notes and $116.7 million of the initial borrowings under the PXP credit facility to Plains Resources. The effect of these transactions is reflected in the Debt Issuance Adjustments in these unaudited pro forma combined financial statements.



    The unaudited pro forma combined statements of income for the six months ended June 30, 2002 and the year ended December 31, 2001 assume the Reorganization Adjustments and the Offering Adjustments occurred on January 1, 2001 and the unaudited pro forma combined balance sheet at June 30, 2002 assumes such transactions occurred on that date. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the separation and offering transactions. The unaudited pro forma combined financial statements do not purport to represent what our results of operations or financial position would have been if such transactions had occurred on such dates. These unaudited pro forma combined financial statements should be read in conjunction with the Combined Financial Statements of the Upstream Subsidiaries of Plains Resources Inc. and Management's Discussion and Analysis of Financial Condition and Results of Operations, included else where herein.

                 PLAINS EXPLORATION & PRODUCTION COMPANY, L.P.



                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                               AT JUNE 30, 2002


                           (in thousands of dollars)


                                   Upstream
                                 Subsidiaries                                    Plains
                                  of Plains                       Debt        Exploration
                                  Resources   Reorganization    Issuance     and Production  Offering    Proforma
                                  Historical   Adjustments     Adjustments      Proforma    Adjustments as Adjusted
                                 ------------ --------------  -----------    -------------- ----------- -----------
ASSETS                                                          $195,250(2)
Current Assets                                                   116,714(3)
Cash and cash equivalents.......  $       7     $      --       (311,964)(4)   $       7
Accounts receivable and other
 current assets.................     20,732            --             --          20,732
Commodity hedging contracts.....        564            --             --             564
Inventories.....................      5,020            --             --           5,020
                                  ---------     ---------      ---------       ---------      ------      -------
                                     26,323            --             --          26,323          --           --
                                  ---------     ---------      ---------       ---------      ------      -------
Property and Equipment, at
 cost
Oil and natural gas properties--
 full cost method                                      --             --
Subject to amortization.........    601,993            --             --         601,993
Not subject to amortization.....     34,753            --             --          34,753
Other property and equipment....      1,533            --             --           1,533
                                  ---------     ---------      ---------       ---------      ------      -------
                                    638,279            --             --         638,279          --           --
Allowance for depreciation,
 depletion and amortization        (154,318)           --                       (154,318)
                                  ---------     ---------      ---------       ---------      ------      -------
                                    483,961            --             --         483,961          --           --
                                  ---------     ---------      ---------       ---------      ------      -------
                                                                   3,108(2)
Other Assets....................     12,270            --          1,407(3)       16,785
                                  ---------     ---------      ---------       ---------      ------      -------
                                  $ 522,554     $      --      $   4,515       $ 527,069      $   --      $    --
                                  =========     =========      =========       =========      ======      =======
LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
Accounts payable and other                                     $   1,606(2)
 current liabilities............  $  31,438     $      --            507(3)    $  33,551
Commodity hedging contracts.....     12,659            --             --          12,659
Current maturities on long-term
 debt...........................        511            --             --             511
                                  ---------     ---------      ---------       ---------      ------      -------
                                     44,608            --          2,113          46,721          --           --
                                  ---------     ---------      ---------       ---------      ------      -------
Payable to Plains Resources
 Inc............................    257,704      (257,704)(1)         --              --                       --
                                  ---------     ---------      ---------       ---------      ------      -------
                                                                 196,752(2)
Long-Term Debt..................      1,022            --        117,614(3)      315,388
                                  ---------     ---------      ---------       ---------      ------      -------
Other Long-Term Liabilities.....      4,468            --             --           4,468
                                  ---------     ---------      ---------       ---------      ------      -------
Deferred Income Taxes...........     45,622            --             --          45,622
                                  ---------     ---------      ---------       ---------      ------      -------
Combined Owners' Equity
Owner's equity..................    178,285       257,704(1)    (311,964)(4)     124,025
Accumulated other
 comprehensive
 income (loss)..................     (9,155)           --             --          (9,155)
                                  ---------     ---------      ---------       ---------      ------      -------
                                    169,130       257,704       (311,964)        114,870          --           --
                                  ---------     ---------      ---------       ---------      ------      -------
                                  $ 522,554     $      --      $   4,515       $ 527,069      $   --      $    --
                                  =========     =========      =========       =========      ======      =======


                                                  (footnotes on following page)

Reorganization Adjustments
    (1) Reflects the contribution, in accordance with the terms of the Separation Agreement, to PXP by Plains Resources of all amounts payable to Plains Resources by PXP and its subsidiary companies

Debt Issuance Adjustments
    (2) Reflects (i) the $196.8 million proceeds from the issuance of the 8.75% Notes; (ii) the payment of $1.5 million in underwriting fees; and (iii) the accrual of $1.6 million in costs associated with the issuance of the 8.75% Notes.
    (3) Reflects (i) the $117.6 million of initial borrowings under the PXP credit facility; (ii) the payment of $0.9 million of fees associated with the establishment of the PXP credit facility; and (iii) the accrual of $0.5 million of costs associated with the establishment of the PXP credit facility.
    (4) Reflects the distribution by PXP of $312.0 million to Plains Resources in accordance with the terms of the Separation Agreement.

                 PLAINS EXPLORATION & PRODUCTION COMPANY, L.P.



               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME


                    FOR THE SIX MONTHS ENDED JUNE 30, 2002


                           (in thousands of dollars)



                                 Upstream
                               Subsidiaries                                 Plains
                                of Plains                     Debt       Exploration
                                Resources   Reorganization  Issuance     & Production  Offering    Proforma
                                Historical   Adjustments   Adjustments     Proforma   Adjustments as Adjusted
                               ------------ -------------- -----------   ------------ ----------- -----------
Revenues
  Crude oil and liquids.......   $81,222       $    --      $     --       $ 81,222
  Natural gas.................     4,578            --            --          4,578
  Other operating revenues....        13            --            --             13
                                 -------       -------      --------       --------      ----        ----
                                  85,813            --            --         85,813        --          --
                                 -------       -------      --------       --------      ----        ----
Costs and Expenses
  Production expenses.........    35,082            --            --         35,082
  General and administrative..     4,726            --            --          4,726
  Depreciation, depletion and
   amortization...............    13,507            --           391(3)      13,898
                                 -------       -------      --------       --------      ----        ----
                                  53,315            --           391         53,706        --          --
                                 -------       -------      --------       --------      ----        ----
Income from Operations........    32,498            --          (391)        32,107        --          --
Other Income (Expense)
  Interest expense............    (9,418)        9,357(1)    (10,737)(4)    (10,798)
  Interest and other income...        36            --            --             36
                                 -------       -------      --------       --------      ----        ----
Income Before Income Taxes....    23,116         9,357       (11,128)        21,345        --          --
  Income tax expense..........    (9,034)       (3,657)(2)     4,349(5)      (8,342)       --
                                 -------       -------      --------       --------      ----        ----
Net Income....................   $14,082       $ 5,700      $ (6,779)      $ 13,003        --          --
                                 =======       =======      ========       ========      ====        ====
Earnings Per Share
  Basic.......................
  Diluted.....................
Average Shares Outstanding
  Basic.......................
  Diluted.....................



Reorganization Adjustments


    (1) Reflects the reversal of historical interest expense related to amounts payable to Plains Resources since such amounts payable were contributed to PXP under the terms of the Separation Agreement


    (2) Reflects the income tax effect of the Reorganization Adjustments based on our historical effective income tax rate of 39%.



Debt Issuance Adjustments


    (3) Reflects amortization of debt issue costs, on a straight line basis that approximates the interest method, over the life of the debt agreements.


    (4) Reflects interest expense for the period on the 8.75% Notes ($8.9 million) and the PXP credit facility ($3.1 million). Interest expense with respect to the 8.75% Notes includes $0.1 million of amortization of original issue discount. Interest expense with respect to the PXP credit facility is computed based on the prime rate at the time the borrowings were made (4.75%). A 1/8 of 1% change in the interest rate with respect to the PXP credit facility would result in a $0.1 million change in interest expense. Pro forma amount reflects interest expense after capitalization of $1.2 million.


    (5) Reflects the income tax effect of Debt Issuance Adjustments based on our historical effective income tax rate of 39%.

                 PLAINS EXPLORATION & PRODUCTION COMPANY, L.P.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THE YEAR ENDED DECEMBER 31, 2001
                           (in thousands of dollars)


                                 Upstream
                               Subsidiaries                                 Plains
                                of Plains                     Debt       Exploration
                                Resources   Reorganization  Issuance     & Production  Offering    Proforma
                                Historical   Adjustments   Adjustments     Proforma   Adjustments as Adjusted
                               ------------ -------------- -----------   ------------ ----------- -----------
Revenues
  Crude oil and liquids.......   $174,895      $    --      $     --       $174,895
  Natural gas.................     28,771           --            --         28,771
  Other operating revenues....        473           --            --            473
                                ---------      -------      --------       --------      ----        ----
                                  204,139           --            --        204,139        --          --
                                ---------      -------      --------       --------      ----        ----
Costs and Expenses
  Production expenses.........     63,795           --            --         63,795
  General and administrative..     10,210           --            --         10,210
  Depreciation, depletion and
   amortization...............     24,105           --           780(3)      24,885
                                ---------      -------      --------       --------      ----        ----
                                   98,110           --           780         98,890        --          --
                                ---------      -------      --------       --------      ----        ----
Income from Operations........    106,029           --          (780)       105,249        --          --
Other Income (Expense)
  Interest expense............   (17,411)       17,216(1)    (21,359)(4)    (21,554)
  Interest and other income...        463           --            --            463
                                ---------      -------      --------       --------      ----        ----
Income Before Income Taxes....     89,081       17,216       (22,139)        84,158        --          --
  Income tax expense..........   (34,388)       (6,646)(2)     8,546(5)     (32,488)       --
                                ---------      -------      --------       --------      ----        ----
Net Income....................  $  54,693      $10,570      $(13,593)      $ 51,670        --          --
                                =========      =======      ========       ========      ====        ====
Earnings Per Share
  Basic.......................
  Diluted.....................
Average Shares Outstanding
  Basic.......................


Reorganization Adjustments

    (1) Reflects the reversal of historical interest expense related to amounts payable to Plains Resources since such amounts payable were contributed to PXP under the terms of the Separation Agreement
    (2) Reflects the income tax effect of the Reorganization Adjustments based on our historical effective income tax rate of 38.6%.

Debt Issuance Adjustments

    (3) Reflects amortization of debt issue costs, on a straight line basis that approximates the interest method, over the life of the debt agreements.
    (4) Reflects interest expense for the period on the 8.75% Notes ($17.7 million) and the PXP credit facility ($6.2 million). Interest expense with respect to the 8.75% Notes includes $0.2 million of amortization of original issue discount. Interest expense with respect to the PXP credit facility is computed based on the prime rate at the time the borrowings were made (4.75%). A 1/8 of 1% change in the interest rate with respect to the PXP credit facility would result in a $0.2 million change in interest expense. Pro forma amount reflects interest expense after capitalization of $2.5 million.
    (5) Reflects the income tax effect of Debt Issuance Adjustments based on our historical effective income tax rate of 38.6%.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.



                       UNAUDITED COMBINED BALANCE SHEETS


                                                              June 30,  December 31,
                                                                2002        2001
                                                             ---------  ------------
                                                                 (in thousands)
                                       ASSETS
Current Assets
 Cash and cash equivalents.................................. $       7   $      13
 Accounts receivable and other current assets...............    20,732      16,382
 Commodity hedging contracts................................       564      21,787
 Inventories................................................     5,020       4,629
                                                             ---------   ---------
                                                                26,323      42,811
                                                             ---------   ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization..................................   601,993     561,034
   Not subject to amortization..............................    34,753      33,371
 Other property and equipment...............................     1,533       1,516
                                                             ---------   ---------
                                                               638,279     595,921
 Less allowance for depreciation, depletion and amortization  (154,318)   (140,804)
                                                             ---------   ---------
                                                               483,961     455,117
                                                             ---------   ---------
Other Assets................................................    12,270      18,827
                                                             ---------   ---------
                                                             $ 522,554   $ 516,755
                                                             =========   =========
                      LIABILITIES AND COMBINED OWNERS' EQUITY

Current Liabilities
 Accounts payable and other current liabilities............. $  31,438   $  41,368
 Commodity hedging contracts................................    12,659          --
 Current maturities on long-term debt.......................       511         511
                                                             ---------   ---------
                                                                44,608      41,879
                                                             ---------   ---------
Payable to Plains Resources Inc.............................   257,704     235,161
                                                             ---------   ---------
Long-Term Debt..............................................     1,022       1,022
                                                             ---------   ---------
Other Long-Term Liabilities.................................     4,468       1,413
                                                             ---------   ---------
Deferred Income Taxes.......................................    45,622      57,193
                                                             ---------   ---------
Commitments and Contingencies (Note 5)
Combined Owners' Equity
 Owner's equity.............................................   178,285     164,203
 Accumulated other comprehensive income (loss)..............    (9,155)     15,884
                                                             ---------   ---------
                                                               169,130     180,087
                                                             ---------   ---------
                                                             $ 522,554   $ 516,755
                                                             =========   =========



                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.



                    UNAUDITED COMBINED STATEMENTS OF INCOME


                                                                       Six Months Ended
                                                                           June 30,
                                                                      -----------------
                                                                        2002     2001
                                                                      -------  --------
                                                                        (in thousands)
Revenues
 Crude oil and liquids............................................... $81,222  $ 86,756
 Natural gas.........................................................   4,578    23,518
 Other operating revenues............................................      13       423
                                                                      -------  --------
                                                                       85,813   110,697
                                                                      -------  --------
Costs and Expenses
 Production expenses.................................................  35,082    30,425
 General and administrative..........................................   4,726     4,676
 Depreciation, depletion and amortization............................  13,507    11,031
                                                                      -------  --------
                                                                       53,315    46,132
                                                                      -------  --------
Income from Operations...............................................  32,498    64,565
Other Income (Expense)
 Interest expense....................................................  (9,418)   (8,548)
 Interest and other income...........................................      36       422
                                                                      -------  --------
Income Before Income Taxes and Cumulative Effect of Accounting Change  23,116    56,439
 Income tax expense
   Current...........................................................  (4,018)   (3,810)
   Deferred..........................................................  (5,016)  (17,976)
                                                                      -------  --------
Income Before Cumulative Effect of Accounting Change.................  14,082    34,653
 Cumulative effect of accounting change, net of tax benefit..........      --    (1,522)
                                                                      -------  --------
Net Income........................................................... $14,082  $ 33,131
                                                                      =======  ========




                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.



                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS





                                                                Six Months
                                                              Ended June 30,
                                                            ------------------
                                                              2002      2001
                                                            --------  --------
                                                              (in thousands)
Cash Flows From Operating Activities
Net income................................................. $ 14,082  $ 33,131
Items not affecting cash flows from operating activities:
 Depreciation, depletion and amortization..................   13,507    11,031
 Deferred income taxes.....................................    5,016    17,976
 Cumulative effect of adoption of accounting change........       --     1,522
 Change in derivative fair value...........................       --     1,055
 Other noncash items.......................................      324       721
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................   (2,839)   (1,618)
 Inventories...............................................     (384)   (2,562)
 Accounts payable and other liabilities....................   (9,930)   10,363
                                                            --------  --------
Net cash provided by operating activities..................   19,776    71,619
                                                            --------  --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............  (42,341)  (63,052)
Additions to other property and assets.....................      (17)     (115)
                                                            --------  --------
Net cash used in investing activities......................  (42,358)  (63,167)
                                                            --------  --------
Cash Flows From Financing Activities
Receipts from (payments to) Plains Resources Inc...........   22,576    (8,988)
                                                            --------  --------
Net cash provided by (used in) financing activities........   22,576    (8,988)
                                                            --------  --------
Net increase (decrease) in cash and cash equivalents.......       (6)     (536)
Cash and cash equivalents, beginning of period.............       13       536
                                                            --------  --------
Cash and cash equivalents, end of period................... $      7  $     --
                                                            ========  ========




                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.



             UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE INCOME





                                                              Six Months
                                                            Ended June 30,
                                                          -----------------
                                                            2002      2001
                                                          --------  -------
                                                            (in thousands)
    Net Income........................................... $ 14,082  $33,131
    Other Comprehensive Income (Loss):
     Unrealized gains on derivatives:
       Cumulative effect of accounting change............       --    6,967
       Change in fair value of open hedging positions....  (18,372)  (6,972)
       Reclassification adjustment for settled contracts.   (6,667)    (699)
                                                          --------  -------
                                                           (25,039)    (704)
                                                          --------  -------
    Comprehensive Income (Loss).......................... $(10,957) $32,427
                                                          ========  =======





                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.



           UNAUDITED COMBINED STATEMENTS OF COMBINED OWNERS' EQUITY





                                                      Six Months
                                                    Ended June 30,
                                                  ------------------
                                                    2002      2001
                                                  --------  --------
                                                    (in thousands)
           Owners' Equity
              Balance, beginning of period....... $164,203  $111,032
              Net income.........................   14,082    33,131
                                                  --------  --------
              Balance, end of period.............  178,285   144,163
                                                  --------  --------
           Accumulated Other Comprehensive Income
              Balance, beginning of period.......   15,884        --
              Other comprehensive income.........  (25,039)     (704)
                                                  --------  --------
              Balance, end of period.............   (9,155)     (704)
                                                  --------  --------
           Combined Owners' Equity............... $169,130  $143,459
                                                  ========  ========





                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.



               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS



Note 1 -- Organization and Significant Accounting Policies



Organization



    The combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. (the "Companies", "us", "our", or "we") include the accounts of Plains Exploration & Production Company, L.P. ("PXP", formerly Stocker Resources, L.P.), Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. are wholly-owned subsidiaries of Plains Resources Inc. ("Plains"). Plains Exploration & Production Company, L.P. is a limited partnership of which Stocker Resources, Inc. is the general partner (holding a 2.5% interest) and Plains is the limited partner (holding a 97.5% interest). All significant intercompany transactions have been eliminated.



    The accompanying combined financial statements are presented on a carve-out combined basis to include the historical operations of the businesses owned by the Companies. In this context, no direct owner relationship existed among the various operations comprising the businesses as described above. Accordingly, Plains' net investment in the businesses (combined owners' equity) is shown in lieu of stockholders' equity in the combined financial statements.



    Under the terms of a Master Separation Agreement between Plains and PXP dated as of July 3, 2002, Plains contributed to PXP: (i) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. and (ii) all amounts payable to it by PXP and its subsidiary companies. The contribution of the amounts payable to Plains will be reflected as an increase to Owner's Equity.



    These combined financial statements and related notes present our combined financial position as of June 30, 2002 and December 31, 2001 and the results of our operations, our cash flows, our comprehensive income and the changes in our owner's equity for the six months ended June 30, 2002 and 2001. The results for the six months ended June 30, 2002 and 2001, are not necessarily indicative of the final results to be expected for the full year. All adjustments, consisting only of normal recurring adjustments, that in the opinion of management were necessary for a fair statement of the results for the interim periods, have been reflected. These combined financial statements should be read in conjunction with the audited combined financial statements for the year ended December 31, 2001.



    We are independent energy companies that are engaged in the "Upstream" oil and gas business. The Upstream business acquires, exploits, develops, explores for and produces crude oil and natural gas. Our Upstream activities are all located in the United States.



    Under the terms of a service agreement (the "Service Agreement"), Plains provides the Companies with financial intermediary, treasury and other services as may be required from time to time. Such services include, but are not limited to: arranging financings and commercial transactions for the procurement of funds and other commercial accommodations from financial institutions and other lenders; disbursement of capital and operating funds in the form of loans or intercompany advances; maintenance of financial records and books of account; and cash management, including the processing of cash receipts and disbursements.



    These financial statements include allocations of direct and indirect corporate and administrative costs of Plains. The methods by which such costs are estimated and allocated to the Companies are deemed reasonable by Plains' management; however, such allocations and estimates are not necessarily indicative of the costs and expenses that would have been incurred had we operated as a separate entity. Allocations of such costs are considered to be related party transactions and are discussed in Note 4.



Significant Accounting Policies



    Oil and Gas Properties. We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

capitalized. Such costs include internal general and administrative costs such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration, exploitation and development activities ($3.1 million and $2.9 million in 2002 and 2001, respectively). General and administrative costs associated with production, operations, marketing and general corporate activities are expensed as incurred. These capitalized costs along with our estimate of future development and abandonment costs, net of salvage values and other considerations, are amortized to expense by the unit-of-production method using engineers' estimates of proved oil and natural gas reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated. Interest is capitalized on oil and natural gas properties not subject to amortization and in the process of development ($1.4 million and $1.6 million in 2002 and 2001, respectively). Proceeds from the sale of oil and natural gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Unamortized costs of proved properties are subject to a ceiling which limits such costs to the present value of estimated future cash flows from proved oil and natural gas reserves of such properties (including the effect of any related hedging activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values), and estimated future income taxes thereon.



    Other Property and Equipment. Other property and equipment is recorded at cost and consists primarily of office furniture and fixtures and computer hardware and software. Acquisitions, renewals, and betterments are capitalized; maintenance and repairs are expensed. Depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.



    Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) crude oil and natural gas reserves, (2) depreciation, depletion and amortization, including future abandonment costs, (3) income taxes and (4) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.



    Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At June 30, 2002, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.



    Inventory. Crude oil inventories are carried at cost. Materials and supplies inventory is stated at the lower of cost or market with cost determined on an average cost method. Inventory consists of the following (in thousands):



                                         June 30, December 31,
                                           2002       2001
                                         -------- ------------
                  Crude oil.............  $  602     $  428
                  Materials and supplies   4,419      4,201
                                          ------     ------
                                          $5,021     $4,629
                                          ======     ======

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    Federal and State Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more than likely than not that the related tax benefits will not be realized.



    The taxable income or loss of the Companies is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are calculated assuming the combined companies filed a separate income tax return. Income taxes payable are included in Payable to Plains Resources, Inc. in the combined balance sheet.



    Revenue Recognition. Oil and gas revenue from our interests in producing wells is recognized when the production is delivered and the title transfers. Transportation costs incurred in connection with such operations, which are immaterial, are reflected as a reduction of sales revenues.



    Derivative Financial Instruments (Hedging). We utilize various derivative instruments to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions.



    Recent Accounting Pronouncements. In June 2001 Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations was issued. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of SFAS No. 143 and at this time cannot reasonably estimate the effect of this statement on our consolidated financial position, results of operations or cash flows.



    In April 2002, Statement of Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales-leaseback transactions. The provisions of SFAS 145 have no effect on our financials.



    In July 2002, SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued . SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. We will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 2 -- Derivative Instruments and Hedging Activities



    Plains entered into various derivative instruments on behalf of the Companies to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions. In accordance with the terms of the Services Agreement, the gains and losses with respect to such instruments have been allocated to the Companies and oil revenues for the six months ended June 30, 2002 and 2001 have been reduced by $0.5 million and $6.8 million, respectively, as a result of such transactions.



    Accounting for derivative instruments is in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income ("OCI"), a component of Combined Owner's Equity. At June 30, 2002 all open positions qualified for hedge accounting.



    Gains and losses deferred in OCI related to cash flow hedges that become ineffective remain unchanged until the related product is delivered. Gains and losses on crude oil hedging instruments representing hedge ineffectiveness, which is measured on a quarterly basis, are included in oil and gas revenues in the period in which they occur. There was no ineffectiveness recognized in the six months ended June 30, 2002 and 2001.



    On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI, representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.



    During the first six months of 2002, gains of $6.7 million were relieved from OCI and the fair value of open positions decreased $18.4 million. At June 30, 2002, the unrealized loss on our derivatives contracts included in OCI was $9.2 million. The fair value of our derivatives contracts were included in current assets and liabilities ($0.6 million and $12.7 million, respectively), other assets and liabilities ($0.6 million and $3.0 million, respectively), and deferred income taxes (benefit of $5.9 million). As of June 30, 2002, $7.7 million of deferred net losses on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.



    Oil and gas revenues for the six months ended June 30, 2002 include $0.1 million of cash losses on hedging instruments, and a $0.4 million non-cash loss related to the amortization of time value in existence when Derivative Information Group Issue G20 was implemented in the fourth quarter of 2001. Assets related to the time value component of the fair value of options are included in current assets ($0.5 million).



    We utilize various derivative instruments to hedge our exposure to price fluctuations on crude oil sales. The derivative instruments consist primarily of cash-settled crude oil option and swap contracts

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

entered into with financial institutions. We do not currently have any natural gas hedges. At June 30, 2002 we had the following open crude oil hedge positions:



                                                   Barrels Per Day
                                             ----------------------------
                                                  2002
                                             --------------- ------ -----
                                             3rd Qtr 4th Qtr  2003  2004
                                             ------- ------- ------ -----
       Calls
          Average price $35.17/bbl..........  9,000   9,000      --    --
       Collars
          Average floor price of $22.00/bbl.
          Average cap price of $27.04/bbl...     --      --   2,000    --
       Swaps
          Average price $24.10/bbl.......... 19,000      --      --    --
          Average price $24.09/bbl..........     --  19,000      --    --
          Average price $23.31/bbl..........     --      --  14,750    --
          Average price $23.02/bbl..........     --      --      -- 5,000



Note 3 -- Long-Term Debt



    Long-term debt and the related current maturities represents a note issued in connection with the purchase of a production payment on certain of our producing properties. The note bears interest at 8%, payable annually, and requires an annual principal payment of $511,000 through 2004.



Note 4 -- Related Party Transactions



    We use a centralized cash management system under which our cash receipts are remitted to Plains and our cash disbursements are funded by Plains. We are charged interest on any amounts, other than income taxes payable, due to Plains at the average effective interest rate of Plains long-term debt. For the six months ended June 30, 2002 and 2001 we were charged $10.1 million and $8.5 million, respectively, of interest on amounts payable to Plains. Of such amounts, $8.7 million and $6.9 million was included in interest expense in 2002 and 2001, respectively, and $1.4 million and $1.6 million was capitalized in oil and gas properties in 2002 and 2001, respectively.



    To compensate Plains for services rendered under the Services Agreement, we are allocated direct and indirect corporate and administrative costs of Plains. Such costs for the six months ended June 30, 2002 and 2001 totaled $4.4 million and $3.5 million, respectively. Of such amounts, $3.1 million and $2.7 million was included in general and administrative expense in 2002 and 2001, respectively, and $1.3 million and $0.8 million was capitalized in oil and gas properties in 2002 and 2001, respectively.



    In addition, as discussed in Note 2, Plains entered into various derivative instruments to reduce our exposure to decreases in the market price of crude oil.



    At June 30, 2002, $17.5 million was outstanding under Plains' $225.0 million revolving credit facility. Plains also had $267.5 million principal amount of 10.25% Senior Subordinated Notes due 2006 outstanding. Such amounts are collateralized by our oil and natural gas properties, and guaranteed by the Companies on a full, unconditional, joint and several basis.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 5 -- Commitments, Contingencies and Industry Concentration



Commitments and Contingencies



    Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. In the event we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through June 30, 2002, we have not been required to make contributions to an escrow account.



    In connection with the acquisition of our interest in the Point Arguello field, offshore California, we assumed our 26% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The seller retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.



    Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.



    Consistent with normal industry practices, substantially all of our crude oil and natural gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that at December 31, 2001 the costs to perform these tasks was approximately $12.0 million, net of salvage value and other considerations.



    As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved crude oil and natural gas properties and the marketing, transportation, terminalling and storage of crude oil. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    We, in the ordinary course of business, are a claimant and/or defendant in various other legal proceedings. Management does not believe that the outcome of these legal proceedings, individually and in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.



Industry Concentration



    Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. PAA is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in Plains' revolving credit facility, with one such counterparty holding contracts that represent approximately 27% of the fair value of all of Plains' open positions at June 30, 2002.



    There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.



Note 6 -- Subsequent Events



    Under the terms of a Master Separation Agreement between Plains and PXP dated as of July 3, 2002, Plains has contributed to PXP: (i) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc. and Plains Resources International Inc. and (ii) all amounts payable to it by PXP and its subsidiary companies.



    On July 3, 2002, PXP and Plains E&P Company (a wholly owned subsidiary of PXP that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain notes) issued, at an issue price of 98.376%, $200.0 million of 8.75% Senior Subordinated Notes due 2012 (the "8.75% notes"). Also on July 3, PXP entered into a revolving credit facility (the "PXP credit facility") of up to $300.0 million, of which $150.0 million was committed on that date. The syndication of the PXP credit facility for the full $300.0 million, with a $225.0 million borrowing base, was completed on July 19, 2002.



    Also on July 3, 2002. PXP used the proceeds from the 8.75% notes, $195.3 million after deducting $3.2 million in issue discount and $1.5 million in underwriting fees, and $117.6 million of initial borrowings under the PXP credit facility to make a $312.9 million cash distribution to Plains.



    The 8.75% notes are unsecured general obligations of PXP and are subordinated in right of payment to all existing and future senior indebtedness and are guaranteed on a senior subordinated basis by PXP's existing and future domestic restricted subsidiaries.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The indenture governing the 8.75% notes contains covenants that limit PXP's ability, as well as the ability of PXP's subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a Change of Control, as defined in the indenture, PXP will be required to make an offer to repurchase the 8.75% notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the 8.75% notes will permit the spin-off and the spin-off will not, in itself, constitute a change of control for purposes of the indenture.



    The 8.75% notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.



    The PXP credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and PXP each having the right to one annual interim unscheduled redetermination, and adjusted based on PXP's oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit. To secure borrowings, PXP pledged 100% of the shares of stock of its domestic subsidiaries and mortgages that secure at least 80% of the total present value of its domestic oil and gas properties.



    Amounts borrowed under the PXP credit facility bear an annual interest rate, at PXP's election, equal to either: (i) the Eurodollar rate plus from 1.375% to 1.75%; or (ii) the greater of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of
(1)-(3). The amount of interest payable on outstanding borrowings is based on
(1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) PXP's long-term debt rating. Commitment fees and letter of credit fees under the PXP credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. PXP's domestic subsidiaries fully and unconditionally guarantee, jointly and severally, payment of borrowings under the PXP credit facility.



    The PXP credit facility contains negative covenants that limit PXP's ability, as well as the ability of PXP's subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of their business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the PXP credit facility requires PXP to maintain a current ratio (which includes amounts available under the PXP credit facility) of at least 1.0 to 1.0 and a ratio of earnings before interest, depreciation, depletion, amortization and income taxes to total debt of no more than 4.5 to 1.0.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 7 -- Consolidating Financial Statements



    PXP and Plains E&P Company are the co-issuers of the 8.75% notes discussed in Note 6. The 8.75% notes are jointly and severally guaranteed on a full and unconditional basis by Arguello Inc. and Plains Illinois Inc. (referred to as "Guarantor Subsidiaries").



    The following financial information presents consolidating financial statements, which include:



   .  PXP, The "Issuer";



   .  the guarantor subsidiaries on a combined basis ("Guarantor Subsidiaries");



   . elimination entries necessary to consolidate the Parent and Guarantor Subsidiaries; and



   .  the Companies on a consolidated basis.



    Plains E&P Company has no material assets or operations; accordingly, Plains E&P Company has been omitted from the Issuer financial information. Financial information for PMCT Inc. and Plains International Inc., the non-guarantor subsidiaries, both of which are minor, are immaterial and not separately presented in the following statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET


                                 JUNE 30, 2002



                                                             Guarantor   Intercompany
                                                   Issuer   Subsidiaries Eliminations  Combined
                                                  --------  ------------ ------------ ---------
                                                                  (in thousands)
                                             ASSETS
Current Assets
 Cash and cash equivalents....................... $     --    $      7     $    --    $       7
 Accounts receivable and other current assets....   15,602       5,130          --       20,732
 Commodity hedging contracts.....................      250         314          --          564
 Inventories.....................................    3,502       1,518          --        5,020
                                                  --------    --------     -------    ---------
                                                    19,354       6,969          --       26,323
                                                  --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization.......................  484,179     117,814          --      601,993
   Not subject to amortization...................   20,437      14,316          --       34,753
 Other property and equipment....................    1,337         196          --        1,533
                                                  --------    --------     -------    ---------
                                                   505,953     132,326          --      638,279
 Less allowance for depreciation, depletion and
   amortization..................................  (66,128)    (88,190)         --     (154,318)
                                                  --------    --------     -------    ---------
                                                   439,825      44,136          --      483,961
                                                  --------    --------     -------    ---------
Investment in and Advances to Subsidiaries.......  (26,968)         --      26,968           --
                                                  --------    --------     -------    ---------
Other Assets.....................................   11,935         335          --       12,270
                                                  --------    --------     -------    ---------
                                                  $444,146    $ 51,440     $26,968    $ 522,554
                                                  ========    ========     =======    =========

                            LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities.. $ 26,832    $  4,606     $    --    $  31,438
 Commodity hedging contracts.....................    9,052       3,607          --       12,659
 Current maturities on long-term debt............      511          --          --          511
                                                  --------    --------     -------    ---------
                                                    36,395       8,213          --       44,608
                                                  --------    --------     -------    ---------
Payable to Plains Resources Inc..................  188,847      68,857          --      257,704
                                                  --------    --------     -------    ---------
Long-Term Debt...................................    1,022          --          --        1,022
                                                  --------    --------     -------    ---------
Other Long-Term Liabilities......................    1,996       2,472          --        4,468
                                                  --------    --------     -------    ---------
Deferred Income Taxes............................   46,756      (1,134)         --       45,622
                                                  --------    --------     -------    ---------
Combined Owners' Equity
 Owner's equity..................................  178,285     (24,299)     24,299      178,285
 Accumulated other comprehensive income..........   (9,155)     (2,669)      2,669       (9,155)
                                                  --------    --------     -------    ---------
                                                   169,130     (26,968)     26,968      169,130
                                                  --------    --------     -------    ---------
                                                  $444,146    $ 51,440     $26,968    $ 522,554
                                                  ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET


                               December 31, 2001



                                                             Guarantor   Intercompany
                                                   Issuer   Subsidiaries Eliminations  Combined
                                                  --------  ------------ ------------ ---------
                                                                  (in thousands)
                                             ASSETS
Current Assets
 Cash and cash equivalents....................... $     11    $      2     $    --    $      13
 Accounts receivable and other current assets....   10,703       5,679          --       16,382
 Commodity hedging contracts.....................   13,872       7,915          --       21,787
 Inventories.....................................    3,252       1,377          --        4,629
                                                  --------    --------     -------    ---------
                                                    27,838      14,973          --       42,811
                                                  --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization.......................  450,038     110,996          --      561,034
   Not subject to amortization...................   19,676      13,695          --       33,371
 Other property and equipment....................    1,322         194          --        1,516
                                                  --------    --------     -------    ---------
                                                   471,036     124,885          --      595,921
 Less allowance for depreciation, depletion and
   amortization..................................  (56,137)    (84,667)         --     (140,804)
                                                  --------    --------     -------    ---------
                                                   414,899      40,218          --      455,117
                                                  --------    --------     -------    ---------
Investment in and Advances to Subsidiaries.......  (21,496)         --      21,496           --
                                                  --------    --------     -------    ---------
Other Assets.....................................   16,275       2,552          --       18,827
                                                  --------    --------     -------    ---------
                                                  $437,516    $ 57,743     $21,496    $ 516,755
                                                  ========    ========     =======    =========

                            LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities.. $ 29,822    $ 11,546     $    --    $  41,368
 Current maturities on long-term debt............      511          --          --          511
                                                  --------    --------     -------    ---------
                                                    30,333      11,546          --       41,879
                                                  --------    --------     -------    ---------
Payable to Plains Resources Inc..................  172,603      62,558          --      235,161
                                                  --------    --------     -------    ---------
Long-Term Debt...................................    1,022          --          --        1,022
                                                  --------    --------     -------    ---------
Other Long-Term Liabilities......................       --       1,413          --        1,413
                                                  --------    --------     -------    ---------
Deferred Income Taxes............................   53,471       3,722          --       57,193
                                                  --------    --------     -------    ---------
Combined Owners' Equity
 Owner's equity..................................  164,203     (25,889)     25,889      164,203
 Accumulated other comprehensive income..........   15,884       4,393      (4,393)      15,884
                                                  --------    --------     -------    ---------
                                                   180,087     (21,496)     21,496      180,087
                                                  --------    --------     -------    ---------
                                                  $437,516    $ 57,743     $21,496    $ 516,755
                                                  ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME


                        Six Months Ended June 30, 2002


                                                    Guarantor   Intercompany
                                           Issuer  Subsidiaries Eliminations Combined
                                          -------  ------------ ------------ --------
                                                        (in thousands)
Revenues
 Crude oil and liquids................... $60,020    $21,202      $    --    $81,222
 Natural gas.............................   4,578         --           --      4,578
 Other operating revenues................      --         13           --         13
                                          -------    -------      -------    -------
                                           64,598     21,215           --     85,813
                                          -------    -------      -------    -------
Costs and Expenses
 Production expenses.....................  24,149     10,933           --     35,082
 General and administrative..............   3,945        781           --      4,726
 Depreciation, depletion and amortization   9,985      3,522           --     13,507
                                          -------    -------      -------    -------
                                           38,079     15,236           --     53,315
                                          -------    -------      -------    -------
Income from Operations...................  26,519      5,979           --     32,498
Other Income (Expense)
 Equity in earnings of subsidiaries......   1,590         --       (1,590)        --
 Interest expense........................  (6,003)    (3,415)          --     (9,418)
 Interest and other income...............      23         13           --         36
                                          -------    -------      -------    -------
Income Before Income Taxes                 22,129      2,577       (1,590)    23,116
 Income tax expense
   Current...............................  (2,886)    (1,132)          --     (4,018)
   Deferred..............................  (5,161)       145           --     (5,016)
                                          -------    -------      -------    -------
Net Income............................... $14,082    $ 1,590      $(1,590)   $14,082
                                          =======    =======      =======    =======

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME


                        Six Months Ended June 30, 2001



                                                              Guarantor   Intercompany
                                                    Issuer   Subsidiaries Eliminations Combined
                                                   --------  ------------ ------------ --------
                                                                  (in thousands)
Revenues
 Crude oil and liquids............................ $ 62,907    $23,849      $    --    $ 86,756
 Natural gas......................................   23,518         --           --      23,518
 Other operating revenues.........................       --        423           --         423
                                                   --------    -------      -------    --------
                                                     86,425     24,272           --     110,697
                                                   --------    -------      -------    --------
Costs and Expenses
 Production expenses..............................   19,009     11,416           --      30,425
 General and administrative.......................    3,948        728           --       4,676
 Depreciation, depletion and amortization.........    8,740      2,291           --      11,031
                                                   --------    -------      -------    --------
                                                     31,697     14,435           --      46,132
                                                   --------    -------      -------    --------
Income from Operations............................   54,728      9,837           --      64,565
Other Income (Expense)
 Equity in earnings of subsidiaries...............    5,573         --       (5,573)         --
 Interest expense.................................   (5,168)    (3,380)          --      (8,548)
 Interest and other income........................       50        372           --         422
                                                   --------    -------      -------    --------
Income Before Income Taxes and Cumulative
  Effect of Accounting Change.....................   55,183      6,829       (5,573)     56,439
 Income tax expense
   Current........................................   (2,520)    (1,290)          --      (3,810)
   Deferred.......................................  (17,770)      (206)          --     (17,976)
                                                   --------    -------      -------    --------
Income Before Cumulative Effect of Accounting
  Change..........................................   34,893      5,333       (5,573)     34,653
Cumulative effect of accounting change, net of tax
  benefit.........................................   (1,762)       240           --      (1,522)
                                                   --------    -------      -------    --------
Net Income........................................ $ 33,131    $ 5,573      $(5,573)   $ 33,131
                                                   ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS


                        Six Months Ended June 30, 2002






                                                               Guarantor   Intercompany
                                                     Issuer   Subsidiaries Eliminations Combined
                                                    --------  ------------ ------------ --------
                                                                   (in thousands)
Cash Flows From Operating Activities
Net income......................................... $ 14,082    $ 1,590      $(1,590)   $ 14,082
Items not affecting cash flows from operating
  activities:
 Depreciation, depletion and amortization..........    9,985      3,522           --      13,507
 Equity in earnings of subsidiaries................   (1,590)        --        1,590          --
 Deferred income taxes.............................    5,161       (145)          --       5,016
 Other noncash items...............................      277         47           --         324
Change in assets and liabilities from operating
  activities:
 Accounts receivable and other assets..............   (5,833)     2,994           --      (2,839)
 Inventories.......................................     (244)      (140)          --        (384)
 Accounts payable and other liabilities............   (2,990)    (6,940)          --      (9,930)
                                                    --------    -------      -------    --------
Net cash provided by operating activities..........   18,848        928           --      19,776
                                                    --------    -------      -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs....  (34,902)    (7,439)          --     (42,341)
Additions to other property and equipment..........      (15)        (2)          --         (17)
                                                    --------    -------      -------    --------
Net cash used in investing activities..............  (34,917)    (7,441)          --     (42,358)
                                                    --------    -------      -------    --------
Cash Flows From Financing Activities
Receipts from (payments to) Plains Resources Inc...   16,058      6,518           --      22,576
                                                    --------    -------      -------    --------
Net cash provided by (used in) financing activities   16,058      6,518           --      22,576
                                                    --------    -------      -------    --------
Net increase (decrease) in cash and cash
  equivalents......................................      (11)         5           --          (6)
Cash and cash equivalents, beginning of period.....       11          2           --          13
                                                    --------    -------      -------    --------
Cash and cash equivalents, end of period........... $     --    $     7      $    --    $      7
                                                    ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS


                        Six Months Ended June 30, 2001







                                                               Guarantor   Intercompany
                                                     Issuer   Subsidiaries Eliminations Combined
                                                    --------  ------------ ------------ --------
                                                                   (in thousands)
Cash Flows From Operating Activities
Net income......................................... $ 33,131    $ 5,573      $(5,573)   $ 33,131
Items not affecting cash flows from operating
  activities:......................................
 Depreciation, depletion and amortization..........    8,740      2,291           --      11,031
 Equity in earnings of subsidiaries................   (5,573)        --        5,573          --
 Deferred income taxes.............................   17,770        206           --      17,976
 Cumulative effect of adoption of accounting
   change..........................................    1,762       (240)          --       1,522
 Change in derivative fair value...................       (7)     1,062           --       1,055
 Other noncash items...............................       (6)       727           --         721
Change in assets and liabilities from operating
  activities:
 Accounts receivable and other assets..............    3,022     (4,640)          --      (1,618)
 Inventories.......................................   (1,479)    (1,083)          --      (2,562)
 Accounts payable and other liabilities............   13,295     (2,932)          --      10,363
                                                    --------    -------      -------    --------
 Net cash provided by operating activities.........   70,655        964           --      71,619
                                                    --------    -------      -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs....  (54,358)    (8,694)          --     (63,052)
Additions to other property and equipment..........     (107)        (8)          --        (115)
                                                    --------    -------      -------    --------
Net cash used in investing activities..............  (54,465)    (8,702)          --     (63,167)
                                                    --------    -------      -------    --------
Cash Flows From Financing Activities
Receipts from (payments to) Plains Resources Inc...  (16,430)     7,442           --      (8,988)
                                                    --------    -------      -------    --------
Net cash provided by (used in) financing activities  (16,430)     7,442           --      (8,988)
                                                    --------    -------      -------    --------
Net increase (decrease) in cash and cash
  equivalents......................................     (240)      (296)          --        (536)
Cash and cash equivalents, beginning of period.....      240        296           --         536
                                                    --------    -------      -------    --------
Cash and cash equivalents, end of period........... $     --    $    --      $    --    $     --
                                                    ========    =======      =======    ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Plains Resources Inc.

    In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of the Upstream Subsidiaries of Plains Resources Inc. (collectively, the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 2 to the combined financial statements, the Company changed its method of accounting for derivative instruments and hedging activities, effective January 1, 2001.

PricewaterhouseCoopers LLP

Houston, Texas
April 17, 2002

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                            COMBINED BALANCE SHEETS


                                                           December 31,
                                                       --------------------
                                                          2001       2000
                                                       ---------  ---------
                                                          (In thousands)
                                    ASSETS
   Current Assets
    Cash and cash equivalents......................... $      13  $     536
    Accounts receivable and other current assets......    16,382     32,878
    Commodity hedging contracts.......................    21,787         --
    Inventories.......................................     4,629      4,038
                                                       ---------  ---------
                                                          42,811     37,452
                                                       ---------  ---------
   Property and Equipment, at cost
    Oil and natural gas properties -- full cost method
    Subject to amortization...........................   561,034    433,915
    Not subject to amortization.......................    33,371     34,737
    Other property and equipment......................     1,516      1,389
                                                       ---------  ---------
                                                         595,921    470,041
    Less allowance for depreciation, depletion and
        amortization..................................  (140,804)  (116,697)
                                                       ---------  ---------
                                                         455,117    353,344
                                                       ---------  ---------
   Other Assets.......................................    18,827     10,239
                                                       ---------  ---------
                                                       $ 516,755  $ 401,035
                                                       =========  =========
                    LIABILITIES AND COMBINED OWNERS' EQUITY
   Current Liabilities
    Accounts payable and other current liabilities.... $  41,368  $  43,802
    Current maturities on long-term debt..............       511        511
                                                       ---------  ---------
                                                          41,879     44,313
                                                       ---------  ---------
   Payable to Plains Resources Inc....................   235,161    224,996
                                                       ---------  ---------
   Long-Term Debt.....................................     1,022      1,533
                                                       ---------  ---------
   Other Long-Term Liabilities........................     1,413         --
                                                       ---------  ---------
   Deferred Income Taxes..............................    57,193     19,161
                                                       ---------  ---------
   Commitments and Contingencies (Note 6)
   Combined Owners' Equity
    Owners' equity....................................   164,203    111,032
    Accumulated other comprehensive income............    15,884         --
                                                       ---------  ---------
                                                         180,087    111,032
                                                       ---------  ---------
                                                       $ 516,755  $ 401,035
                                                       =========  =========


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                         COMBINED STATEMENTS OF INCOME


                                                        Year Ended December 31,
                                                     ----------------------------
                                                       2001      2000      1999
                                                     --------  --------  --------
                                                            (In thousands)
Revenues
 Crude oil and liquids.............................. $174,895  $126,434  $102,390
 Natural gas........................................   28,771    16,017     5,095
 Other operating revenues...........................      473        --        --
                                                     --------  --------  --------
                                                      204,139   142,451   107,485
                                                     --------  --------  --------
Costs and Expenses
 Production expenses................................   63,795    56,228    50,527
 General and administrative.........................   10,210     6,308     4,367
 Depreciation, depletion and amortization...........   24,105    18,859    13,329
                                                     --------  --------  --------
                                                       98,110    81,395    68,223
                                                     --------  --------  --------
Income from Operations..............................  106,029    61,056    39,262
Other Income (Expense)
 Interest expense...................................  (17,411)  (15,885)  (14,912)
 Interest and other income..........................      463       343        87
                                                     --------  --------  --------
Income Before Income Taxes and Cumulative Effect of
  Accounting Change.................................   89,081    45,514    24,437
 Income tax expense
   Current..........................................   (6,014)   (2,431)     (505)
   Deferred.........................................  (28,374)  (14,334)   (4,827)
                                                     --------  --------  --------
Income Before Cumulative Effect of Accounting Change   54,693    28,749    19,105
 Cumulative effect of accounting change, net of tax
   benefit..........................................   (1,522)       --        --
                                                     --------  --------  --------
Net Income.......................................... $ 53,171  $ 28,749  $ 19,105
                                                     ========  ========  ========



                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                       COMBINED STATEMENTS OF CASH FLOWS


                                                               Year Ended December 31,
                                                            -----------------------------
                                                               2001      2000      1999
                                                            ---------  --------  --------
                                                                    (In thousands)
Cash Flows From Operating Activities
Net income................................................. $  53,171  $ 28,749  $ 19,105
Items not affecting cash flows from operating activities:
 Depreciation, depletion and amortization..................    24,105    18,859    13,329
 Deferred income taxes.....................................    28,374    14,334     4,827
 Cumulative effect of adoption of accounting change........     1,522        --        --
 Change in derivative fair value...........................     1,055        --        --
 Other noncash items.......................................       996        --        --
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................     9,197     7,597   (31,616)
 Inventories...............................................      (591)     (195)     (586)
 Accounts payable and other liabilities....................    (1,021)   10,120      (450)
                                                            ---------  --------  --------
Net cash provided by operating activities..................   116,808    79,464     4,609
                                                            ---------  --------  --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............  (125,753)  (70,505)  (59,167)
Additions to other property and assets.....................      (127)     (366)     (195)
                                                            ---------  --------  --------
Net cash used in investing activities......................  (125,880)  (70,871)  (59,362)
                                                            ---------  --------  --------
Cash Flows From Financing Activities
Principal payments of long-term debt.......................      (511)     (511)     (511)
Receipts from (payments to) Plains Resources Inc...........     9,060   (12,621)   60,201
                                                            ---------  --------  --------
Net cash provided by (used in) financing activities........     8,549   (13,132)   59,690
                                                            ---------  --------  --------
Net increase (decrease) in cash and cash equivalents.......      (523)   (4,539)    4,937
Cash and cash equivalents, beginning of year...............       536     5,075       138
                                                            ---------  --------  --------
Cash and cash equivalents, end of year..................... $      13  $    536  $  5,075
                                                            =========  ========  ========



                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME


                                                                      Year Ended December 31,
                                                                      ------------------------
                                                                        2001    2000    1999
                                                                      -------  ------- -------
                                                                           (In thousands)
Net Income........................................................... $53,171  $28,749 $19,105
Other Comprehensive Income:
 Unrealized gains on derivatives:
   Cumulative effect of accounting change, net of taxes of $4,454....   6,967       --      --
   Unrealized gains arising during the year, net of taxes of $8,566..  12,518       --      --
   Reclassification adjustment for gains realized in net income, net
      of tax benefit of $2,320.......................................  (3,601)      --      --
                                                                      -------  ------- -------
Other Comprehensive Income...........................................  15,884       --      --
                                                                      -------  ------- -------
Comprehensive Income................................................. $69,055  $28,749 $19,105
                                                                      =======  ======= =======



                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                COMBINED STATEMENTS OF COMBINED OWNERS' EQUITY


                                                Year Ended December 31,
                                               -------------------------
                                                 2001     2000    1999
                                               -------- -------- -------
                                                    (In thousands)
        Owners' Equity
         Balance, beginning of year........... $111,032 $ 82,283 $63,177
         Net income...........................   53,171   28,749  19,105
         Issuance of common stock.............       --       --       1
                                               -------- -------- -------
         Balance, end of year.................  164,203  111,032  82,283
                                               -------- -------- -------
        Accumulated Other Comprehensive Income
         Balance, beginning of year...........       --       --      --
         Other comprehensive income...........   15,884       --      --
                                               -------- -------- -------
         Balance, end of year.................   15,884       --      --
                                               -------- -------- -------
        Combined Owners' Equity............... $180,087 $111,032 $82,283
                                               ======== ======== =======



                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS


Note 1 -- Organization and significant accounting policies


Organization


    The combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. (the "Companies", "our", or "we") include the accounts of Stocker Resources, L.P., Arguello Inc., Plains Illinois, Inc., PMCT, Inc. and Plains Resources International Inc. Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. are wholly-owned subsidiaries of Plains Resources Inc. ("Plains"). Stocker Resources, L.P. is a limited partnership of which Stocker Resources, Inc., a wholly owned subsidiary of Plains, is the general partner (holding a 2.5% interest) and Plains is the limited partner (holding a 97.5% interest). All significant intercompany transactions have been eliminated.



    The accompanying combined financial statements are presented on a carve-out combined basis to include the historical operations of the businesses owned by the Companies. In this context, no direct owner relationship existed among the various operations comprising the businesses as described above. Accordingly, Plains' net investment in the businesses (combined owners' equity) is shown in lieu of stockholders' equity in the combined financial statements.


    We are independent energy companies that are engaged in the "Upstream" oil and gas business. The Upstream business acquires, exploits, develops, explores for and produces crude oil and natural gas. Our Upstream activities are all located in the United States.

    Under the terms of a service agreement (the "Service Agreement"), Plains provides the Companies with financial intermediary, treasury and other services as may be required from time to time. Such services include, but are not limited to: arranging financings and commercial transactions for the procurement of funds and other commercial accommodations from financial institutions and other lenders; disbursement of capital and operating funds in the form of loans or intercompany advances; maintenance of financial records and books of account; and cash management, including the processing of cash receipts and disbursements.

    These financial statements include allocations of direct and indirect corporate and administrative costs of Plains. The methods by which such costs are estimated and allocated to the Companies are deemed reasonable by Plains' management; however, such allocations and estimates are not necessarily indicative of the costs and expenses that would have been incurred had we operated as a separate entity. Allocations of such costs are considered to be related party transactions and are discussed in Note 4.

Significant accounting policies

    Oil and Gas Properties. We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Such costs include internal general and administrative costs such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration, exploitation and development activities. General and administrative costs associated with production, operations, marketing and general corporate activities are expensed as incurred. These capitalized costs along with our estimate of future development and abandonment costs, net of salvage values and other considerations, are amortized to expense by the unit-of-production method using engineers' estimates of proved oil and natural gas reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated. Interest is capitalized on oil and natural gas properties not subject to amortization and in the process of development. Proceeds from the sale of oil and natural gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Unamortized costs of proved properties are subject to a ceiling which limits such costs to the present value of estimated future cash flows from proved oil and natural

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

gas reserves of such properties (including the effect of any related hedging activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values), and estimated future income taxes thereon.

    Other Property and Equipment. Other property and equipment is recorded at cost and consists primarily of office furniture and fixtures and computer hardware and software. Acquisitions, renewals, and betterments are capitalized; maintenance and repairs are expensed. Depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

    Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) crude oil and natural gas reserves, (2) depreciation, depletion and amortization, including future abandonment costs, (3) income taxes and (4) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

    Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At December 31, 2001 and 2000, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

    Inventory. Crude oil inventories are carried at the lower of cost to produce or market value. Materials and supplies inventory is stated at the lower of cost or market with cost determined on an average cost method. Inventory consists of the following (in thousands):


                                             December 31,
                                             -------------
                                              2001   2000
                                             ------ ------
                      Materials and supplies $4,201 $3,487
                      Crude oil.............    428    551
                                             ------ ------
                                             $4,629 $4,038
                                             ====== ======


    Other Assets.  Other assets consists of the following (in thousands):

                                               December 31,
                                              ---------------
                                               2001    2000
                                              ------- -------
                  Land....................... $ 8,103 $ 8,103
                  Commodity hedging contracts   5,627      --
                  Other......................   5,097   2,136
                                              ------- -------
                                              $18,827 $10,239
                                              ======= =======

    Federal and State Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more than likely than not that the related tax benefits will not be realized.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The taxable income or loss of the Companies is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are based on the tax sharing agreement among all the members of the consolidated group. Such agreement provides that income taxes are calculated assuming the combined companies filed a separate income tax return. Income taxes payable are included in Payable to Plains Resources, Inc. in the combined balance sheet.

    Revenue Recognition. Oil and gas revenue from our interests in producing wells is recognized when the production is delivered and the title transfers.

    Derivative Financial Instruments (Hedging). We utilize various derivative instruments to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions.

    Recent Accounting Pronouncements. The following Statements of Financial Accounting Standards ("SFAS") were issued in June 2001: SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 143, Accounting for Asset Retirement Obligations. In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets was also issued. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations. It applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS No. 142 requires that goodwill as well as other intangible assets with indefinite lives not be amortized but be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and long-lived assets to be disposed of. It supersedes, with exceptions, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and is effective for fiscal years beginning after December 15, 2001. SFAS No. 141, No. 142 and No. 144 had no effect on our financial statements. We will account for all future business combinations and any related goodwill in accordance with the provisions of SFAS No. 141 and SFAS No. 142.

    SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of SFAS No. 143 and at this time cannot reasonably estimate the effect of this statement on its consolidated financial position, results of operations or cash flows.


Note 2 -- Derivative instruments and hedging activities


    Plains entered into various derivative instruments on behalf of the Companies to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions. In accordance with the terms of the Services Agreement, the gains and losses with respect to such instruments have been allocated to the Companies. Oil revenues for the year ended December 31, 2001 have been increased by $0.3 million and oil revenues for the years ended December 31, 2000 and 1999 have been reduced by $72.8 million and $7.5 million, respectively, as a result of such transactions.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income ("OCI"), a component of Combined Owners' Equity to the extent the hedge is effective.

    The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in OCI related to cash flow hedges that become ineffective remain unchanged until the related product is delivered. If it is determined that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

    We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. Hedge effectiveness is measured on a quarterly basis. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. No amounts were excluded from the computation of hedge effectiveness. At December 31, 2001, all open positions qualified for hedge accounting.

    Unrealized gains and losses on hedging instruments reflected in OCI and adjustments to carrying amounts on hedged volumes are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses from hedging instruments, which represent hedge ineffectiveness as well as any amounts excluded from the assessment of hedge effectiveness, are recognized currently in oil and gas revenues. Effective October 2001, we implemented Derivatives Implementation Group ("DIG") Issue G20, "Cash Flow Hedges:
Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge", which provides guidance for assessing the effectiveness on total changes in an option's cash flows rather than only on changes in the option's intrinsic value. Implementation of this DIG issue will reduce earnings volatility since it allows us to include changes in the time value of purchased options and collars in the assessment of hedge effectiveness. Time value changes were previously recognized in current earnings since we excluded time value changes from the assessment of hedge effectiveness. Oil and gas revenues for the year ended December 31, 2001 include a $3.1 million non-cash loss related to the ineffective portion of the cash flow hedges representing the fair value change in the time value of options for the nine months prior to the implementation of DIG Issue G20.

    We utilize various derivative instruments to hedge our exposure to price fluctuations on crude oil sales. The derivative instruments consist primarily of cash-settled crude oil option and swap contracts

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

entered into with financial institutions. We do not currently have any natural gas hedges. At December 31, 2001, we had the following open crude oil hedge positions:


                                               Barrels Per
                                                   Day
                                               ------------
                                                2002  2003
                                               ------ -----
                     Calls
                      Average price $35.17/bbl  9,000    --
                     Swaps
                      Average price $24.00/bbl 17,000    --
                      Average price $23.16/bbl     -- 7,500


    On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI, representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.

    For the year ended December 31, 2001, net unrealized gains of $8.9 million were added to OCI, and the fair value of open positions increased $15.2 million.

    At December 31, 2001, net unrealized gains on our option and swap contracts included in OCI was $15.9 million. The related assets and liabilities were included in commodity hedging contracts and other derivatives ($21.8 million), other assets ($5.6 million), and deferred income taxes ($10.7 million). As of December 31, 2001, $12.5 million of deferred net gains on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.


Note 3 -- Long-term debt


    Long-term debt and the related current maturities represents a note issued in connection with the purchase of a production payment on certain of our producing properties. The note bears interest at 8%, payable annually, and requires an annual principal payment of $511,000 through 2004.


Note 4 -- Related party transactions



    We use a centralized cash management system under which our cash receipts are remitted to Plains and our cash disbursements are funded by Plains. We are charged interest on any amounts, other than income taxes payable, due to Plains at the average effective interest rate of Plains long-term debt. For the years 2001, 2000 and 1999 we were charged $20.4 million, $19.5 million and $18.3 million, respectively, of interest on amounts payable to Plains. Of such amounts, $17.3 million, $15.7 million and $14.7 million was included in interest expense in 2001, 2000 and 1999, respectively, and $3.1 million, $3.8 million and $3.6 million was capitalized in oil and gas properties in 2001, 2000 and 1999, respectively.



    To compensate Plains for services rendered under the Services Agreement, we are allocated direct and indirect corporate and administrative costs of Plains. Such costs totaled $8.2 million, $3.9 million and $3.1 million in 2001, 2000 and 1999, respectively. Of such amounts, $6.1 million, $2.8 million and $2.2 million was included in general and administrative expense in 2001, 2000 and 1999, respectively, and $2.1 million, $1.1 million and $0.9 million was capitalized in oil and gas properties in 2001, 2000 and 1999, respectively.


    In addition, as discussed in Note 2, Plains entered into various derivative instruments to reduce our exposure to decreases in the market price of crude oil.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    At December 31, 2001 Plains had $267.5 million principal amount of 10.25% Senior Subordinated Notes due 2006 outstanding. Such notes are guaranteed by the Companies on a full, unconditional, joint and several basis.

    Plains All American Pipeline, L.P. ("PAA"), an affiliate of Plains, is the exclusive marketer/ purchaser for all of our equity crude oil production. The marketing agreement provides that PAA will purchase for resale at market prices all of our equity crude oil production, for which PAA charges a fee of $0.20 per barrel. In 2001, 2000 and 1999, we were paid $202.1 million, $222.7 million and $114.6 million, respectively, for the purchase of crude oil under the agreement, including the royalty share of production. Accounts receivable and other current assets at December 31, 2001 and 2000 include $12.3 million and $17.6 million, respectively, of amounts receivable from PAA with respect to oil sales.


Note 5 -- Income taxes


    Our taxable income or loss is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are based on the tax sharing agreement which provides that income taxes are calculated assuming we filed a separate combined income tax return. Currently payable income taxes are included in Payable to Plains Resources, Inc. in the combined balance sheet.

    Our deferred income tax assets and liabilities at December 31, 2001 and 2000 consist of the tax effect of income tax carryforwards and differences related to the timing of recognition of certain types of costs as follows (in thousands):


                                                                   December 31,
                                                                ------------------
                                                                  2001      2000
                                                                --------  --------
U.S. Federal
Deferred tax assets:
 Tax credit carryforwards...................................... $     --  $  1,181
 Other.........................................................      658       646
                                                                --------  --------
                                                                     658     1,827
Deferred tax liabilities:
 Net oil and gas acquisition, exploration and development costs  (36,520)  (15,807)
 Commodity hedging contracts and other.........................  (10,700)       --
                                                                --------  --------
   Net deferred tax liability..................................  (46,562)  (13,980)
States
Deferred tax liability.........................................  (10,631)   (5,181)
                                                                --------  --------
Net deferred tax liability..................................... $(57,193) $(19,161)
                                                                ========  ========


    At December 31, 2001, for federal income tax purposes, we have no carryforwards of regular tax net operating losses, alternative minimum tax credits or enhanced oil recovery credits.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

   Set forth below is a reconciliation between the income tax provision computed at the United States statutory rate on income before income taxes and the income tax provision in the accompanying consolidated statements of income (in thousands):


                                                                               Year Ended
                                                                              December 31,
                                                                       -------------------------
                                                                         2001     2000     1999
                                                                       -------  -------  -------
U.S. federal income tax provision at statutory rate................... $31,101  $15,935  $ 8,553
State income taxes, net of federal benefit............................   4,758    2,232    1,211
Full cost ceiling test limitation.....................................      --       --   (3,772)
Other.................................................................  (1,471)  (1,402)    (660)
                                                                       -------  -------  -------
Income tax expense on income before effect of accounting change.......  34,388   16,765    5,332
Income tax benefit allocated to cumulative effect of accounting change  (1,042)      --       --
                                                                       -------  -------  -------
Income tax provision.................................................. $33,346  $16,765  $ 5,332
                                                                       =======  =======  =======



Note 6 -- Commitments, contingencies and industry concentration



Commitments and contingencies


    We lease certain real property, equipment and operating facilities under various operating leases. Future non-cancelable commitments related to these items at December 31, 2001 total $53,100, all of which relates to 2002. Total expenses related to such commitments for the years ended December 31, 2001, 2000 and 1999 were $41,000, $45,000 and $61,000, respectively.

    Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. In the event we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through December 31, 2001, we have not been required to make contributions to an escrow account.

    In connection with the acquisition of our interest in the Point Arguello field, offshore California, we assumed our 26% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The seller retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

    Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

    Consistent with normal industry practices, substantially all of our crude oil and natural gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that the costs to perform these tasks is approximately $12.0 million, net of salvage value and other considerations. Such estimated costs are amortized to expense through the unit-of-production method as a component of accumulated depreciation, depletion and amortization. Results from operations for 2001, 2000 and 1999 include $0.5 million, $0.2 million and $0.2 million, respectively, of expense associated with these estimated future costs. For valuation and realization purposes of the affected crude oil and natural gas properties, these estimated future costs are also deducted from estimated future gross revenues to arrive at the estimated future net revenues and the Standardized Measure disclosed in Note 8.

    As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved crude oil and natural gas properties and the marketing, transportation, terminalling and storage of crude oil. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.


Industry concentration


    Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. PAA is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in Plains' revolving credit facility, with one such counterparty holding contracts that represent approximately 37% of the fair value of all of Plains' open positions at December 31, 2001.

    There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.

    We, in the ordinary course of business, are a claimant and/or defendant in various other legal proceedings. Management does not believe that the outcome of these legal proceedings, individually and in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.


Note 7 -- Financial instruments


    The disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. Considerable judgment is required to develop estimates of fair value. The use of different assumptions or valuation methodologies may have a material effect on estimated fair value amounts.

    The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included other assets are stated at fair value. The carrying value of our payable to Plains approximates its fair value, as interest rates are variable, based on prevailing market rates. The fair value of our long-term debt is estimated to equal its carrying value.


Note 8 -- Crude oil and natural gas activities



Costs incurred


   Our oil and natural gas acquisition, exploration, exploitation and development activities are conducted in the United States. The following table summarizes the costs incurred during the last three years (in thousands).


                                               Year Ended December 31,
                                               ------------------------
                                                 2001    2000    1999
                                               -------- ------- -------
        Property acquisitions costs:
         Unproved properties.................. $     44 $    73 $   879
         Proved properties....................    1,645   1,953   2,496
        Exploration costs.....................      286     293     796
        Exploitation and development costs (1)  123,778  68,186  54,996
                                               -------- ------- -------
                                               $125,753 $70,505 $59,167
                                               ======== ======= =======

--------

(1) Includes capitalized general and administrative expense of $6.2 million, $5.2 million and $5.1 million in 2001, 2000 and 1999, respectively, and capitalized interest expense of $3.1 million, $3.8 million and $3.6 million in 2001, 2000 and 1999, respectively.



Capitalized costs


   The following table presents the aggregate capitalized costs subject to amortization relating to our crude oil and natural gas acquisition, exploration, exploitation and development activities, and the aggregate related accumulated DD&A (in thousands).


                                          December 31,
                                      --------------------
                                         2001       2000
                                      ---------  ---------
                    Proved properties $ 561,034  $ 433,915
                    Accumulated DD&A.  (139,797)  (116,066)
                                      ---------  ---------
                                      $ 421,237  $ 317,849
                                      =========  =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The DD&A rate per equivalent unit of production was $2.70, $2.25 and $1.72 in 2001, 2000 and 1999, respectively.


Costs not subject to amortization


   The following table summarizes the categories of costs comprising the amount of unproved properties not subject to amortization (in thousands).


                                            December 31,
                                       -----------------------
                                        2001    2000    1999
                                       ------- ------- -------
                  Acquisition costs... $27,523 $31,090 $38,252
                  Exploration costs...      --     425     504
                  Capitalized interest   5,848   3,222   4,443
                                       ------- ------- -------
                                       $33,371 $34,737 $43,199
                                       ======= ======= =======



    Unproved property costs not subject to amortization consist primarily of acquisition costs related to unproved areas and capitalized interest. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved reserves established or impairment determined. We will continue to evaluate these properties and costs will be transferred into the amortization base as the undeveloped areas are tested. Our onshore properties and one offshore property consist of mature but underdeveloped crude oil properties that were acquired from major or large independent oil and gas companies. These fields were discovered from 1906 to 1981, and have produced significant volumes since initial discovery, exhibit complex reservoir and geologic conditions. Due to the nature of the reserves, the ultimate evaluation of the properties will occur over a period of several years. We expect that 75% of the costs not subject to amortization will be transferred to the amortization base over the next three to five years and the remainder over the next three to ten years. The leases covering the properties are held by production and will not limit the time period for evaluation. Approximately 9%, 11% and 10% of the balance in unproved properties at December 31, 2001, related to additions made in 2001, 2000 and 1999, respectively.


    During 2001, 2000 and 1999, we capitalized $3.1 million, $3.8 million and $3.6 million, respectively, of interest related to the costs of unproved properties in the process of development.


Supplemental reserve information (unaudited)


    The following information summarizes our net proved reserves of crude oil (including condensate and natural gas liquids) and natural gas and the present values thereof for the three years ended December 31, 2001. The following reserve information is based upon reports of the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2001, and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2000 and 1999. The estimates are in accordance with regulations prescribed by the SEC.

    In management's opinion, the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are believed to be reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

recovery from underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of crude oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated crude oil and natural gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices.

    Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. Almost all of our reserve base (approximately 93% of year-end 2001 reserve volumes) is comprised of crude oil properties that are sensitive to crude oil price volatility.


Estimated quantities of crude oil and natural gas reserves (unaudited)


    The following table sets forth certain data pertaining to our proved and proved developed reserves for the three years ended December 31, 2001 (in thousands).


                                        As of or for the Year Ended December 31,
                                   -------------------------------------------------
                                         2001             2000             1999
                                   ---------------  ---------------  ---------------
                                     Oil     Gas      Oil     Gas      Oil     Gas
                                    (MBbl)  (MMcf)   (MBbl)  (MMcf)   (MBbl)  (MMcf)
                                   -------  ------  -------  ------  -------  ------
Proved Reserves
 Beginning balance................ 204,387  93,486  195,213  90,873  110,950  86,781
 Revision of previous estimates... (13,093) (5,485)  (5,601) (3,597)  47,510  (8,234)
 Extensions, discoveries, improved
   recovery and other additions...  40,218  11,571   22,429   9,252   37,393  15,488
 Purchase of reserves in-place....      --      --       --      --    6,442      --
 Production.......................  (8,219) (3,355)  (7,654) (3,042)  (7,082) (3,162)
                                   -------  ------  -------  ------  -------  ------
 Ending balance................... 223,293  96,217  204,387  93,486  195,213  90,873
                                   =======  ======  =======  ======  =======  ======
Proved Developed Reserves
 Beginning balance................ 105,679  52,184  100,758  49,255   68,167  58,445
                                   =======  ======  =======  ======  =======  ======
 Ending balance................... 119,248  59,101  105,679  52,184  100,758  49,255
                                   =======  ======  =======  ======  =======  ======

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Standardized measure of discounted future net cash flows (unaudited)


    The Standardized Measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is presented below (in thousands):


                                                                      December 31,
                                                         -------------------------------------
                                                             2001         2000         1999
                                                         -----------  -----------  -----------
Future cash inflows..................................... $ 3,662,137  $ 5,850,215  $ 4,389,337
Future development costs................................    (305,261)    (249,319)    (193,409)
Future production expense...............................  (1,714,132)  (2,748,492)  (1,558,492)
Future income tax expense...............................    (537,252)  (1,030,400)    (881,167)
                                                         -----------  -----------  -----------
Future net cash flows...................................   1,105,492    1,822,004    1,756,269
Discounted at 10% per year..............................    (721,025)  (1,032,566)  (1,028,983)
                                                         -----------  -----------  -----------
Standardized measure of discounted future net cash flows $   384,467  $   789,438  $   727,286
                                                         ===========  ===========  ===========

    The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

    1. An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

    2. In accordance with SEC guidelines, the engineers' estimates of future net revenues from our proved properties and the present value thereof are made using crude oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. We have entered into various arrangements to fix or limit the NYMEX crude oil price for a significant portion of our crude oil production. Arrangements in effect at December 31, 2001 are discussed in Note 2. Such arrangements are not reflected in the reserve reports. The overall average year-end prices used in the reserve reports as of December 31, 2001, were $15.31 per barrel of crude oil and $2.56 per Mcf of natural gas. Such prices as of December 31, 2000 were $21.93 per barrel of crude oil and $14.63 per Mcf of natural gas.

    3. The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

    4. The reports reflect the pre-tax Present Value of Proved Reserves to be $0.6 billion, $1.3 billion and $1.1 billion at December 31, 2001, 2000 and 1999, respectively. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes which might be payable by us in future years to arrive at the Standardized Measure. Future income taxes were calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The principal sources of changes in the Standardized Measure of the future net cash flows for the three years ended December 31, 2001, are as follows (in thousands):


                                                                    Year Ended December 31,
                                                                -------------------------------
                                                                   2001       2000       1999
                                                                ---------  ---------  ---------
Balance, beginning of year..................................... $ 789,438  $ 727,286  $ 183,630
Sales, net of production expenses..............................  (139,827)   (86,237)   (56,958)
Net change in sales and transfer prices, net of production
  expenses.....................................................  (664,684)    94,159    623,369
Changes in estimated future development costs..................   (17,535)   (16,097)   (46,542)
Extensions, discoveries and improved recovery, net of costs....    89,010    141,641    112,573
Previously estimated development costs incurred during the year    86,881     27,855     19,676
Purchase of reserves in-place..................................        --         --     53,724
Revision of quantity estimates.................................  (156,402)   (68,163)   159,499
Accretion of discount..........................................   141,598    101,667     18,683
Net change in income taxes.....................................   255,988   (132,673)  (340,368)
                                                                ---------  ---------  ---------
Balance, end of year........................................... $ 384,467  $ 789,438  $ 727,286
                                                                =========  =========  =========



Results of operations for oil and gas producing activities


    The results of operations from oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest charges, interest income and interest capitalized. Income tax (expense) or benefit was determined by applying the statutory rates to pretax operating results (in thousands).


                                                                        Year Ended December 31,
                                                                     ----------------------------
                                                                       2001      2000      1999
                                                                     --------  --------  --------
Revenues from oil and gas producing activities...................... $204,139  $142,451  $107,485
Production costs....................................................  (63,795)  (56,228)  (50,527)
Depreciation, depletion and amortization............................  (23,707)  (18,395)  (13,101)
Income tax expense..................................................  (45,022)  (24,981)  (16,337)
                                                                     ========  ========  ========
Results of operations from producing activities (excluding corporate overhead and interest costs)...................................... $ 71,615  $ 42,847  $ 27,520
                                                                     ========  ========  ========



Note 9 -- Consolidating Financial Statements



    In conjunction with the anticipated issuance of debt securities, all subsidiaries of Plains referred to in Note 1 will become 100% owned subsidiaries of Stocker Resources, L.P. Stocker Resources, L.P. will be co-issuing the debt securities along with a 100% owned finance company with no material assets or operations. The debt securities will be guaranteed on a full and unconditional and joint and several basis by Arguello Inc. and Plains Illinois Inc. (referred to as "Guarantor Subsidiaries").


   The following financial information presents consolidating financial statements, which include:


   .  Issuer


   .  the guarantor subsidiaries on a combined basis ("Guarantor Subsidiaries")

   . elimination entries necessary to consolidate the Parent and the Guarantor Subsidiaries; and

   .  the Companies on a consolidated basis.

   Financial information for the non-guarantor subsidiaries, all of which are minor, are immaterial and not separately presented in the table below.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET

                               December 31, 2001



                                                        Guarantor   Intercompany
                                              Issuer   Subsidiaries Eliminations  Combined
                                              ------   ------------ ------------ ---------
                                                             (In thousands)
                                          ASSETS
Current Assets
Cash and cash equivalents................... $     11    $      2     $    --    $      13
 Accounts receivable and other
   current assets...........................   10,703       5,679          --       16,382
 Commodity hedging contracts................   13,872       7,915          --       21,787
 Inventories................................    3,252       1,377          --        4,629
                                             --------    --------     -------    ---------
                                               27,838      14,973          --       42,811
                                             --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties -- full cost
   method
   Subject to amortization..................  450,038     110,996          --      561,034
   Not subject to amortization..............   19,676      13,695          --       33,371
 Other property and equipment...............    1,322         194          --        1,516
                                             --------    --------     -------    ---------
                                              471,036     124,885          --      595,921
 Less allowance for depreciation,
   depletion and amortization...............  (56,137)    (84,667)         --     (140,804)
                                             --------    --------     -------    ---------
                                              414,899      40,218          --      455,117
                                             --------    --------     -------    ---------
Investment in and Advances to
  Subsidiaries..............................  (21,496)         --      21,496           --
                                             --------    --------     -------    ---------
Other Assets................................   16,275       2,552          --       18,827
                                             --------    --------     -------    ---------
                                             $437,516    $ 57,743     $21,496    $ 516,755
                                             ========    ========     =======    =========

                          LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current
   liabilities.............................. $ 29,822    $ 11,546     $    --    $  41,368
 Current maturities on long-term debt.......      511          --          --          511
                                             --------    --------     -------    ---------
                                               30,333      11,546          --       41,879
                                             --------    --------     -------    ---------
Payable to Plains Resources Inc.............  172,603      62,558          --      235,161
                                             --------    --------     -------    ---------
Long-Term Debt..............................    1,022          --          --        1,022
                                             --------    --------     -------    ---------
Other Long-Term Liabilities.................       --       1,413          --        1,413
                                             --------    --------     -------    ---------
Deferred Income Taxes.......................   53,471       3,722          --       57,193
                                             --------    --------     -------    ---------
Combined Owners' Equity
 Owners' equity.............................  164,203     (25,889)     25,889      164,203
 Accumulated other comprehensive
   income...................................   15,884       4,393      (4,393)      15,884
                                             --------    --------     -------    ---------
                                              180,087     (21,496)     21,496      180,087
                                             --------    --------     -------    ---------
                                             $437,516    $ 57,743     $21,496    $ 516,755
                                             ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET

                               December 31, 2000



                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations  Combined
                                                 ------   ------------ ------------ ---------
                                                                (In thousands)
                                            ASSETS
Current Assets
 Cash and cash equivalents..................... $    240    $    296     $    --    $     536
 Accounts receivable and other
   current assets..............................   24,144       8,734          --       32,878
 Inventories...................................    2,666       1,372          --        4,038
                                                --------    --------     -------    ---------
                                                  27,050      10,402          --       37,452
                                                --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas
   properties -- full cost method
   Subject to amortization.....................  338,859      95,056          --      433,915
   Not subject to amortization.................   22,278      12,459          --       34,737
 Other property and equipment..................    1,189         200          --        1,389
                                                --------    --------     -------    ---------
                                                 362,326     107,715          --      470,041
 Less allowance for depreciation, depletion and
   amortization................................  (37,721)    (78,976)         --     (116,697)
                                                --------    --------     -------    ---------
                                                 324,605      28,739          --      353,344
                                                --------    --------     -------    ---------
Investment in and Advances to
  Subsidiaries.................................  (37,417)         --      37,417           --
                                                --------    --------     -------    ---------
Other Assets...................................    9,608         631          --       10,239
                                                --------    --------     -------    ---------
                                                $323,846    $ 39,772     $37,417    $ 401,035
                                                ========    ========     =======    =========

                           LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities $ 29,665    $ 14,137     $    --    $  43,802
 Current maturities on long-term debt..........      511          --          --          511
                                                --------    --------     -------    ---------
                                                  30,176      14,137          --       44,313
Payable to Plains Resources Inc................  161,789      63,207          --      224,996
Long-Term Debt.................................    1,533          --          --        1,533
Other Long-Term Liabilities....................       --          --          --           --
Deferred Income Taxes..........................   19,316        (155)         --       19,161
Combined Owners' Equity........................  111,032     (37,417)     37,417      111,032
                                                --------    --------     -------    ---------
                                                $323,846    $ 39,772     $37,417    $ 401,035
                                                ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME

                         Year Ended December 31, 2001



                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations Combined
                                                 ------   ------------ ------------ --------
                                                               (In thousands)
Revenues
 Crude oil and liquids......................... $124,250    $50,645      $     --   $174,895
 Natural gas...................................   28,771         --            --     28,771
 Other operating revenues......................       --        473            --        473
                                                --------    -------      --------   --------
                                                 153,021     51,118            --    204,139
                                                --------    -------      --------   --------
Costs and Expenses
 Production expenses...........................   41,458     22,337            --     63,795
 General and administrative....................    8,708      1,502            --     10,210
 Depreciation, depletion and
   amortization................................   18,413      5,692            --     24,105
                                                --------    -------      --------   --------
                                                  68,579     29,531            --     98,110
                                                --------    -------      --------   --------
Income from Operations.........................   84,442     21,587            --    106,029

Other Income (Expense)
 Equity in earnings of subsidiaries............   11,528         --       (11,528)        --
 Interest expense..............................  (10,679)    (6,732)           --    (17,411)
 Interest and other income.....................       94        369            --        463
                                                --------    -------      --------   --------
Income Before Income Taxes and Cumulative
  Effect of Accounting Change..................   85,385     15,224       (11,528)    89,081
 Income tax expense
   Current.....................................   (2,832)    (3,182)           --     (6,014)
   Deferred....................................  (27,620)      (754)           --    (28,374)
                                                --------    -------      --------   --------
Income Before Cumulative Effect of
  Accounting Change............................   54,933     11,288       (11,528)    54,693
 Cumulative effect of accounting change, net of
   tax benefit.................................   (1,762)       240            --     (1,522)
                                                --------    -------      --------   --------
Net Income..................................... $ 53,171    $11,528      $(11,528)  $ 53,171
                                                ========    =======      ========   ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME

                         Year Ended December 31, 2000



                                                      Guarantor   Intercompany
                                            Issuer   Subsidiaries Eliminations Combined
                                            ------   ------------ ------------ --------
                                                          (In thousands)
Revenues
 Crude oil and liquids.................... $ 85,921    $40,513      $    --    $126,434
 Natural gas..............................   16,017         --           --      16,017
                                           --------    -------      -------    --------
                                            101,938     40,513           --     142,451
                                           --------    -------      -------    --------
Costs and Expenses
  Production expenses.....................   35,278     20,950           --      56,228
  General and administrative..............    5,168      1,140           --       6,308
  Depreciation, depletion and amortization   15,450      3,409           --      18,859
                                           --------    -------      -------    --------
                                             55,896     25,499           --      81,395
                                           --------    -------      -------    --------
Income from Operations....................   46,042     15,014           --      61,056

Other Income (Expense)
 Equity in earnings of subsidiaries.......    6,859         --       (6,859)         --
 Interest expense.........................  (10,212)    (5,673)          --     (15,885)
 Interest and other income................      213        130           --         343
                                           --------    -------      -------    --------
Income Before Income Taxes................   42,902      9,471       (6,859)     45,514
 Income tax expense
   Current................................     (168)    (2,263)          --      (2,431)
   Deferred...............................  (13,985)      (349)          --     (14,334)
                                           --------    -------      -------    --------
Net Income................................ $ 28,749    $ 6,859      $(6,859)   $ 28,749
                                           ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME

                         Year Ended December 31, 1999



                                              Guarantor   Intercompany
                                     Issuer  Subsidiaries Eliminations Combined
                                     ------  ------------ ------------ --------
                                                   (In thousands)
Revenues
 Crude oil and liquids............. $73,073    $29,317      $    --    $102,390
 Natural gas.......................   5,095         --           --       5,095
                                    -------    -------      -------    --------
                                     78,168     29,317           --     107,485
                                    -------    -------      -------    --------
Costs and Expenses
 Production expenses...............  35,526     15,001           --      50,527
 General and administrative........   3,469        898           --       4,367
 Depreciation, depletion and
   amortization....................  11,154      2,175           --      13,329
                                    -------    -------      -------    --------
                                     50,149     18,074           --      68,223
                                    -------    -------      -------    --------
Income from Operations.............  28,019     11,243           --      39,262
Other Income (Expense)
 Equity in earnings of subsidiaries   4,782         --       (4,782)         --
 Interest expense..................  (9,447)    (5,465)          --     (14,912)
 Interest and other income.........      44         43           --          87
                                    -------    -------      -------    --------
Income Before Income Taxes.........  23,398      5,821       (4,782)     24,437
 Income tax (expense) benefit......
   Current.........................   1,038     (1,543)          --        (505)
   Deferred........................  (5,331)       504           --      (4,827)
                                    -------    -------      -------    --------
Net Income......................... $19,105    $ 4,782      $(4,782)   $ 19,105
                                    =======    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS

                         Year Ended December 31, 2001



                                                         Guarantor   Intercompany
                                               Issuer   Subsidiaries Eliminations  Combined
                                               ------   ------------ ------------ ---------
                                                             (In thousands)
Cash Flows From Operating Activities
Net income.................................. $  53,171    $ 11,528     $(11,528)  $  53,171
Items not affecting cash flows from
 operating activities:
 Depreciation, depletion and amortization...    18,413       5,692           --      24,105
 Equity in earnings of subsidiaries.........   (11,528)                  11,528
 Deferred income taxes......................    27,620         754           --      28,374
 Cumulative effect of adoption of
   accounting change........................     1,762        (240)          --       1,522
 Change in derivative fair value............        (7)      1,062           --       1,055
 Other noncash items........................       263         733           --         996
Change in assets and liabilities from
 operating activities:
 Accounts receivable and other assets.......     9,449        (252)          --       9,197
 Inventories................................      (586)         (5)          --        (591)
 Accounts payable and other liabilities.....       157      (1,178)          --      (1,021)
                                             ---------    --------     --------   ---------
Net cash provided by operating
 activities.................................    98,714      18,094           --     116,808
                                             ---------    --------     --------   ---------
Cash Flows From Investing Activities
Acquisition, exploration and
  developments costs........................  (108,577)    (17,176)          --    (125,753)
Additions to other property and equipment...      (127)         --           --        (127)
                                             ---------    --------     --------   ---------
 Net cash used in investing activities......  (108,704)    (17,176)          --    (125,880)
                                             ---------    --------     --------   ---------
Cash Flows From Financing Activities
Principal payments of long-term debt........      (511)         --           --        (511)
Receipts from (payments to) Plains
 Resources Inc..............................    10,272      (1,212)          --       9,060
                                             ---------    --------     --------   ---------
Net cash provided by (used in)
 financing activities.......................     9,761      (1,212)          --       8,549
                                             ---------    --------     --------   ---------
Net increase (decrease) in cash and cash
  equivalents...............................      (229)       (294)          --        (523)
Cash and cash equivalents, beginning of year       240         296           --         536
                                             ---------    --------     --------   ---------
Cash and cash equivalents, end of year...... $      11    $      2     $     --   $      13
                                             =========    ========     ========   =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS

                         Year Ended December 31, 2000



                                                        Guarantor   Intercompany
                                              Issuer   Subsidiaries Eliminations Combined
                                              ------   ------------ ------------ --------
                                                            (In thousands)
Cash Flows From Operating Activities
Net income.................................. $ 28,749    $  6,859     $(6,859)   $ 28,749
Items not affecting cash flows from
  operating activities:
 Depreciation, depletion and amortization...   15,450       3,409          --      18,859
 Equity in earnings of subsidiaries.........   (6,859)                  6,859          --
 Deferred income taxes......................   13,985         349          --      14,334
 Other noncash items........................       --                                  --
Change in assets and liabilities from
  operating activities:
 Accounts receivable and other assets.......    7,192         405          --       7,597
 Inventories................................      228        (423)         --        (195)
 Accounts payable and other liabilities.....    9,745         375          --      10,120
                                             --------    --------     -------    --------
Net cash provided by operating activities...   68,490      10,974          --      79,464
                                             --------    --------     -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and developments
  costs.....................................  (54,782)    (15,723)         --     (70,505)
Additions to other property and equipment...     (359)         (7)         --        (366)
                                             --------    --------     -------    --------
Net cash used in investing activities.......  (55,141)    (15,730)         --     (70,871)
                                             --------    --------     -------    --------
Cash Flows From Financing Activities
Principal payments of long-term debt........     (511)         --          --        (511)
Receipts from (payments to) Plains
  Resources Inc.............................  (12,803)        182          --     (12,621)
                                             --------    --------     -------    --------
Net cash provided by (used in)
  financing activities......................  (13,314)        182          --     (13,132)
                                             --------    --------     -------    --------
Net increase (decrease) in cash and
  cash equivalents..........................       35      (4,574)         --      (4,539)
Cash and cash equivalents, beginning of year      205       4,870          --       5,075
                                             --------    --------     -------    --------
Cash and cash equivalents, end of year...... $    240    $    296     $    --    $    536
                                             ========    ========     =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS

                         Year Ended December 31, 1999



                                                     Guarantor   Intercompany
                                           Issuer   Subsidiaries Eliminations Combined
                                           ------   ------------ ------------ --------
                                                         (In thousands)
Cash Flows From Operating Activities
Net income............................... $ 19,105    $ 4,782      $(4,782)   $ 19,105
Items not affecting cash flows from
  operating activities:
 Depreciation, depletion and amortization   11,154      2,175           --      13,329
 Equity in earnings of subsidiaries......   (4,782)                  4,782          --
 Deferred income taxes...................    5,331       (504)          --       4,827
 Other noncash items.....................
Change in assets and liabilities from
  operating activities:
 Accounts receivable and other assets....  (24,329)    (7,287)          --     (31,616)
 Inventories.............................       38       (624)          --        (586)
 Accounts payable and other liabilities..  (13,669)    13,219           --        (450)
                                          --------    -------      -------    --------
Net cash provided by operating activities   (7,152)    11,761           --       4,609
                                          --------    -------      -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and
  developments costs.....................  (51,348)    (7,819)          --     (59,167)
Additions to other property and equipment     (154)       (41)          --        (195)
                                          --------    -------      -------    --------
Net cash used in investing activities....  (51,502)    (7,860)          --     (59,362)
                                          --------    -------      -------    --------
Cash Flows From Financing Activities
Principal payments of long-term debt.....     (511)        --           --        (511)
Receipts from (payments to) Plains
  Resources Inc..........................   59,232        969           --      60,201
                                          --------    -------      -------    --------
Net cash provided by (used in)
  financing activities...................   58,721        969           --      59,690
                                          --------    -------      -------    --------
Net increase (decrease) in cash and
  cash equivalents.......................       67      4,870           --       4,937
Cash and cash equivalents, beginning
  of year................................      138         --           --         138
                                          --------    -------      -------    --------
Cash and cash equivalents, end of year... $    205    $ 4,870      $    --    $  5,075
                                          ========    =======      =======    ========

================================================================================


   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. this prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                               -----------------

                               TABLE OF CONTENTS


                                                          Page
                                                          ----
                  Prospectus Summary.....................   1
                  Summary Financial Information..........   7
                  Summary Reserve and Production Data....   9
                  Risk Factors...........................  10
                  Special Note Regarding Forward-Looking
                    Statements...........................  21
                  Use of Proceeds........................  22
                  Dividend Policy........................  22
                  Capitalization.........................  23
                  Dilution...............................  24
                  Selected Historical Combined Financial
                    and Other Data.......................  25
                  Management's Discussion and Analysis
                    of Financial Condition and Results of
                    Operations...........................  26
                  Business...............................  40
                  Management.............................  55
                  Principal Stockholder..................  63
                  Certain Transactions...................  64
                  Description of Capital Stock...........  74
                  Shares Eligible for Future Sale........  76
                  Underwriting...........................  78
                  Legal Matters..........................  80
                  Experts................................  80
                  Where You Can Find More Information....  80
                  Index to Financial Statements.......... F-1


                               -----------------


   Through and including      , 2002 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


================================================================================

================================================================================

                                    Shares


                    Plains Exploration & Production Company


                                 Common Stock



                             Goldman, Sachs & Co.


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution


    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee.


                                                         Amount
                                                       to be Paid
                                                       ----------
              SEC registration fee.................... $    9,200
              NASD filing fee.........................     10,500
              New York Stock Exchange listing fee.....    250,000
              Printing and engraving expenses.........    400,000
              Legal fees and expenses.................  1,250,000
              Accounting fees and expenses............    750,000
              Blue Sky qualification fees and expenses      5,000
              Transfer agent and registrar fees.......      5,000
              Miscellaneous fees......................    150,300
                                                       ----------
                 Total................................ $2,830,000
                                                       ==========





Item 14.  Indemnification of Directors and Officers


    Our Certificate of Incorporation provides that we must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was one of our directors or officers or by reason of the fact that such director or officer, at our request, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

    Additionally, our Bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the Delaware General Corporation Law (the "GCL"). Our Bylaws generally follow the language of
Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on our records or books of account or those of another enterprise, or on information supplied to him by our officers or the officers of another enterprise in the course of their duties, or on the advice of our legal counsel or the legal counsel of another enterprise or on information or records given or reports made to us or to another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by us or another enterprise.

    Pursuant to Section 145 of the GCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in our right, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to us unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. We also have the power to purchase and maintain insurance for such persons.


    Although the above discussion summarizes the material provisions of our Certificate of Incorporation and Bylaws and Section 145 of the GCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.


    Reference is also made to the Underwriting Agreement contained in Exhibit
1.1 hereto, which provides for the indemnification of our officers and directors against certain liabilities.


Item 15.  Recent Sales of Unregistered Securities



    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued, at an issue price of 98.376%, $200.0 million of 8.75% senior subordinated notes due 2012. The 8.75% notes were issued to J.P. Morgan Securities Inc., Goldman, Sachs & Co., Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Fleet Securities, Inc. and Fortis Investment Services LLC in an exempt transaction under Rule 144A and Regulation S of the Securities Act of 1933, as amended. These notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future domestic restricted subsidiaries. We have agreed to file a registration statement with the SEC so that holders of these notes can exchange these notes for registered notes having substantially the same terms. We distributed the net proceeds of $195.3 million from the sale of these notes, together with $117.6 million in initial borrowings under our credit facility, to Plains Resources, which used the proceeds to:



   .  redeem its 10.25% senior subordinated notes;



   .  repay $25.0 million outstanding under its credit facility; and



   .  pay $0.9 million in fees related to its credit facility.



    Plains Exploration & Production Company has not sold any other securities, registered or otherwise, within the past three years.

Item 16.  Exhibits


    (a) Exhibits


 Exhibit
 Number                                           Description
 ------                                           -----------

  1.1***    Form of Underwriting Agreement.

  3.1***    Form of Certificate of Incorporation.

  3.2***    Form of Bylaws.

  4.1***    Form of Common Stock Certificate.

  4.2*      Indenture dated July 3, 2002 among Plains Exploration & Production Company, L.P.,
            Plains E&P Company, the Subsidiary Guarantors parties thereto, and JPMorgan Chase
            Bank, as Trustee.

  4.3*      Form of 8 3/4% Senior Subordinated Note (included in Exhibit 4.2).

  4.4*      Registration Rights Agreement dated July 3, 2002 among Plains Exploration & Production
            Company, L.P., Plains E&P Company, Aurgello Inc. and Plains Illinois.

  5.1***    Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

  10.1*     Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production
            Company, L.P. and Plains Resources Inc.

  10.2*     Plains Exploration and Production Company, L.P. Transition Services Agreement dated
            July 3, 2002 between Plains Exploration & Production Company, L.P. and Plains
            Resources Inc.

  10.3*     Plains Resources Inc. Transition Services Agreement dated July 3, 2002 between Plains
            Resources Inc. and Plains Exploration & Production Company, L.P.

  10.4*     Tax Allocation Agreement dated July 3, 2002 between Plains Exploration & Production
            Company, L.P. and Plains Resources Inc.

  10.5*     Technical Services Agreement dated July 3, 2002 between Plains Exploration &
            Production Company, L.P. and Plains Resources Inc.

  10.6*     Intellectual Property Agreement dated July 3, 2002 between Plains Exploration &
            Production Company, L.P. and Plains Resources Inc.

  10.7*     Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production
            Company, L.P. and Plains Resources Inc.

  10.8**    Purchase and Sale Agreement dated June 4, 1999, by and among Plains Resources Inc.,
            Chevron U.S.A., Inc., and Chevron Pipe Line Company.

  10.9**    Crude Oil Marketing Agreement dated as of November 23, 1998 among Plains Resources
            Inc., Plains Illinois Inc., Stocker Resources, L.P., Calumet Florida, Inc. and Plains
            Marketing, L.P.

  10.10**   Letter Agreement dated as of October 23, 2001 by and between Plains Marketing, L.P.
            and Stocker Resources, L.P.

  10.11*    Credit Agreement dated July 3, 2002 among Plains Exploration & Production Company,
            L.P., JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office
            Chicago) and Fleet National Bank, as Syndication Agents, BNP Paribas and Fortis Capital
            Corp., as Documentation Agents, and the Lenders party thereto.

 Exhibit
 Number                                           Description
 ------                                           -----------

  10.12*    First Amendment, effective as of July 19, 2002, to Credit Agreement dated as of July 3,
            2002 among Plains Exploration & Production Company, L.P., as Borrower, JPMorgan
            Chase Bank, as administrative agent, Bank One, NA and Fleet National Bank, as
            Syndication Agents, BNP Paribas and Fortis Capital Corp., as Documentation Agents, and
            the Lenders party thereto.

  21.1*     Subsidiaries of Plains Exploration & Production Company.

  23.1*     Consent of PricewaterhouseCoopers LLP.

  23.2***   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).

  23.3*     Consent of Netherland, Sewell & Associates, Inc.

  23.4*     Consent of Ryder Scott Company.

  23.5*     Consent of H.J. Gruy and Associates, Inc.

  24.1*     Powers of Attorney (included on the signature page).


--------

*   Filed herewith.


**  Previously filed.


*** To be filed by amendment.


    (b) Financial Statements and Schedules


Item 17.  Undertakings


    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on August 28, 2002.



                                          PLAINS EXPLORATION & PRODUCTION


                                          COMPANY, L.P.


                                          By: Stocker Resources, Inc.,
                                             its general partner

                                          By:

                                                /S/  JOHN T. RAYMOND

                                            ------------------------------------
                                                     John T. Raymond
                                                        President




                               POWER OF ATTORNEY





    KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John T. Raymond and Timothy T. Stephens, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendment) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



               Name                       Title                  Date
               ----                       -----                  ----

       /S/  JOHN T. RAYMOND      President and Director     August 28, 2002
     ------------------------ (Principal Executive Officer)
         John T. Raymond


     /S/  CYNTHIA A. FEEBACK   Vice President & Treasurer   August 28, 2002
     ------------------------    (Principal Financial and
        Cynthia A. Feeback          Accounting Officer)


     /S/  TIMOTHY T. STEPHENS   Vice President, Secretary   August 28, 2002
     ------------------------          and Director
       Timothy T. Stephens

                                 EXHIBIT INDEX


 Exhibit
 Number                                           Description
 ------                                           -----------
  1.1***    Form of Underwriting Agreement.
  3.1***    Form of Certificate of Incorporation.
  3.2***    Form of Bylaws.
  4.1***    Form of Common Stock Certificate.
  4.2*      Indenture dated July 3, 2002 among Plains Exploration & Production Company, L.P.,
            Plains E&P Company, the Subsidiary Guarantors parties thereto, and JPMorgan Chase
            Bank, as Trustee.
  4.3*      Form of 8 3/4% Senior Subordinated Note (included in Exhibit 4.2).
  4.4*      Registration Rights Agreement dated July 3, 2002 among Plains Exploration & Production
            Company, L.P., Plains E&P Company, Aurgello Inc. and Plains Illinois.
  5.1***    Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
  10.1*     Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production
            Company, L.P. and Plains Resources Inc.
  10.2*     Plains Exploration and Production Company, L.P. Transition Services Agreement dated
            July 3, 2002 between Plains Exploration & Production Company, L.P. and Plains
            Resources Inc.
  10.3*     Plains Resources Inc. Transition Services Agreement dated July 3, 2002 between Plains
            Resources Inc. and Plains Exploration & Production Company, L.P.
  10.4*     Tax Allocation Agreement dated July 3, 2002 between Plains Exploration & Production
            Company, L.P. and Plains Resources Inc.
  10.5*     Technical Services Agreement dated July 3, 2002 between Plains Exploration &
            Production Company, L.P. and Plains Resources Inc.
  10.6*     Intellectual Property Agreement dated July 3, 2002 between Plains Exploration &
            Production Company, L.P. and Plains Resources Inc.
  10.7*     Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production
            Company, L.P. and Plains Resources Inc.
  10.8**    Purchase and Sale Agreement dated June 4, 1999, by and among Plains Resources Inc.,
            Chevron U.S.A., Inc., and Chevron Pipe Line Company.
  10.9**    Crude Oil Marketing Agreement dated as of November 23, 1998 among Plains Resources
            Inc., Plains Illinois Inc., Stocker Resources, L.P., Calumet Florida, Inc. and Plains
            Marketing, L.P.
  10.10**   Letter Agreement dated as of October 23, 2001 by and between Plains Marketing, L.P.
            and Stocker Resources, L.P.
  10.11*    Credit Agreement dated July 3, 2002 among Plains Exploration & Production Company,
            L.P., JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office
            Chicago) and Fleet National Bank, as Syndication Agents, BNP Paribas and Fortis Capital
            Corp., as Documentation Agents, and the Lenders party thereto.
  10.12*    First Amendment, effective as of July 19, 2002, to Credit Agreement dated as of July 3,
            2002 among Plains Exploration & Production Company, L.P., as Borrower, JPMorgan
            Chase Bank, as administrative agent, Bank One, NA and Fleet National Bank, as
            Syndication Agents, BNP Paribas and Fortis Capital Corp., as Documentation Agents, and
            the Lenders party thereto.
  21.1*     Subsidiaries of Plains Exploration & Production Company.
  23.1*     Consent of PricewaterhouseCoopers LLP.
  23.2***   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).
  23.3*     Consent of Netherland, Sewell & Associates, Inc.
  23.4*     Consent of Ryder Scott Company.
  23.5*     Consent of H.J. Gruy and Associates, Inc.
  24.1*     Powers of Attorney (included on the signature page).



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*   Filed herewith.


**  Previously filed.


*** To be filed by amendment.